As filed with the U.S. Securities and Exchange Commission on January 12, 2023

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RESHAPE LIFESCIENCES INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	26-1828101
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1001 Calle Amanecer

San Clemente, California 92673

(949) 429-6680

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul F. Hickey

President and Chief Executive Officer

ReShape Lifesciences Inc.

1001 Calle Amanecer

San Clemente, California 92673

(949) 429-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brett Hanson Emily Humbert Fox Rothschild LLP 33 South Sixth Street, Suite 3600 Minneapolis, Minnesota 55402 (612) 607-7000	Barry I. Grossman Sarah Williams Matthew Bernstein Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300 (telephone number) (212) 370-7889 (facsimile number)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 12, 2023

PRELIMINARY PROSPECTUS

[●] UNITS CONSISTING OF COMMON STOCK,

OR PRE-FUNDED WARRANTS TO PURCHASE SHARES OF COMMON STOCK,

AND WARRANTS TO PURCHASE SHARES OF COMMON STOCK

We are offering up to [●] units, each consisting of one share of our common stock, par value $0.001 per share, and one warrant to purchase one and one-half shares of common stock, in a firm commitment underwritten public offering at an assumed offering price of $7.53 per unit, which is equal to the closing price of our common stock on the Nasdaq Capital Market on January 5, 2023, for gross proceeds of approximately $8.5 million. Each common warrant will have an exercise price of $[●] per share of common stock (equal to 100% of the public offering price of each unit sold in this offering), will be exercisable immediately, and will expire five years from the date of issuance.

We are also offering to each purchaser of units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock immediately following the consummation of this offering the opportunity to purchase units consisting of one pre-funded warrant (in lieu of one share of common stock) and one common warrant. A holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one share of common stock. The purchase price of each unit including a pre-funded warrant will be equal to the price per unit including one share of common stock, minus $0.0001, and the remaining exercise price of each pre-funded warrant will equal $0.0001 per share. The pre-funded warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each unit including a pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of units including a share of common stock we are offering will be decreased on a one-for-one basis.

The shares of our common stock and pre-funded warrants, if any, and the accompanying common warrants can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. We are also registering the shares of common stock issuable from time to time upon exercise of the common warrants and pre-funded warrants included in the units offered hereby.

Our common stock is traded on the Nasdaq Capital Market under the symbol “RSLS.” On January 5, 2023, the closing price for our common stock, as reported on the Nasdaq Capital Market, was $7.53 per share. The public offering price per unit will be determined at the time of pricing and may be at a discount to the then current market price. The recent market price used throughout this prospectus may not be indicative of the final offering price. The final public offering price will be determined through negotiation between us and investors based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering.

There is no established public trading market for the pre-funded warrants or common warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the pre-funded warrants and common warrants will be limited. In addition, we do not intend to list the pre-funded warrants or the common warrants on the Nasdaq Capital Market, any other national securities exchange or any other trading system.

Investing in shares of our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus, as well as those risk factors described in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit(1)	Total(2)
Public offering price	$	$
Underwriting discount(3)	$	$
Proceeds, before expenses, to us	$	$
(1)	Units consist of one share of common stock, or one pre-funded warrant to purchase one share of common stock, and one common warrant to purchase one and one-half shares of common stock.
(2)	We have granted the underwriters an option to purchase an additional [●] shares of common stock and/or warrants to purchase [●] additional shares of common stock from us (being up to 15% of the shares of common stock (including shares underlying pre-funded warrants) and/or up to 15% of the common warrants sold in this offering), in any combination thereof, at the public offering price per share and public offering price per common warrant, respectively, less the underwriting discounts and commissions, for 45 days from the date of this prospectus.
(3)	The underwriting discount shall equal 7.0% of the gross proceeds of the securities sold by us in this offering. The underwriter will receive compensation in addition to the underwriting discount described above. See “Underwriting” for a description of compensation payable to the underwriter.

We anticipate that delivery of the securities against payment will be made on or about [●], 2023.

Maxim Group LLC

The date of this prospectus is [●], 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 for the offering by us of units consisting of shares of common stock, or pre-funded warrants, and warrants to purchase shares of common stock.

You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus, even though this prospectus is delivered or our securities registered under the registration statement of which this prospectus forms a part are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find Additional Information” in this prospectus.

Neither we nor the underwriter have authorized anyone to provide any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities of the Company in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We obtained certain statistical data, market data and other industry data and forecasts used in this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”.

Effective December 23, 2022 we effected a 1-for-50 reverse stock split of our issued and outstanding common stock (the “Reverse Stock Split”). All references to shares of our common stock in this prospectus refer to the number of shares of common stock after giving effect to the Reverse Stock Split and are presented as if the Reverse Stock Split had occurred at the beginning of the earliest period presented.

ii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider the more detailed information included in this prospectus, including risk factors, see “Risk Factors” beginning on page 7 of this prospectus, and our most recent consolidated financial statements and related notes.

Throughout this prospectus, the terms “we,” “us,” “our,” “ReShape,” and “our company” refer to ReShape LifeSciences Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context requires otherwise.

About ReShape Lifesciences Inc.

ReShape Lifesciences Inc. is a worldwide premier weight-loss solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease throughout the care continuum.

Our current portfolio includes the FDA-approved and reimbursed Lap-Band® system, which provides minimally invasive, long-term treatment of obesity and is a safer surgical alternative to more invasive and extreme surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. Our ReShapeCareTM virtual health coaching program is a novel weight-management program that supports healthy lifestyle changes for all medically managed weight-loss patients, not just individuals who qualify for Lap-Band surgery, further expanding our reach and market opportunity. Our ReShape MarketplaceTM online store provides top of the line products with bariatric patients in mind. Our ReShape OptimizeTM supplement options, purchased through the ReShape Marketplace, include multivitamins, probiotics, calcium, vitamin D, protein, and other therapeutic offerings to optimize health.

In August of 2022, the Board of Directors of the Company appointed Paul F. Hickey as President and Chief Executive Officer. Under this new leadership, the Company has pivoted its business strategy with the intent of helping ensure a path of growth and profitability. The three growth strategies, or pillars for growth that the Company intends to execute are:

●	Growth Pillar I: Executing a disciplined, metrics-driven business operations.

This first growth pillar is, in the Company’s opinion, paramount for ReShape in order to deliver shareholder value and, ultimately, profitability. Since shortly after Mr. Hickey’s appointment, ReShape has made a number of operational changes to help ensure future performance and return on investment by prioritizing investments supporting revenue growth. As an example, the Company moved towards a highly targeted, direct-to-consumer marketing campaign to help yield both higher quality and lower cost patient leads in specific markets that align with surgeon advocates. As a result, lead cost in the third and fourth quarters of 2022 dropped over 50% as compared to the second quarter of 2022. The company has also taken steps to right-size the organization in several areas to ensure sustainability and scalability.

In executing the first growth pillar, the Company will continue to focus on revenue growth and profitability. Once the Company completes this offering, it believes it will have sufficient cash on hand to execute on its goal of becoming profitable within the next 18 months. This estimated timeline could be compressed or extended depending on many factors, including revenue growth from new product introductions, or strategic investments not yet foreseen.

●	Growth Pillar II: Expanding the product portfolio and future product pipeline.

ReShape’s second growth pillar is intended to further differentiate the Company as a leading provider of innovative products and services to meet unmet customer needs. ReShape is committed to drive and scale its new product development and commercialization capacity, providing a cadence to new product introductions and revenue growth.

Management anticipates that new product revenue in 2023 will include both ReShape Calibration Tube line extensions and ReShapeCare. The ReShape Calibration Tube is utilized in the majority of bariatric surgeries performed today and provides a cross-selling opportunity with access to accounts that may not be utilizing Lap-Band.

ReShapeCare could have revenue opportunities with employees of large, self-insured employers, with potential Lap-Band patient pre- and post-surgical support, as well as individuals who may not need physician-led weight loss management.

Potential new product revenues beyond 2023 include the Lap-Band 2.0, which is anticipated to be filed with the FDA in the first half of 2023 with feedback from the FDA expected by 2023 year-end. The Lap-Band 2.0 is designed to reduce the required postoperative physician office-based Lap-Band adjustments.

The ReShape Obalon® Balloon system is the first and only swallowable, gas filled, FDA-approved balloon system. In 2023 the Company plans on further evaluating OEM partnerships and distribution partnerships that would be intended to support the successful relaunch and commercialization of the balloon system.

ReShape remains committed to furthering our proprietary Diabetes Bloc-Stim Neuromodulation (DBSN) technology that can potentially eliminate the need for medications by those with type 2 diabetes. The DBSN device is a technology under development as a new treatment for type 2 diabetes mellitus. The device is expected to use bioelectronics to manage blood glucose in treatment of diabetes and individualized 24/7 glucose control. The DBSN technology development has received nondilutive NIH grant support.

●	Growth Pillar III: Ensuring that the portfolio spans the weight loss care continuum and is evidence-based.

Recent statements from the bariatric surgeon societies in the U.S. and abroad including the American Society for Metabolic and Bariatric Surgery (ASMBS) and the International Federation for the Surgery of Obesity and Metabolic Disorders (IFSO), confirm that obesity is a complex disease that requires personalized treatment to ensure long-term weight loss goals are achieved. ReShape’s third growth pillar represents the Company’s commitment to collaborate with healthcare professionals worldwide and further develop evidence supporting ReShape’s portfolio of treatment options.

ReShape intends to establish and work closely with its first-ever global Scientific Advisory Board (SAB) to provide needed expertise and feedback on initiatives related to the Company’s growth pillars. The SAB will include surgeons from the U.S. and abroad who have expertise and perspective necessary to validate the Company’s direction and priorities. It is anticipated the SAB will be formed in early 2023.

Our Product Portfolio

Lap-Band System

The Lap-Band System is designed to provide minimally invasive long-term treatment of severe obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. Unlike other invasive anatomy altering procedures, the Lap-Band System is adjustable post-operatively via a saline-filled silicone band that is laparoscopically placed around the upper part of the stomach through a small incision, creating a small pouch at the top of the stomach, which slows the passage of food and creates a sensation of fullness. The procedure can normally be performed as an outpatient procedure and patients can go home the day of the procedure without the need for an overnight hospital stay.

ReShape Calibration Tubes

The ReShape Calibration tubes are multifunctional devices compared to reusable bougies and disposable gastric tubes. The Calibration tubes are designed to be less traumatic to the patient, as they are intended to fit the lesser curvature of the stomach more easily and quickly reach the pylorus. In August of 2022, we announced FDA clearance of three new sizes – 32, 36, and 40 French – all designed to simplify bariatric procedures such as laparoscopic sleeve gastrectomy, gastric bypass, and adjustable gastric banding. We are ramping up production and moving rapidly towards a full release of this product in early 2023.

ReShapeCare

ReShapeCare is a HIPAA-compliant, virtual coaching program that enhances behavior change through engagement with ReShape’s Welcome Specialists and Health Coaches. The ReShapeCare program is based on four established dimensions of successful behavior: change sleep, nutrition, exercise and stress. It is designed to provide flexible structure and support from a live ReShapeCare certified health coach in a manner that is simple, affordable and practical.

ReShape Marketplace

ReShape Marketplace is an online store developed with bariatric patients in mind in order to focus on the four dimensions of successful behavior changes. Within the ReShape Marketplace, we have ReShape Optimize, which meets all the nutrient needs to stay healthy. The ReShape Marketplace provides the highest quality products for exercising, that can have immediate and long-term health benefits, sleep which plays a vital role in good health and well-being, and stress to effectively manage stress to make your life happier, healthier and more productive.

Lap-Band 2.0 System

The Lap-Band 2.0, like the original Lap-Band System, is designed to provide minimally invasive long-term treatment of severe obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. Unlike more invasive and anatomy altering surgeries, the Lap-Band 2.0 is adjustable postoperatively to increase or decrease the pressure to the band in order to optimize an individual’s comfort and therapy effectiveness. The Lap-Band 2.0 system includes a reservoir technology designed to minimize postoperative in-office patient band adjustments, thereby potentially improving an individual’s tolerance for the Lap-Band 2.0.

ReShape Obalon Balloon System

The Obalon Balloon System consists of a swallowable capsule that contains an inflatable balloon attached to a microcatheter; the Obalon Navigation System console, which is a combination of hardware and software used to dynamically track and display the location of the balloon during placement; the Obalon Touch Inflation Dispenser, which is a semi-automated, hand-held inflation device used to inflate the balloon once it is placed; and a disposable canister filled with our proprietary mixture of gas. We continue to explore the compliance requirements, manufacturing viability and quality system controls necessary for re-introducing the Obalon Balloon System.

DBSN Device

The DBSN device is a technology under development as a new treatment for type 2 diabetes mellitus (T2DM). It combines ReShape Lifesciences’ proprietary Vagus Nerve Block (vBloc) technology platform in combination with Vagus nerve stimulation. This new dual Vagus nerve neuromodulation device selectively modulates vagal block and stimulation to the liver and pancreas to manage blood glucose. Our DBSN device is expected to use bioelectronics to manage blood glucose in treatment of diabetes and individualized 24/7 glucose control. The goal is to reduce costs of treatment and complications that arise from poorly controlled blood glucose and non-compliance to T2DM medication.

Recent Developments

On July 19, 2022, we received a written notice from The Nasdaq Stock Market indicating that we were not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. The notice provided that we have until January 16, 2023 to regain compliance. If at any time during this period the closing bid price of our common stock is at least $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide us with a written confirmation of compliance and the matter will be closed. In order to regain compliance with the bid price requirement, we effected a 1-for-50 reverse stock split of our issued and outstanding common stock on December 23, 2022. Following the reverse stock split, the closing bid price of our common stock has been at least $1.00 for at least 10 consecutive business days as of the date of this prospectus. Therefore, we expect Nasdaq to provide us with written confirmation of compliance.

On July 27, 2022, the Company announced that its Board of Directors has appointed Paul F. Hickey as President and Chief Executive Officer and a member of the Board of Directors, effective August 15, 2022. Dan W. Gladney, current Chair of the Board of Directors, assumed a more active role as Executive Chair, supporting Mr. Hickey and the Company on strategic matters.

On September 16, 2022, the Company was awarded a $300 thousand, Small Business Innovation Research grant for the development of ReShape’s DBSN device. This device utilizes its proprietary vagus nerve block (vBloc) technology platform, combined with vagus nerve stimulation, for the treatment of Type 2 diabetes and metabolic disorders. Specifically, the grant will fund development of the device for the treatment of hypoglycemia.

Our Corporate Information

We were incorporated under the laws of Delaware on January 2, 2008. On June 15, 2021, we completed a merger with Obalon Therapeutics, Inc. Pursuant to the merger agreement, a wholly owned subsidiary of Obalon merged with and into ReShape, with ReShape surviving the merger as a wholly owned subsidiary of Obalon. As a result of the merger, Obalon, the parent company, was renamed “ReShape Lifesciences Inc.” and ReShape was renamed ReShape Weightloss Inc. ReShape Lifesciences shares of common stock trade on the Nasdaq under the symbol RSLS.

Our principal executive offices are located at 1001 Calle Amanecer, San Clemente, California 92673, and our telephone number is (949) 429-6680. Our website address is www.reshapelifesciences.com. The information on, or that may be accessed through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

THE OFFERING

Issuer:	ReShape Lifesciences Inc., a Delaware corporation

Units offered:

Up to [●] units on a firm commitment basis at an assumed public offering price of $7.53 per unit. Each unit consists of one share of common stock and one warrant to purchase one and one-half shares of common stock.

We are also offering to each purchaser, with respect to the purchase of units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase one pre-funded warrant in lieu of one share of common stock. A holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one share of common stock. The purchase price per pre-funded warrant will be equal to the price per share of common stock, minus $0.0001, and the exercise price of each pre-funded warrant will equal $0.0001 per share. The pre-funded warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time in perpetuity until all of the pre-funded warrants are exercised in full. The units will not be certificated or issued in stand-alone form. The shares of common stock, and/or pre-funded warrants, and the common warrants comprising the units are immediately separable upon issuance and will be issued separately in this offering.

Description of common warrants:

The common warrants will be immediately exercisable on the date of issuance and expire on the five-year anniversary of the date of issuance at an initial exercise price per share equal to $[●] (equal to 100% of the public offering price of each unit sold in this offering), subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The terms of the common warrants will be governed by a Warrant Agency Agreement, dated as of the closing date of this offering, that we expect to be entered into between us and American Stock Transfer & Trust Company, LLC or its affiliate (the “Warrant Agent”). This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common warrants. For more information regarding the common warrants, you should carefully read the section titled “Description of Securities We Are Offering” in this prospectus.

Over-allotment option

We have granted the underwriters an option to purchase an additional [●] shares of common stock and/or warrants to purchase [●] additional shares of common stock from us (being up to 15% of the shares of common stock (including shares underlying pre-funded warrants) and/or up to 15% of the common warrants sold in this offering), in any combination thereof, at the public offering price per share and public offering price per common warrant, respectively, less the underwriting discounts and commissions, for 45 days from the date of this prospectus.

Assumed public offering price per unit:	$7.53 per unit

Common stock outstanding prior to this offering:	519,198 shares(1)
Common stock to be outstanding after this offering:	1,648,016 shares, based on the assumed offering price per unit set forth above and an aggregate offering amount of $8,500,000
Underwriter’s Warrants:

Upon the closing of this offering, we have agreed to issue to Maxim Group LLC (or its permitted assignees) a warrant to purchase a number of our shares of common stock equal to an aggregate of up to 5% of the total number of securities sold in this offering, including securities sold under the underwriter’s overallotment option (the “Underwriter’s Warrant”). The Underwriter’s Warrant will have an exercise price equal to 110% of the public offering price of the Units sold in this offering and may be exercised on a cashless basis. The Underwriter’s Warrant is non-exercisable for six months from the commencement of sales closing of this offering, and will expire five years after the commencement of sales of this offering.

Use of proceeds:

We estimate that our net proceeds from this offering will be approximately $7.5 million.

We intend to use the net proceeds of this offering for working capital and general corporate purposes. See “Use of Proceeds” beginning on page 25 of this prospectus.

Risk factors:	You should read the “Risk Factors” beginning on page 7 of this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Stock exchange listing:

Our common stock is listed on the Nasdaq Capital Market under the symbol “RSLS.” We do not intend to list the common warrants or pre-funded warrants offered hereunder on any stock exchange. There are no established public trading markets for the common warrants or the pre-funded warrants, and we do not expect such markets to develop. Without an active trading market, the liquidity of the common warrants and the pre-funded warrants will be limited.

(1)	Except as otherwise noted, all information in this prospectus reflects and assumes (i) no sale of pre-funded warrants in this offering, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis and (ii) no exercise of the common warrants issued in this offering. The above discussion and table are based on 519,198 shares of common stock outstanding as of December 27, 2022 and excludes:
●	21,376 shares of common stock issuable upon the exercise of outstanding options granted as of December 27, 2022 under our equity incentive plans at a weighted average exercise price of $294.00 per share;
●	206,819 shares of common stock issuable upon the exercise of outstanding warrants issued as of December 27, 2022;
●	4,524 shares of common stock issuable upon vesting of outstanding restricted stock units granted as of December 27, 2022; and
●	10 shares of our common stock issuable upon the conversion of 95,388 shares of series C convertible preferred stock outstanding as of December 27, 2022.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this registration statement, including the consolidated financial statements and notes thereto, before deciding to invest in our securities. The occurrence of any of the events described below could have a material adverse effect on our business, financial condition, results of operations, cash flows, prospects or the value of our common stock. These risks are not the only ones that we face. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

Risks Related to Our Business and Industry

If we are unable to either substantially improve our operating results or obtain additional financing, we may be unable to continue as a going concern.

We currently do not generate revenue sufficient to offset operating costs and anticipate such shortfalls to continue, partially due to the unpredictability of new variants of COVID-19, which has resulted and may continue to result in a slow-down of elective surgeries and restrictions in some locations. As of September 30, 2022, we had net working capital of approximately $6.1 million, primarily due to cash and cash equivalents and restricted cash of $6.2 million. Additionally, our anticipated expansion of our product portfolio and future products may not come to fruition. Our principal source of liquidity as of September 30, 2022 consisted of approximately $6.2 million of cash and cash equivalents and restricted cash and $2.2 million of accounts receivable. Based on our available cash resources, we may not have sufficient cash on hand to fund our current operations for more than 12 months from the date of filing this prospectus. This condition raises substantial doubt about our ability to continue as a going concern.

Public health crises, such as the COVID-19 pandemic, have had, and could in the future have, a negative effect on our business.

Pandemics or disease outbreaks, such as the COVID-19 pandemic, have created and may continue to create significant volatility, uncertainty and economic disruption in the markets we sell our products into and operate in and may negatively impact business and healthcare activity globally. In response to the COVID-19 pandemic, governments around the world have imposed measures designed to reduce the transmission of COVID-19. In particular, elective procedures, such as the Lap-Band procedure, were delayed or cancelled, there was a significant reduction in physician office visits, and hospitals postponed or canceled purchases as well as limited or eliminated services. While elective procedures have increased from the reduced levels during the height of the COVID-19 pandemic, the reduction in elective procedures has had, and we believe may continue to have, a negative impact on the sales of our products. The extent to which fear of exposure to or actual effects of COVID-19, new variants, disease outbreak, epidemic or a similar widespread health concern impacts our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence.

We may be unable to attract and retain management and other personnel we need to succeed.

Our success depends on the services of our senior management and other key employees. The loss of the services of one or more of our officers or key employees could delay or prevent the commercialization of our Lap-Band System, ReShapeCare, ReShape Marketplace, Lap-Band 2.0, the Obalon Balloon System, and the development of our DBSN device. Our continued growth will require hiring a number of qualified clinical, scientific, commercial and administrative personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our development and commercialization activities.

The shares of series C convertible preferred stock issued in connection with our acquisition of ReShape Medical have certain rights and preferences senior to our common stock, including a liquidation preference that is senior to our common stock.

There are currently 95,388 shares of our series C convertible preferred stock outstanding, which are convertible into a total of 10 shares of our common stock. We originally issued the shares of our series C convertible preferred stock in connection with our acquisition of ReShape Medical. The series C convertible preferred stock has a liquidation preference of $274.88 per share, or approximately $26.2 million in the aggregate. In general, the series C convertible preferred stock is entitled to receive dividends (on an as-if-converted-to-common stock basis) actually paid on shares of common stock when, as and if such dividends are paid on shares of common stock. No other dividends will be paid on shares of series C convertible preferred stock. Except in connection with the election of directors and limited protective provisions, the series C convertible preferred stock generally does not have voting rights.

However, as long as any shares of series C convertible preferred stock remain outstanding, we cannot, without the affirmative vote of holders of a majority of the then-outstanding shares of series C convertible preferred stock, (a) alter or change adversely the powers, preferences or rights given to the series C convertible preferred stock (including by the designation, authorization, or issuance of any shares of preferred stock that purports to have equal rights with, or be senior in rights or preferences to, the series C convertible preferred stock), (b) alter or amend the series C convertible preferred stock certificate of designation, (c) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of series C convertible preferred stock, (d) increase the number of authorized shares of series C convertible preferred stock, (e) except for stock dividends or distributions for which adjustments are to be made pursuant to the Series C Certificate of Designation, pay dividends on any shares of capital stock of the Company, or (f) enter into any agreement with respect to any of the foregoing.

No Obalon directors, officers or employees continued with ReShape which could hinder the ability to transfer the Obalon technology, restart manufacturing operations and maintain FDA regulatory compliance for the Obalon Balloon System and negatively impact our results of operations.

Following the consummation of the merger, no directors, officers or employees of Obalon continued with ReShape. In order to restart manufacturing of the Obalon Balloon System, ReShape would have to hire and train new personnel to appropriately perform manufacturing operations that meet required performance specifications and maintain quality system and regulatory compliance related to the Obalon Balloon System without the knowledge and expertise of the Obalon management team, including completing a FDA-mandated post-approval study which was halted due to the effects of COVID-19. Obalon’s prior suppliers have not supplied Obalon since Obalon halted manufacturing and they may be unwilling or unable to supply ReShape on the prior terms or at all. Obalon has not manufactured or shipped products to customers since March 2020 and customers may not accept a relaunch of the Obalon Balloon System by ReShape.

We are a medical device company with a limited history of operations and sales, and we cannot assure you that we will ever generate substantial revenue or be profitable.

We are a medical device company with a limited operating history upon which you can evaluate our business. The success of our business will depend on our ability to generate increased sales and control costs, as well as our ability to obtain additional regulatory approvals needed to market new versions of our Lap-Band System, ReShapeCare, ReShape Marketplace, Obalon Balloon System, or regulatory approvals needed to market our DBSN device and any other products we may develop in the future, all of which we may be unable to do. If we are unable to successfully market our Lap-Band System for its indicated use, successfully launch ReShapeCare and ReShape Marketplace, re-introduce the Obalon Balloon System, or develop and commercialize the DBSN device, we may never become profitable and may have to cease operations as a result. Our lack of a significant operating history also limits your ability to make a comparative evaluation of us, our products and our prospects.

Previously, we recorded a non-cash indefinite-lived intangible assets impairment loss, which significantly impacted our results of operations, and we may be exposed to additional impairment losses that could be material.

We conduct our annual indefinite-lived intangible assets impairment analysis during the fourth quarter of each year or when circumstances suggest that an indicator for impairment may be present. Previously, we performed a qualitative impairment analysis of the in-process research and development (“IPR&D”). Due to delays in the clinical trials experienced, we revised its expectations of when revenues would commence for the ReShape Vest, thus reducing the projected near-term future net cash flows related to the ReShape Vest. During the quarter ended September 30, 2022, we stopped the clinical trials for the ReShape Vest and closed out the previous trials that occurred, as significant additional clinical work and cost would be required to achieve regulatory approval for the ReShape Vest. As such, we determined the carrying value of the IPR&D asset was impaired and recognized a non-cash impairment charge of approximately $6.9 million on the condensed consolidated balance sheet as of September 30, 2022, which reduced the value of this asset to zero. In the future, we may have additional impairments requiring us to record an impairment loss related to our remaining indefinite-lived and finite-lived intangible assets, which could also have a material adverse effect on our results of operations.

We incur significant costs as a result of operating as a public company, and our management is required to devote substantial time to compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as rules subsequently implemented by the SEC have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations result in increased legal and financial compliance costs and will make some activities more time-consuming and costly.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure. In particular, we are required to perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. We have incurred and continue to expect to incur significant expense and devote substantial management effort toward ensuring compliance with Section 404. Moreover, if we do not comply with the requirements of Section 404, or if we identify deficiencies in our internal controls that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would entail expenditure of additional financial and management resources.

For example, our management assessed the effectiveness of our internal control over financial reporting as of September 30, 2022, and determined that our internal control over financial reporting was not effective at a reasonable assurance level due to a material weaknesses in our internal control over financial reporting. We had insufficient internal resources with appropriate accounting and finance knowledge and expertise to design, implement, document and operate effective internal controls around our financial reporting process. The insufficient internal resources resulted in a lack of review over our weighted average share calculation spreadsheet which included a formula error resulting in the inaccurate reporting of our earnings per share. We are currently implementing our remediation plan to address the material weaknesses identified above. Such measures include: hiring additional accounting personnel to ensure timely reporting of significant matters; designing and implementing controls to formalize roles and review responsibilities to align with our team’s skills and experience and designing and implementing formalized controls; and designing and implementing formal processes, policies and procedures supporting our financial close process.

General economic and political conditions could have a material adverse effect on our business.

External factors can affect our financial condition. Such external factors include general domestic and global economic conditions, such as interest rates, tax law including tax rate changes, and factors affecting global economic stability, and the political environment regarding healthcare in general. We cannot predict to what extent the global economic conditions may negatively impact our business. For example, negative conditions in the credit and capital markets could impair our ability to access the financial markets for working capital and could negatively impact our ability to borrow.

We face significant uncertainty in the industry due to government healthcare reform.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. The Patient Protection and Affordable Care Act, as amended, (the “Affordable Care Act”) as well as any future healthcare reform legislation, may have a significant impact on our business. The impact of the Affordable Care Act on the health care industry is extensive and includes, among other things, the federal government assuming a larger role in the health care system, expanding healthcare coverage of United States citizens and mandating basic healthcare benefits.

Congress regularly considers legislation to replace or repeal elements or all of the Affordable Care Act. At this time, it is not clear whether the Affordable Care Act will be repealed in whole or in part, and, if it is repealed, whether it will be replaced in whole or in part by another plan and what impact those changes will have on coverage and reimbursement for healthcare items and services covered by plans that were authorized by the Affordable Care Act. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, and also indirectly affect the amounts that private payers are willing to pay. In addition, any healthcare reforms enacted in the future may, like the Affordable Care Act, be phased in over a number of years but, if enacted, could reduce our revenue, increase our costs, or require us to revise the ways in which we conduct business or put us at risk for loss of business. In addition, our results of operations, financial position and cash flows could be materially adversely affected by changes under the Affordable Care Act and changes under any federal or state legislation adopted in the future.

We are subject, directly or indirectly, to United States federal and state healthcare fraud and abuse and false claims laws and regulations. Prosecutions under such laws have increased in recent years and we may become subject to such litigation. If we are unable to, or have not fully complied with such laws, we could face substantial penalties.

Our operations are directly, or indirectly through customers, subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and federal False Claims Act. These laws may impact, among other things, our sales, marketing and education programs.

The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The Anti-Kickback Statute is broad and, despite a series of narrow safe harbors, prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

The federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from the federal government. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. The frequency of filing qui tam actions has increased significantly in recent years, causing greater numbers of medical device, pharmaceutical and healthcare companies to have to defend a False Claim Act action. When an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. Various states have also enacted laws modeled after the federal False Claims Act.

We are unable to predict whether we could be subject to actions under any of these laws, or the impact of such actions. If we are found to be in violation of any of the laws described above or other applicable state and federal fraud and abuse laws, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from government healthcare reimbursement programs and the curtailment or restructuring of our operations.

Failure to protect our information technology infrastructure against cyber-based attacks, network security breaches, service interruptions or data corruption could materially disrupt our operations and adversely affect our business.

The operation of our business depends on our information technology systems. We rely on our information technology systems to, among other things, effectively manage sales and marketing data, accounting and financial functions, inventory management, product development tasks, clinical data, customer service and technical support functions. Our information technology systems are vulnerable to damage or interruption from earthquakes, fires, floods and other natural disasters, terrorist attacks, power losses, computer system or data network failures, security breaches, data corruption, and cyber-based attacks. Cyber-based attacks can include computer viruses, computer denial-of-service attacks, phishing attacks, worms, and other malicious software programs or other attacks, covert introduction of malware to computers and networks, impersonation of authorized users, and efforts to discover and exploit any design flaws, bugs, security vulnerabilities, or security weaknesses, as well as intentional or unintentional acts by employees or other insiders with access privileges, intentional acts of vandalism by third parties and sabotage. In addition, federal, state, and international laws and regulations, such as the General Data Protection Regulation adopted by the European Union and EEA countries can expose us to enforcement actions and investigations by regulatory authorities, and potentially result in regulatory penalties and significant legal liability, if our information technology security efforts fail. In addition, a variety of our software systems are cloud-based data management applications, hosted by third-party service providers whose security and information technology systems are subject to similar risks.

We operate in a highly competitive industry that is subject to rapid change. If our competitors are able to develop and market products that are safer or more effective than our products, our commercial opportunities will be reduced or eliminated.

The health care industry is highly competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The obesity treatment market in which we operate has grown significantly in recent years and is expected to continue to expand as technology continues to evolve and awareness of the need to treat the obesity epidemic grows. Although we are not aware of any competitors in the neuroblocking market, we face potential competition from pharmaceutical and surgical obesity treatments. Many of our competitors in the obesity treatment field have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly if they pursue competing solutions through collaborative arrangements with large and established companies, such as Allergan, Boston Scientific, LivaNova PLC, Johnson & Johnson, Medtronic or St. Jude Medical. Our competitors may develop and patent processes or products earlier than us, obtain regulatory approvals for competing products more rapidly than we are able to and develop more effective, safer and less expensive products or technologies that would render our products non-competitive or obsolete.

Our ability to use net operating losses (“NOL”) carryforwards may be limited.

Our ability to use our federal and state NOL carryforwards to offset potential future taxable income is dependent upon our generation of future taxable income before the expiration dates of the NOL carryforwards, and we cannot predict with certainty when, or whether we will generate sufficient taxable income to use all of our NOL carryforwards. As of September 30, 2022, ReShape had U.S. federal net operating loss carryforwards of $178.2 million. Of the total U.S. federal net operating loss carryforwards at September 30, 2022, $1.2 million is subject to a 20 year carryover period and began expiring in 2021. Losses generated beginning in 2018 will carryover indefinitely. ReShape had state net operating loss carryforwards of $280.9 million at September 30, 2022, and had foreign net operating loss carryforwards of $0.2 million at September 30, 2022. Net operating loss carryforwards of ReShape are subject to review and possible adjustment by the taxing authorities. With certain exceptions (e.g. the net operating loss carryforwards), ReShape is no longer subject to U.S. federal, state or local examinations by tax authorities for years prior to 2016. There are no tax examinations currently in progress.

ReShape’s ability to utilize its net operating loss carryforwards, tax credits, and built-in items of deduction, including capitalized start-up costs and research and development costs, has been, and may continue to be substantially limited due to ownership changes. These ownership changes limit the amount of net operating loss carryforwards, credits and built-in items of deduction that can be utilized annually to offset future taxable income. In general, an ownership change, as defined in IRC Section 382, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50% of the outstanding stock of a company by certain stockholders or public groups. Due to the valuation allowance against deferred tax assets at September 30, 2022, the net effect of any further limitation will have no impact on results of operations.

Risks Associated with Development and Commercialization of the Lap-Band System, ReShapeCare, Lap-Band 2.0 System, Obalon Balloon System, and the DBSN device

Our efforts to increase revenue from our Lap-Band System, ReShapeCare, Lap-Band 2.0 System, Obalon Balloon System, and commercialize DBSN device and expanded line of bariatric surgical accessories, including ReShape Calibration Tubes, may not succeed or may encounter delays which could significantly harm our ability to generate revenue.

Our ability to generate revenue will depend upon the sales of our Lap-Band System, expanded line of bariatric surgical accessories and ReShapeCare, the successful relaunch and commercialization of the Obalon Balloon System, and successful commercialization of our DBSN device (if approved for sale). Our efforts to commercialize these products may not succeed for a number of reasons, including:

●	we may not be able to obtain the regulatory approvals required for our DBSN device;
●	we may not be able to produce the Obalon Balloon System cost-effectively;
●	if we are able to produce the Obalon Balloon System, we may not be able to re-introduce the system into the marketplace;
●	our products may not be accepted in the marketplace by physicians, patients and third-party payers;
●	the price of our products, associated costs of the surgical procedure and treatment and the availability of sufficient third-party reimbursement for the system implantation and follow-up procedures;

●	appropriate reimbursement and/or coding options may not exist to enable billing for the system implantation and follow-up procedures for our DBSN device
●	coverage policies for bariatric surgeries and procedures, including Lap-Band and balloons may be restricted in the future;
●	we may not be able to sell our products at a price that allows us to meet the revenue targets necessary to generate enough revenue for profitability;
●	the frequency and severity of any side effects of our products;
●	physicians and potential patients may not be aware of the perceived effectiveness and sustainability of the results of our products;
●	we, or the investigators of our products, may not be able to have information on the outcome of the trials published in medical journals;
●	the availability and perceived advantages and disadvantages of alternative treatments, including pharmaceutical treatments;
●	any rapid technological change may make our products obsolete;
●	we may not be able to have our products manufactured in commercial quantities or at an acceptable cost;
●	we may not have adequate financial or other resources to complete the development and commercialization of our products or to develop sales and marketing capabilities for our products; and
●	we may be sued for infringement of intellectual property rights and could be enjoined from manufacturing or selling our products.

Besides requiring physician adoption, market acceptance of our products will depend on successfully communicating the benefits of our products to three additional constituencies involved in deciding whether to treat a particular patient using our products: (1) the potential patients themselves; (2) institutions such as hospitals, where the procedure would be performed and opinion leaders in these institutions; and (3) third-party payers, such as private healthcare insurers and governmental payers, such as Medicare and Medicaid in the United States, which would ultimately bear most of the costs of the various providers and equipment involved in our Lap-Band System, ReShapeCare, Obalon Balloon System, and DBSN device (if approved for sale). Marketing to each of these constituencies requires a different marketing approach, and we must convince each of these groups of the efficacy and utility of our products to be successful.

During the three and nine months ended September 30, 2022 and 2021, there was minimal revenue for ReShapeCare. There was no revenue or gross profit recorded for the ReShape Vest or DBSN device for the three months and nine months ended September 30, 2022 and 2021 as these two products are still in the development stage. There was also no revenue recorded for the Obalon line.

If our products, or any other therapy or products for other gastrointestinal diseases and disorders that we may develop, do not achieve an adequate level of acceptance by the relevant constituencies, we may not generate significant product revenue and may not become profitable. If we complete the offering contemplated by this prospectus, we believe we will have sufficient cash on hand to execute on our goal of becoming profitable within the next 18 months. This estimated timeline could be compressed or extended depending on many factors, including revenue growth from new product introductions, strategic investments not yet foreseen, and other risks and uncertainties due to the general business, economic, regulatory, market and financial conditions. The company could achieve its goal of becoming profitable within the next 18 months by becoming cash flow positive, achieving positive EBITDA, or positive net income.

We may not be able to obtain required regulatory approvals for our DBSN device in a cost-effective manner or at all, which could adversely affect our business and operating results.

The production and marketing of our DBSN device, and our ongoing research and development, preclinical testing and future potential clinical trial activities are subject to extensive regulation and review by numerous governmental authorities both in the

United States and abroad. U.S. and foreign regulations applicable to medical devices are wide-ranging and govern, among other things, the development, testing, marketing and premarket review of new medical devices, in addition to regulating manufacturing practices, reporting, advertising, exporting, labeling and record keeping procedures. We are required to obtain regulatory approval before we can market our DBSN device in the United States and certain foreign countries. The regulatory process will require significant time, effort and expenditures to bring products to market, and it is possible that our DBSN device will not be approved for sale. Even if regulatory approval of our DBSN device is granted, it may not be granted within the timeframe that we expect, which could have an adverse effect on our operating results and financial condition. Even after our DBSN device is approved by the FDA, we may have ongoing responsibilities under FDA regulations, non-compliance of which could result in the subsequent withdrawal of such approvals, or such approvals could be withdrawn due to the occurrence of unforeseen problems following initial approval. We also are subject to medical device reporting regulations that require us to report to the FDA if any of our products causes or contributes to a death or serious injury or if a malfunction were it to occur might cause or contribute to a death or serious injury. Any failure to obtain regulatory approvals on a timely basis or the subsequent withdrawal of such approvals could prevent us from successfully marketing our products, which could adversely affect our business and operating results.

We depend on clinical investigators and clinical sites to enroll patients in our clinical trials, and on other third parties to manage the trials and to perform related data collection and analysis, and, as a result, we may face costs and delays that are outside of our control.

While we currently do not have any active clinical trials enrolling patients, we may in the future need to rely on clinical investigators and clinical sites to enroll patients in our clinical trials and other third parties to manage the trials and to perform related data collection and analysis. However, we may not be able to control the amount and timing of resources that clinical sites may devote to our clinical trials. If these clinical investigators and clinical sites fail to enroll a sufficient number of patients in our clinical trials, ensure compliance by patients with clinical protocols or comply with regulatory requirements, we will be unable to complete these trials, which could prevent us from obtaining or maintaining regulatory approvals for our product. Our agreements with clinical investigators and clinical trial sites for clinical testing place substantial responsibilities on these parties and, if these parties fail to perform as expected, our trials could be delayed or terminated. If these clinical investigators, clinical sites or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, or the clinical data may be rejected by the FDA, adversely affecting our ability to successfully commercialize our product.

Modifications to the Lap-Band and Lap-Band 2.0 system may require additional approval from regulatory authorities, which may not be obtained or may delay our commercialization efforts.

The FDA and our European Notified Body require medical device companies to initially make and document a determination of whether or not a modification requires a new approval, supplement or clearance; however, some of these regulatory authorities can review a company’s decision. Any modifications to an approved device that could significantly affect its safety or efficacy, or that would constitute a major change in its intended use could require additional clinical studies and separate regulatory applications. Product changes or revisions will require all the regulatory steps and associated risks discussed above possibly including testing, regulatory filings and clinical studies. We may not be able to obtain approval of supplemental regulatory approvals for product modifications, new indications for our product or new products. Delays in obtaining future clearances would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our commercialization efforts and future growth.

If we or our suppliers fail to comply with ongoing regulatory requirements, or if we experience unanticipated product problems, our Lap-Band System could be subject to restrictions or withdrawal from the market.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product, will be subject to continual review and periodic inspections by our European Notified Body and the FDA and other regulatory bodies. In particular we and our manufacturers and suppliers are required to comply with ISO requirements, Good Manufacturing Practices, which for medical devices is called the Quality System Regulation (“QSR”), and other regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product for which we obtain marketing approval. The FDA enforces the QSR through inspections, which may be unannounced, and the CE system enforces its certification through inspections and audits as well. Our quality system has received certification of compliance to the requirements of ISO 13485:2016 and will have to continue to successfully complete such inspections to maintain regulatory approvals for sales outside of the United States. Failure by us or one of our manufacturers or suppliers to comply with statutes and regulations administered by the FDA, CE authorities and other regulatory bodies, or failure to adequately respond to any observations, could result in enforcement actions against us or our manufacturers or suppliers, including, restrictions on our product or manufacturing processes, withdrawal of the product from the market, voluntary or mandatory recall, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

If any of these actions were to occur it would harm our reputation and cause our product sales to suffer. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements. If the FDA or any other regulatory body finds their compliance status to be unsatisfactory, our commercialization efforts could be delayed, which would harm our business and our results of operations.

Additionally, if the FDA determines that our promotional materials, training or other activities constitute promotion of an unapproved use, we could be subject to significant liability, the FDA could request that we cease, correct or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

We are subject to medical device reporting regulations that require us to report to the FDA, Competent Authorities or other governmental authorities in other countries if our products cause or contribute to a death or serious injury or malfunction in a way that would be reasonably likely to contribute to death or serious injury if the malfunction were to recur. The FDA and similar governmental authorities in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacturing. A government mandated, or voluntary, recall by us could occur as a result of component failures, manufacturing errors or design defects, including defects in labeling. Any recall would divert managerial and financial resources and could harm our reputation with customers. There can be no assurance that there will not be product recalls in the future or that such recalls would not have a material adverse effect on our business. Once the product is approved and implanted in a large number of patients, infrequently occurring adverse events may appear that were not observed in the clinical trials. This could cause health authorities in countries where the product is available to take regulatory action, including marketing suspension and recall.

We may be unable to manage our growth effectively.

Our business strategy entails significant future growth. For example, we will have to expand existing operations in order to increase revenue from our Lap-Band System and ReShapeCare, re-introduce the Obalon Balloon System, and develop our DBSN device, conduct additional clinical trials, increase our contract manufacturing capabilities, hire and train new personnel to handle the marketing and sales of our product, assist patients and healthcare providers in obtaining reimbursement for the use of our product and create and develop new applications for our technology. This growth may place significant strain on our management and financial and operational resources. Successful growth is also dependent upon our ability to implement appropriate financial and management controls, systems and procedures. Our ability to effectively manage growth depends on our success in attracting and retaining highly qualified personnel, for which the competition may be intense. If we fail to manage these challenges effectively, our business could be harmed.

We face the risk of product liability claims that could be expensive, divert management’s attention and harm our reputation and business. We may not be able to obtain adequate product liability insurance.

Our business exposes us to a risk of product liability claims that is inherent in the testing, manufacturing and marketing of medical devices. The medical device industry has historically been subject to extensive litigation over product liability claims. We may be subject to product liability claims if our products cause, or appear to have caused, an injury. Claims may be made by consumers, healthcare providers, third-party strategic collaborators or others selling our products.

We have product liability insurance, which covers the use of our products in our clinical trials and any commercial sales, in an amount we believe is appropriate. Our current product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, the coverage may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost and on acceptable terms for an adequate coverage amount, or otherwise to protect against potential product liability claims, we could be exposed to significant liabilities, which may harm our business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business, financial condition and results of operations. These liabilities could prevent or interfere with our product commercialization efforts. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which could result in the withdrawal of, or inability to recruit, clinical trial volunteers or result in reduced acceptance of our products in the market.

We may be subject to product liability claims even if it appears that the claimed injury is due to the actions of others. For example, we rely on the expertise of surgeons and other associated medical personnel to perform the medical procedure to implant and remove our products and to perform the related therapy. If these medical personnel are not properly trained or are negligent, the therapeutic effect of our products may be diminished or the patient may suffer critical injury, which may subject us to liability. In addition, an injury that is caused by the negligence of one of our suppliers in supplying us with a defective component that injures a patient could be the basis for a claim against us. A product liability claim, regardless of its merit or eventual outcome, could result in decreased demand for our products; injury to our reputation; diversion of management’s attention; withdrawal of clinical trial participants; significant costs of related litigation; substantial monetary awards to patients; product recalls or market withdrawals; loss of revenue; and the inability to commercialize our products under development.

Risks Related to Intellectual Property

If we are unable to obtain or maintain intellectual property rights relating to our technology and neuroblocking therapy, the commercial value of our technology and any future products will be adversely affected and our competitive position will be harmed.

Our commercial success depends in part on our ability to obtain protection in the United States and other countries for our Lap-Band System, ReShapeCare, Obalon Balloon System, ReShape Vest and DBSN device by establishing and maintaining intellectual property rights relating to or incorporated into our technology and products. We own numerous U.S. and foreign patents and have numerous patent applications pending, most of which pertain to treating gastrointestinal disorders and the treatment of obesity. We have also received or applied for additional patents outside the United States. Our pending and future patent applications may not issue as patents or, if issued, may not issue in a form that will provide us any competitive advantage. We expect to incur substantial costs in obtaining patents and, if necessary, defending our proprietary rights. The patent positions of medical device companies, including ours, can be highly uncertain and involve complex and evolving legal and factual questions. We do not know whether we will obtain the patent protection we seek, or that the protection we do obtain will be found valid and enforceable if challenged. If we fail to obtain adequate protection of our intellectual property, or if any protection we obtain is reduced or eliminated, others could use our intellectual property without compensating us, resulting in harm to our business. We may also determine that it is in our best interests to voluntarily challenge a third-party’s products or patents in litigation or administrative proceedings, including patent interferences, re-examinations or under more recently promulgated Inter Partes Review proceedings, depending on when the patent application was filed. In the event that we seek to enforce any of our owned or exclusively licensed patents against an infringing party, it is likely that the party defending the claim will seek to invalidate the patents we assert, which, if successful could result in the loss of the entire patent or the relevant portion of our patent, which would not be limited to any particular party. Any litigation to enforce or defend our patent rights, even if we were to prevail, could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. Even if we were to prevail in any litigation, we cannot assure you that we can obtain an injunction that prevents our competitors from practicing our patented technology. Our competitors may independently develop similar or alternative technologies or products without infringing any of our patent or other intellectual property rights, or may design around our proprietary technologies.

We cannot assure you that we will obtain any patent protection that we seek, that any protection we do obtain will be found valid and enforceable if challenged or that it will confer any significant commercial advantage. U.S. patents and patent applications may also be subject to interference proceedings and U.S. patents may be subject to re-examination proceedings in the U.S. Patent and Trademark Office (“USPTO”), or under more recently promulgated Inter Partes Review proceedings, depending on when the patent application was filed, and foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent offices, which proceedings could result in either loss of the patent or denial of the patent application, or loss or reduction in the scope of one or more of the claims of, the patent or patent application. In addition, such interference, re-examination and opposition proceedings may be costly. Moreover, the U.S. patent laws have recently changed with the adoption of the America Invents Act (“AIA”), possibly making it easier to challenge patents. Some of our technology was, and continues to be, developed in conjunction with third parties, and thus there is a risk that such third parties may claim rights in our intellectual property. Thus, any patents that we own or license from others may provide limited or no protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. If issued, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology.

We may lose important patents or patent rights if we do not timely pay required patent fees or annuities.

We have, from time to time, experienced delays in the payment of required patent fees or annuities. Non-payment or delay in payment of patent fees or annuities, whether intentional or unintentional, may result in loss of patents or patent rights important to our business. Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States, particularly in the field of medical products and procedures.

Many of our competitors have significant resources and incentives to apply for and obtain intellectual property rights that could limit or prevent our ability to commercialize our current or future products in the United States or abroad.

Many of our competitors who have significant resources and have made substantial investments in competing technologies may seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products either in the U.S. or in international markets. Our current or future U.S. or foreign patents may be challenged, circumvented by competitors or others or may be found to be invalid, unenforceable or insufficient. In most cases in the United States patent applications are published 18 months after filing the application, or corresponding applications are published in other countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first to make the inventions covered by each of our pending patent applications, or that we were the first to file patent applications for such inventions.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how. We generally seek to protect this information by confidentiality agreements with our employees, consultants, scientific advisors and third parties. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors. To the extent that our employees, consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Intellectual property litigation is a common tactic in the medical device industry to gain competitive advantage. If we become subject to a lawsuit, we may be required to expend significant financial and other resources and our management’s attention may be diverted from our business.

There has been a history of frequent and extensive litigation regarding patent and other intellectual property rights in the medical device industry, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. Accordingly, we may become subject to patent infringement claims or litigation in a court of law, or interference proceedings declared by the USPTO to determine the priority of inventions or an opposition to a patent grant in a foreign jurisdiction. We may also become subject to claims or litigation seeking payment of royalties based on sales of our product in connection with licensing or similar joint development arrangements with third parties or in connection with claims of patent infringement.

The defense and prosecution of intellectual property suits, USPTO interference proceedings, reexamination proceedings, or under more recently promulgated Inter Partes Review proceedings, depending on when the patent application was filed, or opposition proceedings and related legal and administrative proceedings, are both costly and time consuming and could result in substantial uncertainty to us. Litigation or regulatory proceedings may also be necessary to enforce patent or other intellectual property rights of ours or to determine the scope and validity of other parties’ proprietary rights. Any litigation, opposition or interference proceedings, with or without merit, may result in substantial expense to us, cause significant strain on our financial resources, divert the attention of our technical and management personnel and harm our reputation. We may not have the financial resources to defend our patents from infringement or claims of invalidity. An adverse determination in any litigation could subject us to significant liabilities to third parties, require us to seek licenses from or pay royalties to third parties or prevent us from manufacturing, selling or using our proposed products, any of which could have a material adverse effect on our business and prospects.

Our Lap-Band System, ReShapeCare, Obalon Balloon System or DBSN device may infringe or be claimed to infringe patents that we do not own or license, including patents that may issue in the future based on patent applications of which we are currently aware, as well as applications of which we are unaware. For example, we are aware of other companies that are investigating neurostimulation, including neuroblocking, and of patents and published patent applications held by companies in those fields. While we believe that none of such patents and patent applications are applicable to our products and technologies under development, third parties who own or control these patents and patent applications in the United States and abroad could bring claims against us that would cause us to incur substantial expenses and, if such claims are successfully asserted against us, they could cause us to pay substantial damages, could result in an injunction preventing us from selling, manufacturing or using our proposed products and would divert management’s attention. Because patent applications in many countries such as the United States are maintained under conditions of confidentiality and can take many years to issue, there may be applications now pending of which we are unaware, and which may later result in issued patents that our products infringe. If a patent infringement suit were brought against us, we could be forced to stop our ongoing or planned clinical trials, or delay or abandon commercialization of the product that is subject of the suit.

As a result of patent infringement claims, or to avoid potential claims, we may choose or be required to seek a license from a third-party and be required to pay license fees or royalties, or both. A license may not be available at all or on commercially reasonable terms, and we may not be able to redesign our products to avoid infringement. Modification of our products or development of new products could require us to conduct additional clinical trials and to revise our filings with the FDA and other regulatory bodies, which would be time-consuming and expensive. Even if we were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be forced to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. This could harm our business significantly.

Risks Relating to Ownership of Our Common Stock

The trading price of our common stock has been volatile and is likely to be volatile in the future.

The trading price of our common stock has been highly volatile. The market price for our common stock will be affected by a number of factors, including:

●	the denial or delay of regulatory clearances or approvals of our product or receipt of regulatory approval of competing products;
●	our ability to accomplish clinical, regulatory and other product development milestones and to do so in accordance with the timing estimates we have publicly announced;
●	changes in policies affecting third-party coverage and reimbursement in the United States and other countries;
●	changes in government regulations and standards affecting the medical device industry and our product;
●	ability of our products to achieve market success;
●	the performance of third-party contract manufacturers and component suppliers;
●	our ability to develop sales and marketing capabilities;
●	actual or anticipated variations in our results of operations or those of our competitors;
●	announcements of new products, technological innovations or product advancements by us or our competitors;
●	developments with respect to patents and other intellectual property rights;
●	sales of common stock or other securities by us or our stockholders in the future;
●	additions or departures of key scientific or management personnel;
●	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

●	the trading volume of our common stock;
●	changes in earnings estimates or recommendations by securities analysts, failure to obtain or maintain analyst coverage of our common stock or our failure to achieve analyst earnings estimates;
●	public statements by analysts or clinicians regarding their perceptions of our clinical results or the effectiveness of our products;
●	decreases in market valuations of medical device companies; and
●	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors.

The stock prices of many companies in the medical device industry have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. Following periods of volatility in the market price of a company’s securities, securities class action litigation often has been initiated against a company. If class action litigation is initiated against us, we may incur substantial costs and our management’s attention may be diverted from our operations, which could significantly harm our business.

Sales of a substantial number of shares of our common stock in the public market by existing stockholders, or the perception that they may occur, could cause our stock price to decline.

Sales of substantial amounts of our common stock by us or by our stockholders, announcements of the proposed sales of substantial amounts of our common stock or the perception that substantial sales may be made, could cause the market price of our common stock to decline. We may issue additional shares of our common stock in follow-on offerings to raise additional capital, upon the exercise of options or warrants, or in connection with acquisitions or corporate alliances. We also plan to issue additional shares to our employees, directors or consultants in connection with their services to us. All of the currently outstanding shares of our common stock are freely tradable under federal and state securities laws, except for shares held by our directors, officers and certain greater than five percent stockholders, which may be subject to holding period, volume and other limitations under Rule 144. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time and could reduce the market price of our common stock.

We have a significant number of outstanding warrants, which may cause significant dilution to our stockholders, have a material adverse impact on the market price of our common stock and make it more difficult for us to raise funds through future equity offerings.

As of December 27, 2022, we had outstanding 519,198 shares of common stock. In addition, as of that date we had outstanding warrants to acquire 206,819 shares of common stock. The issuance of shares of common stock upon the exercise of warrants would dilute the percentage ownership interest of all stockholders, might dilute the book value per share of our common stock and would increase the number of our publicly traded shares, which could depress the market price of our common stock.

In addition to the dilutive effects described above, the perceived risk of dilution as a result of the significant number of outstanding warrants may cause our common stockholders to be more inclined to sell their shares, which would contribute to a downward movement in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our common stock price could encourage investors to engage in short sales of our common stock, which could further contribute to price declines in our common stock. The fact that our stockholders and warrant holders can sell substantial amounts of our common stock in the public market, whether or not sales have occurred or are occurring, could make it more difficult for us to raise additional funds through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate, or at all.

If we fail to meet all applicable Nasdaq Capital Market requirements, Nasdaq could delist our common stock, which could adversely affect the market liquidity of our common stock and the market price of our common stock could decrease.

Nasdaq monitors our ongoing compliance with its minimum listing requirements and if we fail to meet those requirements and cannot cure such failure in the prescribed period of time, our common stock could be subject to delisting from the Nasdaq market. In the event that our common stock is delisted from the Nasdaq Capital Market and is not eligible for quotation or listing on another market or exchange, trading of our common stock could be conducted only in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

For example, on July 19, 2022, we received a written notice from The Nasdaq Stock Market indicating that we were not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. The notice provided that we have until January 16, 2023 to regain compliance. If at any time during this period the closing bid price of our common stock is at least $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide us with a written confirmation of compliance and the matter will be closed. In order to regain compliance with the bid price requirement, we effected a 1-for-50 reverse stock split of our issued and outstanding common stock on December 23, 2022. Following the reverse stock split, the closing bid price of our common stock has been at least $1.00 for at least 10 consecutive business days as of the date of this prospectus. Therefore, we expect Nasdaq to provide us with written confirmation of compliance.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital for general corporate purposes, in the future we may offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may be lower than the current price per share of our common stock. In addition, investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in prior offerings.

Our organizational documents and Delaware law make a takeover of our company more difficult, which may prevent certain changes in control and limit the market price of our common stock.

Our certificate of incorporation and bylaws and Section 203 of the Delaware General Corporation Law contain provisions that may have the effect of deterring or delaying attempts by our stockholders to remove or replace management, engage in proxy contests and effect changes in control. These provisions include:

●	the ability of our board of directors to create and issue preferred stock without stockholder approval, which could be used to implement anti-takeover devices;
●	the authority for our board of directors to issue without stockholder approval up to the number of shares of common stock authorized in our certificate of incorporation, that, if issued, would dilute the ownership of our stockholders;
●	the advance notice requirement for director nominations or for proposals that can be acted upon at stockholder meetings;
●	a classified and staggered board of directors, which may make it more difficult for a person who acquires control of a majority of our outstanding voting stock to replace all or a majority of our directors;
●	the prohibition on actions by written consent of our stockholders;
●	the limitation on who may call a special meeting of stockholders;
●	the prohibition on stockholders accumulating their votes for the election of directors; and
●	the ability of stockholders to amend our bylaws only upon receiving a majority of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

In addition, as a Delaware corporation, we are subject to Delaware law, including Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless certain specific requirements are met as set forth in Section 203. These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

These provisions also could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Some provisions in our certificate of incorporation and bylaws may deter third parties from acquiring us, which may limit the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our common stock.

We have never paid dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Risks Related to this Offering

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used effectively. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional capital is raised through the sale of equity or convertible debt securities, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our common stock in this offering or result in downward pressure on the price of our common stock, and our ability to raise capital in the future.

There is no public market for the common warrants or pre-funded warrants.

There is no established public trading market for the common warrants or pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the common warrants and pre-funded warrants will be limited.

The common warrants in this offering are speculative in nature.

The common warrants in this offering do not confer any rights of common stock ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price, as the case maybe. In addition, following this offering, the market value of the common warrants, if any, is uncertain and there can be no assurance that the market value of the common warrants will equal or exceed their imputed offering price. The common warrants will not be listed or quoted for trading on any market or exchange.

Holders of the common warrants will not have rights of holders of our common stock until such warrants are exercised.

Until holders of common warrants acquire shares of our common stock upon exercise of the common warrants, holders of common warrants will have no rights with respect to the shares of our common stock underlying such securities. Upon exercise of the common warrants, the holders will be entitled to exercise the rights of a holder of our common stock only as to matters for which the record date occurs after the exercise.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of our common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of our common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, or filings with the SEC and our public releases, that are not purely historical are forward-looking statements within the meaning of applicable securities laws. Our forward-looking statements include, but are not limited to, statements regarding our “expectations,” “hopes,” “beliefs,” “intentions” or “strategies” regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should” and “would,” as well as similar expressions, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward looking. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

This prospectus may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in other documents and reports that are filed with or submitted to the SEC, in other information sent to our security holders, and in other written materials. We also caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and capitalization, each as of September 30, 2022, and as adjusted to give effect to the issuance and sale of securities in this offering at an assumed public offering price of $7.53 per share, which is the last reported sale price for our common stock on the Nasdaq Capital Market on January 5, 2023, and an aggregate offering amount of $8,500,000, after deducting the underwriter discount and estimated offering expenses payable by us.

The as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this information together with our consolidated financial statements.

	As of September 30, 2022
	(dollars in thousands)
	Actual	As Adjusted(1)
Cash and cash equivalents	6,146	13,621
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, actual and as adjusted	—	—
Series C convertible preferred stock, $0.001 par value, 95,388 shares issued and outstanding, actual and adjusted	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized, actual and as adjusted; 451,919 shares issued and outstanding, actual, and 1,580,737, as adjusted	—	2
Additional paid‑in capital	627,373	634,846
Accumulated deficit	(606,362)	(606,362)
Accumulated other comprehensive loss	(68)	(68)
Total stockholders’ equity	20,943	28,418
(1)	A $1.00 increase or decrease in the assumed combined public offering price of $7.53 per unit, which is the last reported sale price of our common stock on the Nasdaq Capital Market on January 5, 2023, would increase or decrease, as appropriate, our as adjusted cash and cash equivalents, additional paid-in capital and total stockholders’ equity by approximately $1.0 million, assuming the number of units offered by us as set forth on the cover page of this prospectus remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a 100,000 unit increase or decrease in the number of units offered by us, based on the assumed combined public offering price of $7.53 per unit, would increase or decrease our as adjusted cash and cash equivalents, and total stockholders’ equity by approximately $0.7 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us

Except as otherwise noted, all information in this prospectus reflects and assumes (i) no sale of pre-funded warrants in this offering, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis and (ii) no exercise of the common warrants issued in this offering. The above discussion and table are based on 451,919 shares of common stock outstanding as of September 30, 2022 and excludes:

●	22,820 shares of common stock issuable upon the exercise of outstanding options granted as of September 30, 2022 under our equity incentive plans at a weighted average exercise price of $298.50 per share;
●	136,399 shares of common stock issuable upon the exercise of outstanding warrants issued as of September 30, 2022;
●	5,771 shares of common stock issuable upon vesting of outstanding restricted stock units granted as of September 30, 2022; and
●	10 shares of our common stock issuable upon the conversion of 95,388 shares of series C convertible preferred stock outstanding as of September 30, 2022.

DILUTION

This offering will not be dilutive to new investors. Dilution represents the difference between the assumed public offering price per share of common stock (which forms a part of a unit) and the pro forma net tangible book value per share of our common stock immediately after this offering. Because the pro forma net tangible book value per share is greater than the assumed public offering price per share, investors purchasing our units in this offering will not experience dilution, as illustrated in the table below.

As of September 30, 2022, our net tangible book value was approximately $8.4 million, or $18.65 per share. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of common stock.

Net tangible book value dilution per share of common stock in each unit to new investors represents the difference between the amount per share of common stock in each unit paid by purchasers in this offering and the pro forma net tangible book value per share of our common stock immediately after the completion of this offering. The following table illustrates this per share dilution on an as adjusted basis:

Assumed offering price per unit	$7.53
Net tangible book value per share as of September 30, 2022	$18.65
Decrease in net tangible book value per share attributable to new investors in this offering	$(8.59)
As adjusted net tangible book value per share as of September 30, 2022 after giving effect to this offering	$10.06
Immediate accretion per share to investors participating in this offering	$2.53

The information discussed above is illustrative only, and the dilution information following this offering will depend on the actual public offering price and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed public offering price of $7.53 per unit, based on the last reported sale price for our common stock as reported on the Nasdaq Capital Market on January 5, 2023, would increase or decrease the as adjusted net tangible book value per share after this offering by $0.66 per share, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

We may also increase or decrease the number of units we are offering. An increase of 100,000 in the number of units offered by us would decrease our as adjusted net tangible book value per share by approximately $0.18 and a decrease of 100,000 in the number of units offered by us would increase our as adjusted net tangible book value per share by approximately $0.21, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual offering price, the actual number of units we offer in this offering, and other terms of this offering determined at pricing.

Except as otherwise noted, all information in this prospectus reflects and assumes (i) no sale of pre-funded warrants in this offering, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis and (ii) no exercise of the common warrants issued in this offering. The above discussion and table are based on 451,919 shares of common stock outstanding as of September 30, 2022 and excludes:

●	22,820 shares of common stock issuable upon the exercise of outstanding options granted as of September 30, 2022 under our equity incentive plans at a weighted average exercise price of $298.50 per share;
●	136,399 shares of common stock issuable upon the exercise of outstanding warrants issued as of September 30, 2022;
●	5,771 shares of common stock issuable upon vesting of outstanding restricted stock units granted as of September 30, 2022; and
●	10 shares of our common stock issuable upon the conversion of 95,388 shares of series C convertible preferred stock outstanding as of September 30, 2022.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $7.5 million based on an assumed offering price of $7.53, the last reported sale price of our common stock on the Nasdaq Capital Market on January 5, 2023, and an aggregate offering amount of $8,500,000.

A $1.00 increase or decrease in the assumed public offering price of $7.53 per unit, based on the last reported sale price for our common stock as reported on the Nasdaq Capital Market on January 5, 2023, would increase or decrease the net proceeds to us by approximately $1.0 million, assuming the assumed public offering price of $7.53 per unit remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Similarly, a 100,000 unit increase or decrease in the number of units offered by us, as set forth on the cover page of this prospectus, would increase or decrease the net proceeds to us by approximately $0.7 million, assuming the assumed public offering price of $7.53 per unit remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering to continue implementation of our growth strategies, for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of its actual expenditures will depend on numerous factors, including the status of its product development efforts, sales and marketing activities, technological advances, amount of cash generated or used by its operations and competition. Accordingly, our management will have broad discretion in the application of the net proceeds and investors will be relying on the judgment of its management regarding the application of the proceeds of this offering.

MARKET AND DIVIDEND INFORMATION FOR OUR COMMON STOCK

Market Information

Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “RSLS.”

Holders of Record

As of December 27, 2022, we had 34 holders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose common stock may be held in trust or by other entities.

Dividends

We have not paid any cash dividends and do not expect to do so in the foreseeable future.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our common and preferred stock and some of the provisions of our restated certificate of incorporation, as amended, and restated bylaws, and of the Delaware General Corporation Law, or DGCL. Our authorized capital stock consists of 300,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.001 par value per share.

As of December 27, 2022, there were 519,198 shares of our common stock outstanding, held by approximately 34 stockholders of record, and 95,388 shares of our series C convertible preferred stock outstanding.

Common Stock

Voting rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We do not provide for cumulative voting for the election of directors in our restated certificate of incorporation. Accordingly, holders of a majority of the shares of our common stock are able to elect all of our directors. Our restated certificate of incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our restated certificate of incorporation and restated bylaws provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our restated certificate of incorporation.

Dividend rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

No preemptive or similar rights

Our common stock is not entitled to preemptive or subscription rights, and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Right to receive liquidation distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Pursuant to our restated certificate of incorporation, our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of their qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors is able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may be able to authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Series C Convertible Preferred Stock

The material terms and provisions of the shares of series C convertible preferred stock (“Series C Preferred Stock”) are summarized below. This summary of some provisions of the Series C Preferred Stock is not complete. For the complete terms of the Series C Preferred Stock, you should refer to the Certificate of Designation (the “Series C Certificate of Designation”) filed as an exhibit to this prospectus and incorporated herein by reference.

Conversion.    There are currently 95,388 shares of our series C convertible preferred stock outstanding. Each outstanding share of Series C Preferred Stock is convertible, at the option of the holders, into 0.0000078 shares of common stock, rounded up to the nearest whole share, subject to adjustments for stock splits, stock dividends, distributions, subdivisions and combinations. Therefore, as of the date of this prospectus, each of the 10 holders of Series C Preferred Stock is entitled to convert all of their shares of Series C Preferred Stock into an aggregate of one share of common stock per holder.

Dividends.    The Series C Preferred Stock is entitled to receive dividends (on an as-if-converted-to-common stock basis) actually paid on shares of common stock when, as and if such dividends are paid on shares of common stock. No other dividends will be paid on shares of Series C Preferred Stock.

Voting Rights.    In general, the Series C Preferred Stock does not have voting rights. However, as long as any shares of Series C Preferred Stock remain outstanding, the Series C Certificate of Designation provides that we cannot, without the affirmative vote of holders of a majority of the then-outstanding shares of Series C Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock (including by the designation, authorization, or issuance of any shares of preferred stock that purports to have equal rights with, or be senior in rights or preferences to, the Series C Preferred Stock), (b) alter or amend the Series C Certificate of Designation, (c) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series C Preferred Stock, (d) increase the number of authorized shares of Series C Preferred Stock, (e) except for stock dividends or distributions for which adjustments are to be made pursuant to the Series C Certificate of Designation, pay dividends on any shares of capital stock of the Company, or (f) enter into any agreement with respect to any of the foregoing. Holders of Series C Preferred Stock are entitled to vote for the election of directors of the Company, voting on an as-converted to common stock basis and voting together as a single class with the holders of shares of common stock.

Liquidation.    In the event of a liquidation, the holders of shares of Series C Preferred Stock are entitled to be paid, after and subject to the payment in full of all amounts required to be distributed to the holders of any other shares of the Company outstanding as of the date of our acquisition of ReShape Medical ranking on liquidation prior and in preference to the Series C Preferred Stock, but before any payments to be made to the holders of common stock or any other series of preferred stock, an amount per share equal to the greater of (i) $274.8774, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted to common stock immediately prior to such liquidation. In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series C Preferred Stock will be entitled to receive upon conversion of the Series C Preferred Stock the same kind and amount of securities, cash or property which the holders would have received had they converted the Series C Preferred Stock immediately prior to such fundamental transaction. Any successor to us or surviving entity must assume the obligations under the Series C Certificate of Designation with respect to the Series C Preferred Stock.

Stock Options

As of December 27, 2022, we had outstanding options to purchase an aggregate of 21,376 shares of our common stock, with a weighted-average exercise price of approximately $294.00 per share.

Restricted Stock Units

As of December 27, 2022, we had 4,524 restricted stock units outstanding.

Warrants

As of December 27, 2022, we had outstanding warrants to purchase an aggregate of 206,819 shares of our common stock at a weighted average-exercise price of approximately $213.28 per share with expiration dates ranging from 2023 to 2028.

We have agreed to file a registration statement providing for the resale by the purchaser of the warrants issued in a private placement on November 9, 2022 and to keep such registration statement effective at all times until the purchaser no longer owns any such warrants or shares of common stock issuable upon exercise thereof.

Anti-Takeover Provisions

The provisions of Delaware law, our restated certificate of incorporation and our restated bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware law

We are subject to the provisions of Section 203 of the DGCL, or Section 203, regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date on which the person became an interested stockholder unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Restated certificate of incorporation and restated bylaws provisions

Our restated certificate of incorporation and our restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

●	Board of Directors Vacancies. Our restated certificate of incorporation and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

●	Classified Board. Our restated certificate of incorporation and restated bylaws provide that our board of directors be classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
●	Stockholder Action; Special Meetings of Stockholders. Our restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws. Further, our restated bylaws and restated certificate of incorporation provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
●	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
●	No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation does not provide for cumulative voting.
●	Directors Removed Only for Cause. Our restated certificate of incorporation provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding common stock.
●	Amendment of Charter Provisions. Any amendment of the above expected provisions in our restated certificate of incorporation would require approval by holders of at least two-thirds of our outstanding common stock, unless such amendment is approved by at least two-thirds of our directors, in which case the amendment may be approved by the holders of a majority of our outstanding common stock.
●	Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.
●	Choice of Forum. Our restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation or our restated bylaws; any action to interpret, apply, enforce or determine the validity of our restated certificate of incorporation or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

We are the premier global weight-loss solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and associated metabolic disease. Our primary operations are in the following geographical areas: United States, Australia and certain European and Middle Eastern countries. Our current portfolio includes the Lap-Band Adjustable Gastric Banding System, the ReShapeCare virtual health coaching program, the ReShape Marketplace, the Obalon Balloon System, and the DBSN device, a technology under development as a new treatment for type 2 diabetes mellitus. There has been no revenue recorded for the Obalon Balloon System which was acquired, and there has been no revenue recorded for the DBSN device as these products are still in the development stage.

Recent Developments

On January 19, 2021, the Company entered into the fourth amendment to the credit agreement that increased the amount available under the delayed draw term loans by $1.0 million, of which all funds were received upfront and used for the escrow fund securing the termination fee under the Merger Agreement. The maturity date of the loans under the credit agreement, including those under the amendment was March 31, 2021, all of which has subsequently been paid in full.

On March 1, 2021, the Company received confirmation from the SBA that the PPP Loan was forgiven in full including all interest incurred.

On March 10, 2021, the Company entered into the fifth amendment to the credit agreement that extended the maturity date from March 31, 2021, to March 31, 2022.

On June 15, 2021, the Company completed its merger with Obalon, pursuant to which a wholly owned subsidiary merged with and into Obalon. As a result of the merger, Obalon was renamed “ReShape Lifesciences Inc.” and ReShape Lifesciences Inc. was renamed “ReShape Weightloss Inc.”, which is now a wholly owned subsidiary of ReShape Lifesciences Inc. Additionally, the Company began trading on the Nasdaq.

On June 28, 2021, the Company entered into a warrant exercise agreement with existing accredited investors to exercise certain outstanding warrants to purchase up to an aggregate of 158,588 shares of the Company’s common stock. In consideration for the immediate exercise of the existing warrants for cash, the investors were granted new unregistered warrants to purchase up to 118,941 shares of common stock with an exercise price of $300.00 per share. The Company received approximately $45.5 million in proceeds, of which $10.8 million was used to pay off the credit agreement, including $10.5 million of debt and $0.3 million of accrued interest. The remaining proceeds will be used for working capital and general corporate purposes.

On October 12, 2021, the Company announced the launch of a multi-platform consumer advertising campaign utilizing national television, print, social media, and public relations to market the Next-Generation Lap-Band program with available aftercare supported through ReShapeCare, the virtual health coaching platform to create consumer awareness and increase patient demand.

On November 4, 2021, the Company announced the launch of an advanced line of supplements for bariatric surgery and medical weight loss patients, ReShape Optimize by ProCare Health. Products from the new supplement line will be available for purchase in the ReShape Marketplace, an extension of ReShapeCare.

On February 16, 2022, the Company renewed the office space lease in San Clemente, California for one year. This lease renewal will commence on July 1, 2022, and end on June 30, 2023.

On July 27, 2022, the Company announced that its Board of Directors has appointed Paul F. Hickey as President and Chief Executive Officer and a member of the Board of Directors, effective August 15, 2022. Mr. Hickey succeeds Bart Bandy, who has separated from the Company to pursue other opportunities. Thomas Stankovich, Chief Financial Officer of the Company, served as Interim President and Chief Executive Officer until Mr. Hickey joined the Company. Dan W. Gladney, current Chair of the Board of Directors, assumed a more active role as Executive Chair, supporting Mr. Hickey and the Company on strategic matters.

On September 16, 2022, the Company was awarded a $300 thousand, Small Business Innovation Research grant for the development of ReShape’s DBSN device. This device utilizes its proprietary vagus nerve block (vBloc) technology platform, combined with vagus nerve stimulation, for the treatment of Type 2 diabetes and metabolic disorders. Specifically, the grant will fund development of the device for the treatment of hypoglycemia.

Financial Overview for Year Ended December 31, 2021

Results of Operations

The following table sets forth certain data from our operating results from the years ended December 31, 2021 and 2020, expressed as percentages of net revenue (in thousands):

	Year Ended December 31,
	2021		2020
Revenue	$13,600	100.0%	$11,299	100.0%
Cost of goods sold	5,252	38.6%	5,037	44.6%
Gross profit	8,348	61.4%	6,262	55.4%
Operating expenses:
Sales and marketing	9,165	67.4%	4,694	41.5%
General and administrative	24,410	179.5%	10,527	93.2%
Research and development	2,522	18.5%	3,498	31.0%
Loss on impairment of intangible assets and goodwill	28,752	211.4%	—	—%
Total operating expenses	64,849	476.8%	18,719	165.7%
Operating loss	(56,501)	(415.4)%	(12,457)	(110.2)%
Other expense (income), net:
Interest expense, net	832	6.1%	2,049	18.1%
Warrant expense	2,813	20.7%	—	—%
Loss on extinguishment of debt, net	2,061	15.2%	7,715	68%
Gain on foreign currency	(168)	(1.2)%	(410)	(4)%
Loss before income tax provision	(62,039)	(456.2)%	(21,811)	(193.0)%
Income tax benefit	(106)	(0.8)%	(181)	(1.6)%
Net loss	$(61,933)	(455.4)%	$(21,630)	(191.4)%

Non-GAAP Disclosures

In addition to the financial information prepared in conformity with GAAP, we provide certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, these non-GAAP financial measures are more indicative of the Company’s ongoing core operating performance than their GAAP equivalents.

Management believes that the presentation of this non-GAAP financial information provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, derivative instruments, and amortization methods, which provides a more complete understanding of our financial performance, competitive position, and prospects for the future. However, the non-GAAP financial measures presented in this prospectus have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

Adjusted EBITDA

Management uses Adjusted EBITDA in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based compensation, changes in fair value of liability warrants and other one-time costs. Management uses Adjusted EBITDA in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

The following table contains a reconciliation of GAAP net loss to non-GAAP loss attributable to common stockholders for the years ended December 31, 2021 and 2020 (in thousands).

	Years Ended December 31,
	2021	2020
GAAP net loss	$(61,933)	$(21,630)
Adjustments:
Interest expense, net:	832	2,049
Income tax benefit	(106)	(181)
Depreciation and amortization	1,971	1,667
Stock-based compensation expense	12,752	1,323
Loss on impairment of intangible assets and goodwill	28,752	—
Loss on extinguishment of debt, net	2,061	7,715
Warrant expense	2,813	—
Professional fees incurred in connection with the Obalon merger	2,277	—
Non-GAAP loss	$(10,581)	$(9,057)

Comparison of Results of Operations

Revenue.    The following table summarizes our net revenue by geographic location based on the location of customers for the years ended December 31, 2021 and 2020, as well as the percentage by location of total revenue and the amount of change and percentage of change (dollars in thousands):

	Year Ended December 31,				Amount	Percentage
	2021		2020		Change	Change
United States	$10,297	75.7%	$8,275	73.2%	$2,022	24.4%
Australia	1,039	7.6%	1,086	9.6%	(47)	(4.3)%
Europe	2,127	15.7%	1,824	16.2%	303	16.6%
Rest of world	137	1.0%	114	1.0%	23	20.2%
Total revenue	$13,600	100.0%	$11,299	100.0%	$2,301	20.4%

Revenue totaled $13.6 million for the year ended December 31, 2021, compared to $11.3 million for the year ended December 31, 2020. The primary reason for the increase of $2.3 million, or 20.4%, is due to a $2.0 million increase in sales for the United States, and a $0.3 million increase internationally. The increase in total revenue is primarily due to lessened COVID 19 pandemic restrictions for elective surgeries in 2021 as compared to 2020. There has also been a rise in obesity awareness due to the complications associated with COVID 19 for obesity, and the Company has increased its overall sales and marketing efforts, which has resulted in increased sales. We did see a slight decrease in sales during the fourth quarter of 2021, due to the rise of the Delta and Omicron variants, and the associated restrictions.

Cost of Goods Sold and Gross Profit:    The following table summarizes our cost of goods sold and gross profit for the years ended December 31, 2021 and 2020, as well as percentage of total revenue and the amount of change and percentage of change (dollars in thousands):

	Year Ended December 31,				Amount	Percentage
	2021		2020		Change	Change
Revenue	$13,600	100.0%	$11,299	100.0%	$2,301	20.4%
Cost of goods sold	5,252	38.6%	5,037	44.6%	215	4.3%
Gross profit	$8,348	61.4%	$6,262	55.4%	$2,086	33.3%

Gross profit.    Gross profit for the year ended December 31, 2021, was $8.3 million, compared to $6.3 million for the year ended December 31, 2020, an increase of $2.0 million or 33.3%. Gross profit as a percentage of revenue for the year ended December 31, 2021, was 61.4% compared to 55.4% for the same period in 2020. The increase in gross profit margin is primarily due to increased volume, as revenue increased by 20.4%, reduced period expenses, and improved product mix with higher domestic sales as a percentage of revenue, which have a higher gross profit margin than international sales. We have also begun to realize significant cost of goods savings by moving our manufacturing from Costa Rica to a new supplier in the United States.

Operating Expenses:    The following table summarizes our operating expenses for the years ended December 31, 2021 and 2020, as well as the percentage of total revenue, and the amount of changes and percentage of change (dollars in thousands):

	Year Ended December 31,				Amount	Percentage
	2021		2020		Change	Change
Sales and marketing	$9,165	67.4%	$4,694	41.5%	$4,471	95.2%
General and administrative	24,410	179.5%	10,527	93.2%	13,883	131.9%
Research and development	2,522	18.5%	3,498	31.0%	(976)	(27.9)%
Loss on impairment of intangible assets and goodwill	28,752	211.4%	—	—%	28,752	100.0%
Total operating expenses	$64,849	476.8%	$18,719	165.7%	$46,130	246.4%

Total operating expenses increased by $46.1 million, or 246.4%, due primarily to an impairment charge of $28.8 million, an increase in stock-based compensation of $11.4 million and an increase in general and administrative expenses related to the merger with Obalon of $2.3 million. After the Obalon merger, and subsequent listing on the Nasdaq, the Company issued either restricted stock units or stock options to all employees and non-employee directors of the Company, its first grant since 2017. The vesting schedules for these grants were retroactive to hire dates, so there was a catch-up expense of $8.9 million. Due to this catch-up, the Company expects for stock-based compensation expense to normalize going forward. The Company has begun focusing on increased brand recognition through improved marketing strategies, including television and print advertisements, and social media presence which has increased our overall sales and marketing expenses. As previously disclosed, the Company announced the launch of a multi-platform consumer advertising campaign utilizing national television, print, social media and public relations during the fourth quarter of 2021.

Sales and Marketing Expense.    Sales and marketing expenses for the year ended December 31, 2021, increased by $4.5 million, or 95.2%, to $9.2 million, compared to $4.7 million for the year ended December 31, 2020. The increase is primarily due to an increase in advertising and marketing costs of $2.5 million, as the Company launched its direct to consumer campaign, and increased its social media presence. In addition, we had an increase in stock-based compensation expense of $1.2 million, as during the third quarter of 2021, the Company issued both RSUs and stock options containing a look back provision to begin vesting at the one-year anniversary of the date of employment, resulting in an expense of $0.9 million at the time the awards were granted. Additionally, payroll related expenditures increased by $0.4 million as the Company strengthened its commercial organization and commissions increased by $0.2 million from higher revenue compared to the prior year. The Company also had an increase in software costs of $0.2 million. These increases were minimally offset by a decrease of $0.2 million in consulting fees. The Company expects to continue devoting more resources toward sales and marketing, particularly through our national direct to consumer campaign, and so we expect total Sales and Marketing expenses to increase for 2022.

General and Administrative Expense.    General and administrative expenses for the year ended December 31, 2021, increased by $13.9 million, or 131.9%, to $24.4 million, compared to $10.5 million for the year ended December 31, 2020. The increase is primarily due to an increase of $8.9 million in stock-based compensation expense, as during the third quarter of 2021, the Company issued both RSUs and stock options containing a look back provision to begin vesting at the one-year anniversary of the date of employment, resulting in an expense of $6.8 million at the time the awards were granted. In addition, the Company had increases in audit, consulting and other professional services of $3.2 million, of which $2.3 million was directly related to the merger with Obalon, an increase in payroll related expenses of $1.0 million, including a $0.7 million increase in bonus fees, an increase in legal and patent related fees of $0.4 million, an increase in rent and facilities of $0.3 million due to the facilities assumed from the merger with Obalon, and an increase in insurance fees of $0.1 million. These increases were partially offset by a decrease in bad debt expense of $0.2 million, as the Company continues to focus on collections.

Research and Development Expense.    Research and development expenses for the year ended December 31, 2021, decreased by $1.0 million, or 27.9%, to $2.5 million, compared to $3.5 million for the year ended December 31, 2020. The decrease is primarily due to a $2.2 million reduction in consulting, and clinical trial expenses as a result of a slowdown in clinical trials for the ReShape Vest due to the COVID 19 pandemic, and a reduction in payroll expenses of $0.1 million. This decrease was offset by an increase of $1.3 million in stock-based compensation expense, as during the third quarter of 2021, the Company issued both RSUs and stock options containing a look back provision to begin vesting at the one-year anniversary of the date of employment, resulting in an expense of $1.2 million at the time the awards were granted.

Loss on Impairment of Intangible Assets and Goodwill. The Company incurred two impairment charges totaling $28.8 million during the year ended December 31, 2021. The Company recorded a goodwill impairment charge of $21.6 million due to a reduction in our market capitalization at year-end. In addition, an impairment charge of $7.2 million was recorded, due to a reduction in our market capitalization coupled with the effects of the delays in the ReShape Vest clinical trials from the COVID-19 pandemic thus reducing the near-term future net cash flows. For further details regarding the impairment charges, see Note 7 to our consolidated financial statements included in this prospectus. During the year ended December 31, 2020, the Company did not have an impairment of intangible assets.

Net Interest Expense.    Net interest expense for the year ended December 31, 2021, decreased by $1.2 million, to $0.8 million, compared to $2.0 million, for the year ended December 31, 2020. The primary reason for the decrease is due to the Company paying off the credit agreement during the second quarter of 2021 and the forgiveness of the PPP loan including accrued interest during the first quarter of 2021.

Warrant Expense. Warrant expense was $2.8 million for the year ended December 31, 2021. The warrant expense relates to the issuance of warrants and common stock in connection with the exchange agreement entered with an investor that held Obalon warrants and exercised the fundamental transaction provision of their warrants. There was no warrant expenses for the year ended December 31, 2020.

Loss on Extinguishment of Debt.   Loss on extinguishment of debt, net for the year ended December 31, 2021, was $2.1 million, which consisted of losses of $3.0 million related to the fair value of the warrants issued in connection with the January 19, 2021, credit agreement amendments and $0.1 million related to the early payment of the debt. These losses were offset by a $1.0 million gain on the full extinguishment of our PPP loan, as we received official confirmation of forgiveness on March 1, 2021. The Company recognized a loss on extinguishment of debt for the year ended December 31, 2020, of $7.7 million, related to the fair value of the warrants issued in connection with the third and fourth amendments of the credit agreement and discounts related to the amendments.

Income Tax Benefit.    Income tax benefit was $0.1 million for the year ended December 31, 2021, compared to a benefit of $0.2 million for the year ended December 31, 2020.

Liquidity and Capital Resources

We have financed our operations to date principally through the sale of equity securities and debt financings. During the years ended December 31, 2021 and 2020, we received proceeds of $45.6 million and $0.7 million, respectively, from exercises of warrants by institutional investors, and $1.0 million and $9.5 million, respectively, from the credit agreement with an institutional investor. As of December 31, 2021, we had $22.8 million of cash and cash equivalents, which includes $5.2 million of cash received in connection with the merger with Obalon and $50 thousand of restricted cash. During March of 2021, the Company received confirmation from the SBA that the PPP Loan was forgiven in full including all interest incurred and in June of 2021, the credit agreement was paid in full.

During June of 2021, the Company completed the merger with Obalon and obtained approval for the combined Company’s common stock to be traded on the Nasdaq.

The following table summarizes our change in cash and cash equivalents (in thousands):

	Year Ended
	December 31,
	2021	2020
Net cash used in operating activities	$(15,375)	$(8,550)
Net cash received (used) in investing activates	1,855	(2,390)
Net cash provided in financing activities	33,299	11,075
Effect of exchange rate changes	29	(113)
Net change in cash and cash equivalents	$19,808	$22

Net Cash Used in Operating Activities

Net cash used in operating activities was $15.4 million and $8.6 million for the years ended December 31, 2021 and 2020, respectively. For the year ended December 31, 2021, net cash used in operating activities was primarily the result of our net loss of

$61.9 million, partially offset by non-cash adjustments for loss on impairment of intangible assets and goodwill of $28.8 million, stock-based compensation expense of $12.8 million, amortization of intangible assets of $1.7 million, net loss on extinguishment of debt of $2.1 million, warrant expense of $2.8 million and amortization of debt discount of $0.5 million. We show a negative cash impact to accounts receivable of $0.3 million, due primarily to an increase in sales, a negative cash impact from increased prepaids of $0.4 million and warranty liability of $0.7 million, and a cash outflow for accounts payable and accruals of $1.5 million as the Company paid down its vendors and liabilities with the funds received from the June 2021 equity raise. These decreases were partially offset by a change in other assets of $0.5 million.

Net cash used in operating activities for the year ended December 31, 2020, was primarily the result of our net loss of $21.6 million, partially offset by non-cash adjustments for amortization of intangible assets of $1.7 million, stock-based compensation of $1.3 million, loss on extinguishment of debt of $7.7 million, amortization of debt discount and deferred debt issuance costs of $1.7 million, noncash interest expense of $0.2 million, bad debt expense of $0.3 million, and provision for inventory in excess and obsolescence of $0.2 million. In addition, the Company has focused efforts on collection of accounts receivable, which resulted in an increase to cash of $1.2 million, offset by an increase in change of inventory of $1.2 million, primarily due to expected inventory buildup related to our impending manufacturing transfer and a decrease in accounts payable and accrued liabilities of $1.0 million.

Net Cash Used in Investing Activities

Net cash provided by investing activities for the year ended December 31, 2021, was $1.9 million, which was comprised of $5.2 million of cash received in connection with the merger with Obalon, offset by $3.0 million for the final payment for our acquisition of the Lap-Band product line, as well as $0.3 million of capital expenditures primarily related to the completion of moving manufacturing from Costa Rica to the United States.

Net cash used by investing activities for the year ended December 31, 2020, reflects the second annual payment of $2.0 million paid in connection with our acquisition of the Lap-Band product line, as well as $0.4 million of capital expenditures related to the process of moving manufacturing transfer Costa Rica to the United States.

Net Cash Provided by Financing

Net cash provided by financing activities was $33.3 million for the year ended December 31, 2021, primarily due to proceeds of $45.6 million received from the exercises of warrants from institutional investors, $1.0 million received from the credit agreement with an institutional investor, and $0.4 million in proceeds received from stock option exercises, offset by the early payment of $10.5 million to pay off the credit agreement and $3.2 million for financing costs.

Net cash provided by financing of $11.1 million for the year ended December 31, 2020, consisted of proceeds from the credit agreement with an institutional investor of $9.5 million, $1.0 million received under the CARES Act in the form of a PPP Loan and $0.7 million in cash received from the exercise of warrants, offset by approximately $0.1 million of debt issuance costs.

Operating Capital and Capital Expenditure Requirements

Our anticipated operations include plans to (i) integrate the sales and operations of the Company with the Lap-Band product line in order to expand sales domestically and internationally as well as to obtain cost savings synergies, (ii) introduce to the market place ReShapeCare and ReShape Marketplace as an extension, (iii) ramp up marketing efforts to increase brand recognition, create customer awareness and increase in patient demand, (iv) continue development of the DBSN device, (v) seek opportunities to leverage our intellectual property portfolio and custom development services to provide third-party sales and licensing opportunities, and (vi) explore and capitalize on synergistic opportunities to expand our portfolio and offer future minimally invasive treatments and therapies in the obesity continuum of care, including the Lap-Band 2.0 and the recently acquired Obalon Balloon System. The Company believes that it has the flexibility to manage the growth of its expenditures and operations depending on the amount of available cash flows, which could include reducing expenditures for marketing, clinical and product development activities.

Because of the numerous risks and uncertainties associated with the development of medical devices, such as our DBSN device, we are unable to estimate the exact amounts of capital outlays and operating expenditures necessary to complete the development of the DBSN device or other additional products and successfully deliver a commercial product to the market. Our future capital requirements will depend on many factors, including, but not limited to, the following:

●	the cost and timing of establishing sales, marketing and distribution capabilities;

●	the cost of establishing clinical and commercial supplies of our ReShape Lap-Band 2.0 and DBSN device, and any products that we may develop;
●	the rate of market acceptance of our ReShape Lap-Band 2.0, DBSN device and Obalon Balloon System, and any other product candidates;
●	the cost of filing and prosecuting patent applications and defending and enforcing our patent and other intellectual property rights;
●	the cost of defending, in litigation or otherwise, any claims that we infringe third-party patent or other intellectual property rights;
●	the effect of competing products and market developments;
●	the cost of explanting investigational and approved or cleared devices implanted during pre-or post-approval/clearance clinical trials;
●	the terms and timing of any collaborative, licensing or other arrangements that we may establish;
●	any revenue generated by sales of our Lap-Band, ReShapeCare, ReShape Marketplace, ReShape Lap-Band 2.0, Obalon Balloon System, DBSN device or our future products;
●	the scope, rate of progress, results and cost of our clinical trials and other research and development activities;
●	the cost and timing of obtaining any further required regulatory approvals; and
●	the extent to which we invest in products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

Off-balance-sheet Arrangements

Since our inception, we have not engaged in any off-balance-sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities as defined by rules enacted by the SEC and FASB, and accordingly, no such arrangements are likely to have a current or future effect on our financial position, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. Actual results may differ materially from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements included in this prospectus, we believe that the following accounting policies and estimates are most critical to a full understanding and evaluation of our reported financial results.

Intangible Assets and Long-Lived Assets

We acquire intangible assets in connection with business combinations and asset purchases. The acquired intangible assets are recorded at fair value, which is determined based on a discounted cash flow analysis. The determination of fair value requires significant estimates, including, but not limited to, the amount and timing of projected future cash flows, the discount rate used to discount those cash flows, the assessment of the asset’s life cycle, including the timing and expected costs to complete in-process projects, and the consideration of legal, technical, regulatory, economic, and competitive risks.

IPR&D acquired in business combinations is reviewed for impairment annually, or whenever an event occurs or circumstances change that would indicate the carrying amount may be impaired. Additionally, management reviews the carrying amounts of other intangible and long-lived assets whenever events or circumstances indicate that the carrying amounts of an asset may not be recoverable. The impairment reviews require significant estimates about fair value, including estimation of future cash flows, selection of an appropriate discount rate, and estimates of long-term growth rates.

Acquisition

The Company accounts for business combinations in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. The results of businesses acquired in a business combination are included in the Company’s consolidated financial statements from the date of the acquisition. Purchase accounting results in assets and liabilities of an acquired business generally being recorded at their estimated fair values on the acquisition date. Any excess consideration over the fair value of assets acquired and liabilities assumed is recognized as goodwill. Transaction costs associated with business combinations are expensed as incurred and are included in general and administrative related costs in the consolidated statements of operations. The Company performs valuations of assets acquired and liabilities assumed and allocates the purchase price to its respective assets and liabilities. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates.

Stock-based Compensation

We measure and recognize compensation expenses for all stock-based awards based on estimated fair values. Stock-based awards consist of stock options and restricted stock units. The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model. The Black-Scholes models require various highly judgmental assumptions, including stock price volatility, risk-free interest rate, and expected option term. Stock-based compensation expense is recorded net of estimated forfeitures.

Research and Development Expenses

We record the estimated costs of research and development activities performed by third-party service providers based upon the estimated services provided but not yet invoiced and include these costs in accrued expenses and other payables in the Consolidated Balance Sheets and within research and development expense in the consolidated statements of operations. We accrue for these costs based on factors such as estimates of the work completed and in accordance with agreements established with its third-party service providers. As actual costs become known, the Company adjusts its accrued liabilities.

We make significant judgments and estimates in determining the accrued balance and any deferred charges in each reporting period. Our understanding of factors such as the status and timing of services performed, the number of patients enrolled and the rate of patient enrollment may vary from our estimates and could result in us reporting amounts that are too high or too low in any particular period.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance for deferred income tax assets is recorded when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The Company’s policy is to classify interest and penalties related to income taxes as income tax expense in the consolidated statements of operations.

Recent Accounting Pronouncements

See Note 2 to the Consolidated Financial Statements for the year ended December 31, 2022 for a discussion of new accounting standards that have been adopted and those not yet adopted.

Financial Overview for Quarter Ended September 30, 2022

Results of Operations

The following table sets forth certain data from our unaudited consolidated statements of operations expressed as percentages of revenue (in thousands):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022		2021		2022		2021
Revenue	$2,798	100.0%	$3,708	100.0%	$8,130	100.0%	$10,458	100.0%
Cost of goods sold	697	24.9%	1,573	42.4%	2,928	36.0%	3,886	37.2%
Gross profit	2,101	75.1%	2,135	57.6%	5,202	64.0%	6,572	62.8%
Operating expenses:
Sales and marketing	2,619	93.6%	3,496	94.3%	11,990	147.5%	6,186	59.2%
General and administrative	3,872	138.4%	12,052	325.0%	13,488	165.9%	19,085	182.5%
Research and development	588	21.0%	1,571	42.4%	2,096	25.8%	2,245	21.5%
Impairment of intangible assets	6,947	248.3%	—	—%	6,947	85.4%	—	—%
Loss on disposal of assets, net	1	—%	—	—%	383	4.7%	—	—%
Total operating expenses	14,027	501.3%	17,119	461.7%	34,904	429.3%	27,516	263.2%
Operating loss	(11,926)	(426.2)%	(14,984)	(404.1)%	(29,702)	(365.3)%	(20,944)	(200.4)%
Other expense (income), net:
Interest (income) expense, net	(31)	(1.1)%	33	0.9%	(47)	(0.6)%	804	7.7%
Warrant expense	—	—%	2,813	75.9%	—	—%	2,813	26.9%
Loss (gain) on extinguishment of debt, net	—	—%	—	—%	—	—%	2,061	19.7%
Loss (gain) on foreign currency	279	10.0%	(101)	(2.7)%	467	5.7%	(170)	(1.6)%
Other, net	—	—%	—	—%	(9)	(0.1)%	—	—%
Loss before income tax provision	(12,174)	(435.1)%	(17,729)	(478.1)%	(30,113)	(370.4)%	(26,452)	(253.0)%
Income tax expense (benefit)	(363)	(13.0)%	(30)	(0.8)%	(511)	(6.3)%	23	0.2%
Net loss	$(11,811)	(422.1)%	$(17,699)	(477.3)%	$(29,602)	(364.1)%	$(26,475)	(253.3)%

Non-GAAP Disclosures

In addition to the financial information prepared in conformity with GAAP, we provide certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results.

Management believes that the presentation of this non-GAAP financial information provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, and amortization methods, which provides a more complete understanding of our financial performance, competitive position, and prospects for the future. However, the non-GAAP financial measures presented in this prospectus have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

Adjusted EBITDA

Management uses adjusted EBITDA in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based compensation, and other one-time costs.

The following table contains a reconciliation of GAAP net loss to non-GAAP loss attributable to common stockholders for the three and nine months ended September 30, 2022 and 2021 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
GAAP net loss	$(11,811)	$(17,699)	$(29,602)	$(26,475)
Adjustments:
Interest (income) expense, net	(31)	33	(47)	804
Income tax expense (benefit)	(363)	(30)	(511)	23
Depreciation and amortization	543	548	1,638	1,416
Stock-based compensation expense	388	10,720	1,957	10,457
Impairment of intangible assets	6,947	—	6,947	—
Loss on disposal of assets, net	1	—	383	—
Loss on extinguishment of debt, net	—	—	—	2,061
Warrant expense	—	2,813	—	2,813
Professional fees incurred in connection with the Obalon merger	—	—	—	2,277
Non-GAAP loss	$(4,326)	$(3,615)	$(19,235)	$(6,624)

Comparison of Results of Operations

Three months ended September 30, 2022 and September 30, 2021

Revenue. The following table summarizes our unaudited revenue by geographic location based on the location of customers for the three months ended September 30, 2022 and 2021, as well as the percentage of each location to total revenue and the amount of change and percentage of change (dollars in thousands):

	Three Months Ended September 30,				Amount	Percentage
	2022		2021		Change	Change
United States	$2,412	86.2%	$2,745	74.0%	$(333)	(12.1)%
Australia	164	5.9%	278	7.5%	(114)	(41.0)%
Europe	206	7.4%	653	17.6%	(447)	(68.5)%
Rest of world	16	0.5%	32	0.9%	(16)	(50.0)%
Total revenue	$2,798	100.0%	$3,708	100.0%	$(910)	(24.5)%

Revenue totaled $2.8 million for the three months ended September 30, 2022, which represents a contraction of 24.5%, or $0.9 million compared to the same period in 2021. The primary reason for the decrease, is due to a decrease in sales throughout Europe. The Company experienced a decrease in domestic sales during the first quarter of 2022 due to the emergence in late 2021 of the fast-spreading omicron variants of COVID-19 resulting in a significant rise in global cases causing a significant number of bariatric centers to close December 2021 through February 2022. We did see revenue begin to increase, as the omicron variant began to subside. During the nine months ended September 30, 2022, the Company placed more focus on domestic sales, resulting in lower international sales. Our expectation is revenue will continue to increase through the remainder of 2022, as we are focusing on a targeted digital media campaign near bariatric surgical centers that sell the Lap-Band System.

Cost of Goods Sold and Gross Profit.    The following table summarizes our unaudited cost of revenue and gross profit for the three months ended September 30, 2022 and 2021, as well as the percentage compared to total revenue and amount of change and percentage of change (dollars in thousands):

	Three Months Ended September 30,				Amount	Percentage
	2022		2021		Change	Change
Revenue	$2,798	100.0%	$3,708	100.0%	$(910)	(24.5)%
Cost of goods sold	697	24.9%	1,573	42.4%	(876)	(55.7)%
Gross profit	$2,101	75.1%	$2,135	57.6%	$(34)	(1.6)%

Gross Profit.    Gross profit for the both the three months ended September 30, 2022 and 2021, was $2.1 million. Gross profit as a percentage of total revenue for the three months ended September 30, 2022, was 75.1% compared to 57.6% for the same period in

2021. The increase in gross profit percentage is due to an increase in domestic sales, which has a higher margin than international sales. Additionally, we had a reduction in payroll related costs during the third quarter of 2022.

Operating Expense.    The following table summarizes our unaudited operating expenses for the three months ended September 30, 2022, and 2021, as well as the percentage of total revenue and the amount of change and percentage of change (dollars in thousands):

	Three Months Ended September 30,				Amount	Percentage
	2022		2021		Change	Change
Sales and marketing	$2,619	93.6%	$3,496	94.3%	$(877)	(25.1)%
General and administrative	3,872	138.4%	12,052	325.1%	(8,180)	(67.9)%
Research and development	588	21.0%	1,571	42.4%	(983)	(62.6)%
Impairment of intangible assets	6,947	248.3%	—	—%	6,947	100.0%
Loss on disposal of assets, net	1	—%	—	—%	1	100.0%
Total operating expenses	$14,027	501.3%	$17,119	461.8%	$(10,039)	(58.6)%

Sales and Marketing Expense.    Sales and marketing expenses for the three months ended September 30, 2022, decreased by $0.9 million, or 25.1%, to $2.6 million, compared to $3.5 million for the same period in 2021. The decrease is primarily due to a decrease of $1.0 million in stock-based compensation expense, as during the third quarter of 2021 the Company issued both RSUs and stock options that vested based on employee start dates prior to the grant date, therefore a portion of the RSUs and stock options were vested as of the grant date (which we refer to below as a look back provision), which resulted in a $0.9 million expense at the time the awards were given. In addition, the Company had a $0.2 million decrease in commission expense due to reduced sales compared to the third quarter of 2021. This was offset by a $0.3 million increase in consulting and professional services, as we are working on developing the ReShapeCare platform.

General and Administrative Expense.    General and administrative expenses for the three months ended September 30, 2022, decreased by $8.2 million, or 67.9%, to $3.9 million, compared to $12.1 million for the same period in 2021. The decrease is primarily due to a decrease of $8.1 million in stock-based compensation expense, as during the third quarter of 2021 the Company issued both RSUs and stock options containing a look back provision that resulted in a $6.8 million expense at the time the awards were given. Additionally, there was a reduction in payroll related expenses of $0.3 million.

Research and Development Expense.    Research and development expenses for the three months ended September 30, 2022, decreased by $1.0 million, or 62.6%, to $0.6 million, compared to $1.6 million for the same period in 2021. The decrease is primarily due to a decrease of $1.2 million in stock-based compensation expense, as during the third quarter of 2021 the Company issued both RSUs and stock options containing a look back provision that resulted in a $1.2 million expense at the time the awards were given. This was offset by a $0.2 million increase in consulting and professional service expenses related to the ReShape’s DBSN device.

Impairment of Intangible Assets.    Impairment of intangible assets was $6.9 million for the three months ended September 30, 2022, due to the impairment of in-process research and development assets. This is a result of the Company currently not continuing with commercialization for the ReShape Vest.

Loss (Gain) on Foreign Currency.    The Company had a loss on foreign currency of $0.3 million for the three months ended September 30, 2022, compared to a gain of $0.1 million for the same period in 2021.

Income Tax (Benefit) Expense.    The Company had an income tax benefit of $0.4 million for the three months ended September 30, 2022, due to a reduction in the valuation allowance related to an impairment of indefinite lived assets, offset by income tax expense.

Nine months ended September 30, 2022 and September 30, 2021

Revenue.    The following table summarizes our unaudited revenue by geographic location based on the location of customers for the nine months ended September 30, 2022 and 2021, as well as the percentage of each location to total revenue and the amount of change and percentage of change (dollars in thousands):

	Nine Months Ended September 30,				Amount	Percentage
	2022		2021		Change	Change
United States	$6,565	80.8%	$7,897	75.5%	$(1,332)	(16.9)%
Australia	533	6.6%	849	8.1%	(316)	(37.2)%
Europe	1,009	12.4%	1,622	15.5%	(613)	(37.8)%
Rest of world	23	0.2%	90	0.9%	(67)	(74.4)%
Total revenue	$8,130	100.0%	$10,458	100.0%	$(2,328)	(22.3)%

Revenue totaled $8.1 million for the nine months ended September 30, 2022, which represents a contraction of 22.3%, or $2.3 million compared to the same period in 2021. The primary reason for the decrease, is due to the emergence in late 2021 of the fast-spreading omicron variants of COVID-19 resulting in a significant rise in global cases causing a significant number of bariatric centers to close December 2021 through February 2022. We have been experiencing an increase in revenue compared to January and February 2022, as the omicron variant began to subside. Our expectation is revenue will continue to increase through the remainder of 2022, as we are focusing on a targeted digital media campaign near bariatric surgical centers that sell the Lab-Band system.

Cost of Goods Sold and Gross Profit.    The following table summarizes our unaudited cost of revenue and gross profit for the nine months ended September 30, 2022 and 2021, as well as the percentage compared to total revenue and amount of change and percentage of change (dollars in thousands):

	Nine Months Ended September 30,				Amount	Percentage
	2022		2021		Change	Change
Revenue	$8,130	100.0%	$10,458	100.0%	$(2,328)	(22.3)%
Cost of goods sold	2,928	36.0%	3,886	37.2%	(958)	(24.7)%
Gross profit	$5,202	64.0%	$6,572	62.8%	$(1,370)	(20.8)%

Gross Profit.    Gross profit for the nine months ended September 30, 2022, was $5.2 million, compared to $6.6 million for the same period in 2021, a decrease of $1.4 million. Gross profit as a percentage of total revenue for the nine months ended September 30, 2022, was 64.0% compared to 62.8% for the same period in 2021. The increase in gross profit margin is primarily due to the Company focusing on domestic sales which has a high margin than international sales.

Operating Expenses.    The following table summarizes our unaudited operating expenses for the nine months ended September 30, 2022, and 2021, as well as the percentage of total revenue and the amount of change and percentage of change (dollars in thousands):

	Nine Months Ended September 30,				Amount	Percentage
	2022		2021		Change	Change
Sales and marketing	$11,990	147.5%	$6,186	59.2%	$5,804	93.8%
General and administrative	13,488	165.9%	19,085	182.5%	(5,597)	(29.3)%
Research and development	2,096	25.8%	2,245	21.5%	(149)	(6.6)%
Impairment of intangible assets	6,947	85.4%	—	—%	6,947	100.0%
Loss on disposal of assets, net	383	4.7%	—	—%	383	—%
Total operating expenses	$34,904	429.3%	$27,516	263.2%	$7,388	26.8%

Sales and Marketing Expense.    Sales and marketing expenses for the nine months ended September 30, 2022, increased by $5.8 million, or 93.8%, to $12.0 million, compared to $6.2 million for the same period in 2021. The increase is primarily due to an increase in advertising and marketing costs of $4.6 million. The Company launched its direct to consumer marketing campaign during the fourth quarter of 2021 and expanded this campaign during the first half of 2022. In addition, we had an increase in payroll related expenses of $1.0 million, as we continue to strengthen our commercial organization and have hired a senior VP of Commercial Operations, as well as additional sales personnel. There was a $0.7 million increase in consulting and professional services, as we are working on developing the ReShapeCare platform. Additionally, there was an increase in travel expenses of $0.1 million, primarily due to relaxing of COVID-19 restrictions. This was offset by a decrease of $0.8 million in stock-based compensation expense, as during the third quarter of 2021 the Company issued both RSUs and stock options containing a look back provision that resulted in a $0.9 million expense at the time the awards were given.

General and Administrative Expense.    General and administrative expenses for the nine months ended September 30, 2022, decreased by $5.6 million, or 29.3%, to $13.5 million, compared to $19.1 million for the same period in 2021. The decrease is primarily due to a decrease of $6.7 million in stock-based compensation expense, as during the third quarter of 2021 the Company issued both RSUs and stock options containing a look back provision that resulted in a $6.8 million expense at the time the awards were given. In addition, there was a reduction in audit, consulting and professional fees of $1.9 million, as we had higher costs during 2021 due to the merger with Obalon. This was offset by an increase of legal expenses of $2.2 million, primarily related to recording litigation losses of $2.0 million during the second quarter of 2022. There was reduction in payroll related costs of $0.5 million due to personnel changes. Additionally, there was a decrease of $0.2 million in rent and $0.2 million insurance, due to the office and warehouse lease in Carlsbad, CA terminating during June 2022.

Research and Development Expense.    Research and development expenses for the nine months ended September 30, 2022, decreased by $0.1 million, or 6.6%, to $2.1 million, compared to $2.2 million for the same period in 2021. The decrease is primarily due to a decrease of $0.9 million in stock-based compensation expense, as during the third quarter of 2021 the Company issued both RSUs and stock options containing a look back provision that resulted in a $1.2 million expense at the time the awards were given. This was offset primarily due to an increase of $0.6 million in consulting and professional service expenses related to the ReShape’s DBSN device. In addition, there was an increase of $0.1 million in payroll related costs.

Impairment of Intangible Assets.    Impairment of intangible assets was $6.9 million for the nine months ended September 30, 2022, due to the impairment of in-process research and development assets. This is a result of the Company currently not continuing with commercialization for the ReShape Vest.

Loss on Disposal of Assets, net.    During the nine months ended September 30, 2022, the Company disposed of $0.4 million of assets that were acquired from the merger with Obalon.

Net Interest (Income) Expense.    Net interest income for the nine months ended September 30, 2022, was minimal, compared to an expense of $0.8 million in 2021, which related to the debt that was extinguished during the second quarter of 2021.

(Gain) Loss on Foreign Currency.    The Company had a foreign currency losses of $0.5 million for the nine months ended September 30, 2022, compared to a gain of $0.2 million for the same period in 2021.

Income Tax (Benefit) Expense.    The Company had an income tax benefit of $0.5 million for the nine months ended September 30, 2022, due to a reduction in the valuation allowance related to an impairment of indefinite lived assets, offset by income tax expense related to projected income in the Netherlands and Australia.

Liquidity and Capital Resources

The financial statements included in this prospectus have been prepared assuming the Company will continue as a going concern. The Company currently does not generate revenue sufficient to offset operating costs and anticipates such shortfalls to continue, partially due to the unpredictability of new variants of COVID-19, which has resulted and may continue to result in a slow-down of elective surgeries and restrictions in some locations. Additionally, our anticipated expansion of our product portfolio and future products may not come to fruition. As of September 30, 2022, the Company had net working capital of approximately $6.1 million, primarily due to cash and cash equivalents and restricted cash of $6.2 million. The Company’s principal source of liquidity as of September 30, 2022, consisted of approximately $6.2 million of cash and cash equivalents and restricted cash, and $2.2 million of accounts receivable. Based on its available cash resources, the Company may not have sufficient cash on hand to fund its current operations for more than twelve months from the date of filing this prospectus. This condition raises substantial doubt about the Company’s ability to continue as a going concern. The Company believes in the viability of its business strategy and in its ability to raise additional funds, however, there can be no assurance to that effect.

The Company is also evaluating further funding options, including seeking additional equity or debt financing to support the expansion of the Lap-Band System, ReShapeCare, and the continued development of the DBSN device; and the re-introduction of the Obalon Balloon System and other strategic market opportunities.

The following table summarizes our change in cash and cash equivalents and restricted cash (in thousands):

	Nine Months Ended
	September 30,
	2022	2021
Net cash used in operating activities	$(19,072)	$(11,949)
Net cash (used in) provided by investing activates	(13)	4,922
Net cash provided by financing activities	2,492	33,299
Effect of exchange rate changes	24	14
Net change in cash and cash equivalents and restricted cash	$(16,569)	$26,286

Net Cash Used in Operating Activities

Net cash used in operating activities from operations was $19.1 million and $11.9 million for the nine months ended September 30, 2022 and 2021, respectively. For the nine months ended September 30, 2022, net cash used in operating activities was primarily the result of our net loss of $29.6 million, partially offset by non-cash adjustments for impairment of intangible assets of $6.9 million, stock-based compensation expense of $2.0 million, amortization of intangible assets of $1.4 million, depreciation expense of $0.3 million, provision for excess and obsolete inventory of $0.2 million and loss on disposal of assets of $0.4 million, offset by non-cash reduction of expense for deferred income tax of $0.6 million and bad debt expense of $0.1 million. We show a negative cash impact to inventory of $1.3 million, as the Company is building up its inventory to meet the expected increase in demand due to the marketing strategies, and warranty liability of $0.3 million. This was offset by a positive cash impact to accounts payable and accrued liabilities of $0.1 million, accounts and other receivables of $0.7 million and prepaid expenses of $0.7 million.

For the nine months ended September 30, 2021, net cash used in operating activities was primarily the result of our net loss of $26.5 million, partially offset by non-cash adjustments for stock-based compensation expense of $10.5 million, amortization of intangible assets of $1.3 million, net loss on extinguishment of debt of $2.1 million, warrant expense of $2.8 million and amortization of debt discount of $0.5 million. We show a negative cash impact to accounts receivable of $0.9 million, as we had an increase in sales late in the third quarter, a negative impact due to increase prepaids of $0.4 million and a cash outflow for accounts payable and accruals of $1.8 million as the Company paid its vendors with the funds received in the equity raise during June of 2021. These decreases were partially offset by a change in other assets of $0.4 million.

Net Cash Provided (Used in) by Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2022, was minimal.

Net cash provided by investing activities for the nine months ended September 30, 2021 was $4.9 million, which was comprised of $5.2 million of cash received in connection with the merger with Obalon, offset by capital expenditures of $0.3 million, primarily related to the completion of moving manufacturing from Costa Rica to the United States.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $2.5 million for the nine months ended September 30, 2022, due to the proceeds received from an exercise of warrants from an institutional investor.

Net cash provided by financing activities was $33.3 million for the nine months ended September 30, 2021, due to proceeds of $45.6 million received from exercises of warrants from institutional investors, $1.0 million received from the credit agreement with an institutional investor, and $0.4 million in proceeds received from stock option exercises, offset by the early payment of $10.5 million to pay off the credit agreement and $3.2 million for financing costs.

Operating Capital and Capital Expenditure Requirements

Given the Company’s projected operating requirements and its existing cash and cash equivalents management’s plans include evaluating different strategies to obtain the required funding of future operations. Our anticipated operations include plans to (i) integrate the sales and operations of the Company with the Lap-Band product line in order to expand sales domestically and internationally (ii) improve operational efficiencies, resulting in a reduction of operational expenses, as well as a reduction to marketing and advertising costs, primarily due to focusing on digital media rather than television and print and (iii) to continue promoting ReShapeCare as an addition to bariatric surgery or as an alternative to individuals that do not meet the criteria and/or do not want to go through bariatric surgery. If sales do not improve, we will reduce our expenditures for marketing, clinical and product development activities to maintain operational activities until a period of time in which we could obtain additional debt or equity financing to support our operations. However, there can be no assurance that the Company will be able to secure such additional financing. Therefore, the plans cannot be deemed probable of being implemented. As a result, the Company’s plans do not alleviate substantial doubt about our ability to continue as a going concern.

Our forecast of the period of time through which our financial resources will be adequate to support our operations, the costs to complete development of products and the cost to commercialize our products are forward-looking statements and involve risks and uncertainties, and actual results could vary materially and negatively as a result of a number of factors, including the factors discussed under the heading “Risk Factors” in this prospectus. We have based these estimates on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect.

Because of the numerous risks and uncertainties associated with the development of medical devices, such as our ReShape Vest and DBSN device, we are unable to estimate the exact amounts of capital outlays and operating expenditures necessary to complete the development of the DBSN device or other additional products and successfully deliver a commercial product to the market. Our future capital requirements will depend on many factors, including, but not limited to, the following:

●	the cost and timing of establishing sales, marketing and distribution capabilities;
●	the cost of establishing clinical and commercial supplies of our DBSN device, and any products that we may develop;
●	the rate of market acceptance of our DBSN device, and any other product candidates;
●	the cost of filing and prosecuting patent applications and defending and enforcing our patent and other intellectual property rights;
●	the cost of defending, in litigation or otherwise, any claims that we infringe third-party patent or other intellectual property rights;
●	the effect of competing products and market developments;
●	the cost of explanting investigational and approved or cleared devices implanted during pre-or post-approval/clearance clinical trials;
●	the terms and timing of any collaborative, licensing or other arrangements that we may establish;
●	any revenue generated by sales of our Lap-Band, ReShapeCare, ReShape Marketplace, Obalon Balloon System, DBSN device or our future products;
●	the scope, rate of progress, results and cost of our clinical trials and other research and development activities;
●	the cost and timing of obtaining any further required regulatory approvals; and
●	the extent to which we invest in products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

Critical Accounting Policies and Estimates

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates. Information with respect to our critical accounting policies and estimates which we believe could have the most significant effect on our reported results and require subjective or complex judgments by management is contained in Item 7,

“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of our Annual Report on Form 10-K for the year ended December 31, 2021. There have been no significant changes from the information discussed therein.

During the three and nine months ended September 30, 2022 there were no material changes to our significant accounting policies above, which are fully described in Note 2 to our consolidated financial statements for the year ended December 31, 2021 included in this prospectus.

Recent Accounting Pronouncements

See Note 1 to our condensed consolidated financial statements for the quarter ended September 30, 2022 for a discussion of recent accounting pronouncements.

BUSINESS

Our Company

ReShape Lifesciences Inc. is a worldwide premier weight-loss solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease.

Our current portfolio includes the FDA-approved Lap-Band® system, which provides minimally invasive, long-term treatment of obesity and is a safer surgical alternative to more invasive and extreme surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The recently launched ReShapeCareTM virtual health coaching program is a novel reimbursed telehealth weight-management program that supports healthy lifestyle changes for all medically managed weight-loss patients, not just the Lap-Band, further expanding our reach and market opportunity. The ReShape MarketplaceTM, an online store, that provides top of the line products with bariatric patients in mind. Our ReShape OptimizeTM supplement options, purchased through the ReShape Marketplace, include multivitamins, probiotics, calcium, vitamin D, protein, and other therapeutic offerings to optimize health. The Obalon® Balloon system, recently acquired in June of 2021, is the first and only swallowable, gas filled, FDA-approved balloon system. The ReShape VestTM system is an investigational (outside the U.S.) minimally invasive, laparoscopically implanted medical device that wraps around the stomach, emulating the gastric volume reduction effect of conventional weight-loss surgery. It is designed to help enable rapid weight loss in obese and morbidly obese patients without permanently changing patient anatomy. The DBSN device is a technology under development as a new personalized treatment for type 2 diabetes mellitus. ReShape’s DBSN device is expected to use bioelectronics to manage blood glucose in treatment of diabetes and individualized 24/7 glucose control. Additional products and accessories from the Company, including calibration tubes, facilitate alternative gastric surgical procedures and ongoing product support for healthcare practitioners and patients (adjustments, etc.).

Our Product Portfolio

Lap-Band System

The Lap-Band System, which we acquired from Apollo Endosurgery, Inc. (“Apollo”) in December 2018, is designed to provide minimally invasive long-term treatment of severe obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The Lap-Band System is an adjustable saline-filled silicone band that is laparoscopically placed around the upper part of the stomach through a small incision, creating a small pouch at the top of the stomach, which slows the passage of food and creates a sensation of fullness. The procedure can normally be performed as an outpatient procedure and patients can go home the day of the procedure without the need for an overnight hospital stay.

The Lap-Band System has been in use in Europe since 1993. It was approved in Australia in 1994 by the Therapeutic Goods Administration (“TGA”) and received its CE mark in 1997. The FDA approved the Lap-Band System for use in the United States in 2001. The Lap-Band System has been approved in 21 countries, with more than 1,000,000 Lap-Band Systems sold worldwide.

The Lap-Band System has been approved for use in the U.S. for patients with a Body Mass Index (“BMI”) greater than or equal to 40 or a BMI greater than or equal to 30 with one or more obesity-related comorbidity conditions.

The Lap-Band System has been subject to more than 400 peer-reviewed publications and extensive real-world experience. Adjustable gastric banding using the Lap-Band System has been reported to be significantly safer than gastric bypass while statistically producing the same weight loss five years after surgery when accompanied by an appropriate post-operative follow-up and adjustment protocol. Studies have reported sustained resolution or improvement in type 2 diabetes, gastroesophageal reflux, obstructive sleep apnea, asthma, arthritis, hypertension and other pre-existing obesity related comorbidities following gastric banding. The gastric banding surgical procedure is generally reimbursed by most payors and insurance programs that cover bariatric surgery.

Benefits. Lap-Band System offers the following benefits:

●	Minimally Invasive. The Lap-Band System does not change anatomy and is removable or reversible.
●	Lifestyle Enhancing. The Lap-Band System helps patients lose weight and live a more comfortable life and potentially reduces co-morbidities from excess weight.
●	Durable Weight Loss. The Lap-Band System offers a sustainable solution that helps patients achieve long-term success.

ReShape Calibration Tubes

The ReShape Calibration tubes are multifunctional devices compared to reusable bougies and disposable gastric tubes. The Calibration tubes are designed to be less traumatic to the patient, as they are intended to fit the lesser curvature of the stomach more easily and quickly reach the pylorus. In August of 2022, we announced FDA clearance of three new sizes – 32, 36, and 40 French – all designed to simplify bariatric procedures such as laparoscopic sleeve gastrectomy, gastric bypass, and adjustable gastric banding. We are ramping up production and moving rapidly towards a full release of this product in early 2023.

ReShapeCare

ReShapeCare is a HIPAA-compliant, virtual coaching program which enhances behavior change through engagement with ReShape’s Welcome Specialists and Health Coaches. The program is based on four established dimensions of successful behavior: change sleep, nutrition, exercise and stress. It is designed to provide flexible structure and support from a live certified health coach in a manner that is simple, affordable and practical.

Clinical studies prove that online health coaching leads to higher patient satisfaction, more successful weight loss outcomes, improvements in metabolic health and enhances quality of life. ReShapeCare is appropriate for all weight loss patients, medical weight loss patients, and pre- and post-surgical bariatric patients.

The program is designed to reshape the patient’s life through better sleep, nutrition, exercise, and stress management. Patients get paired with a ReShapeCare certified health coach who will be with them every step of the way through their journey, including through daily text messaging or live phone or video calls. The web and mobile app make it easy to increase positive actions and awareness by receiving daily educational content, personalized exercise, and progress reports. This program creates an atmosphere of community with social support from peers and by joining group sessions. When it comes to nutrition, patients can utilize an easy-to-follow, personalized nutrition plan with a recipe library and restaurant guide. Tracking your food is as easy as taking a snapshot from your phone and sending it to your coach. Patients can connect their own devices to automatically track sleep, stress, and weight. This real-time health data can be used to optimize the program to get the best possible results.

ReShape Marketplace

ReShape Marketplace is an online store developed with bariatric patients in mind in order to focus on the four dimensions of successful behavior changes. Within the ReShape Marketplace we have ReShape Optimize, which meets all the nutrient needs to stay healthy. The ReShape Marketplace provides the highest quality products for exercising, that can have immediate and long-term health benefits, sleep which plays a vital role in good health and well-being, and stress to effectively manage stress to make your life happier, healthier and more productive.

ReShape has partnered with ProCare Health® to provide premium supplements to optimize health and well-being. ReShape Optimize is a supplemental option which will include multivitamins, probiotics, calcium, vitamin D, protein, and other therapeutic offerings. Our multivitamins utilize easy to absorb ingredients, meet updated ASMBS guidelines, and are made in the USA.

Obalon Balloon System

The Obalon Balloon System consists of a swallowable capsule that contains an inflatable balloon attached to a microcatheter; the Obalon Navigation System console, which is a combination of hardware and software used to dynamically track and display the location of the balloon during placement; the Obalon Touch Inflation Dispenser, which is a semi-automated, hand-held inflation device used to inflate the balloon once it is placed; and a disposable canister filled with our proprietary mixture of gas. We continue to explore the compliance requirements, manufacturing viability and quality system controls necessary for re-introducing the Obalon Balloon System.

Placement of the Obalon balloon typically occurs in less than 15 minutes and can be accomplished in an outpatient setting. To place the Obalon balloon, the patient swallows the capsule, which has the Obalon balloon folded inside. No sedation or anesthesia is required. Once swallowed, placement of the capsule is confirmed in the stomach using the Obalon Navigation System. Balloon placement can also be confirmed using x-ray. The microcatheter, which is attached to the Obalon balloon, is then connected to the Obalon Touch Inflation Dispenser. The Touch inflation system provides real-time pressure measurements to confirm that the Obalon balloon is both properly placed and able to be correctly inflated in the stomach. A pre-filled canister of gas is inserted into the inflation system and then the gas is discharged to fill the balloon to a volume of 250cc. Once the inflation of the Obalon balloon is confirmed, the microcatheter is detached from the balloon via hydrostatic pressure and is removed through the patient’s mouth. The patient is intended to return two more times over the following 8 to 12 weeks to receive a second and third Obalon balloon, expanding total balloon volume within the stomach to approximately 750cc.

All of the balloons are removed in a single procedure no more than six months after the placement of the initial balloon. The balloons are removed endoscopically under light conscious sedation, using standard commercially available endoscopy tools. The endoscopic procedure to remove the balloons typically requires approximately 15 minutes.

DBSN Device

The DBSN device is a technology under development as a new treatment for type 2 diabetes mellitus (T2DM). It combines ReShape Lifesciences’ proprietary Vagus Nerve Block (vBloc) technology platform in combination with Vagus nerve stimulation. This new dual Vagus nerve neuromodulation system selectively modulates vagal block and stimulation to the liver and pancreas to manage blood glucose. ReShape’s DBSN device is expected to use bioelectronics to manage blood glucose in treatment of diabetes and individualized 24/7 glucose control. The goal is to reduce costs of treatment and complications that arise from poorly controlled blood glucose and non-compliance to T2DM medication.

ReShape’s DBSN technology is in preclinical development. It has demonstrated effectiveness and has been well tolerated through experiments in diabetic swine utilizing Phase I funding from an NIH Small Business Innovation Research Grant.

Our Strategic Focus

Develop and Commercialize a Differentiated Portfolio of Products/Therapies

ReShape Lifesciences Inc. is the premier physician-led weight-loss and metabolic health-solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease. An overarching strategy for our company is to develop and commercialize products, programs and services portfolio that is differentiated from our competition by offering transformative technologies that consists of a selection of patient-friendly, non-anatomy changing, lifestyle enhancing products, programs and services that provide alternatives to more invasive bariatric surgeries, and help patients achieve healthy, durable weight loss. Current offerings include the Lap-Band System and accessories, ReShapeCare virtual coaching program, the recently launched ReShape Marketplace, an online collection of quality wellness products, including ReShape Optimize, a collection of premium supplements to help patients achieve their health goals. The FDA approved Obalon Balloon System, which has been off the market since March 2020 and was acquired in connection with the Obalon merger in June of 2021, and has not yet been re-introduced to the marketplace. If approved for commercial use, we believe the DBSN device will further enhance our multiple compelling and differentiated medical devices offerings. We believe that we are well positioned for the existing market and can serve more of the overweight and obese population with our solutions and thereby help expand the addressable market for obesity.

Drive the Adoption of Our Portfolio through Obesity Therapy Experts and Patient Ambassadors

Our clinical development strategy is to collaborate closely with regulatory bodies, healthcare providers, obesity therapy lifestyle experts and others involved in the obesity management process, patients and their advocates and scientific experts. We have established relationships with physicians, obesity therapy experts, patient advocates, media experts and other market drivers we believe will provide important support towards promoting patient awareness and gaining widespread adoption of the Lap-Band, its accessories, ReShapeCare, ReShape Marketplace, ReShape Optimize and the re-introduction of the Obalon Balloon System. Additionally, with these relationships, if approved, we believe we will be able to expand awareness of the DBSN technology to patients with type 2 diabetes mellitus.

Expand and Protect Our Intellectual Property Position

We believe that our issued patents and our patent applications encompass a broad platform of therapies focused on obesity, diabetes, hypertension and other gastrointestinal disorders. We intend to continue to pursue further intellectual property protection through U.S. and foreign patent applications.

Alternative Weight Loss Solutions

ReShapeCare is an effective, convenient virtual health coaching program that is reimbursed by most insurance companies and works in partnership with physicians to help patients set and achieve their health and wellness goals. Through board certified coaches, it provides a weight-loss solution through behavioral changes, improving the patients’ sleep, nutrition, exercise and stress. ReShapeCare is appropriate for all weight loss patients, medical weight loss patients, and pre- and post-surgical bariatric patients.

We believe that we will be able to offer distinct weight loss treatment solutions that may be selected by the physician depending on the severity of the patient’s BMI or condition. Together, the Lap-Band, ReShapeCare and potential internal or external pipeline products can provide a minimally invasive continuum of care, independently or in combination, for bariatric surgery or medically managed weight loss patients and their care providers.

Our Market

The Obesity and Metabolic Disease Epidemic

Obesity is a disease that has been increasing at an alarming rate with significant medical repercussions and associated economic costs. The World Health Organization (“WHO”) currently estimates that more than 2.5 billion adults, approximately 30% of the global population, are considered overweight or obese. This number has a projected increase to 50% by 2030. The global economic impact of obesity is approximately $2.0 trillion, or approximately 2.8% of global GDP. Healthcare costs for severely or morbidly obese adults are 81% higher than for healthy weight adults and obesity is responsible for 5% of deaths worldwide. We believe our products and programs and product candidates could address a $1.64 billion per year and growing global surgical device market. The Bariatric Surgical Device market is projected to be a $2.8 billion worldwide market ($1.8 billion in the U.S.) by 2025.

We believe that this epidemic will continue to grow worldwide given dietary trends in developed nations that favor highly processed sugars, larger meals and fattier foods, as well as increasingly sedentary lifestyles. Despite the growing obesity rate, increasing public interest in the obesity epidemic and significant medical repercussions and economic costs associated with obesity, there continues to be a significant unmet need for effective treatments.

The United States Market

Obesity has been identified by the U.S. Surgeon General as the fastest growing cause of disease and death in the United States. Currently, it is estimated that approximately 160 million American adults are overweight or obese, 74 million American adults are overweight, 78 million American adults are obese or severely obese, and 24 million American adults are morbidly obese. It is estimated that if obesity rates stay consistent, 51% of the U.S. population will be obese by 2030. According to data from the U.S. Department of Health and Human Services, almost 80% of adults with a BMI above 30 have comorbidity, and almost 40% have two or more of these comorbidities. According to The Obesity Society and the CDC, obesity is associated with many significant weight-related comorbidities including Type 2 diabetes, high blood-pressure, sleep apnea, certain cancers, high cholesterol, coronary artery disease, osteoarthritis and stroke. According to the American Cancer Society, 572,000 Americans die of cancer each year, over one-third of which are linked to excess body weight, poor nutrition and/or physical inactivity. Over 75% of hypertension cases are directly linked to obesity, and more than 90% of the approximately 28 million U.S. adults with Type 2 diabetes are overweight or have obesity.

Currently, medical costs associated with obesity in the U.S. are estimated to be up to $210.0 billion per year and nearly 21% of medical costs in the U.S. can be attributed to obesity. Approximately $1.5 billion was spent in 2015 alone in the U.S. on approximately 200,000 bariatric surgical procedures to treat obesity. By 2025, it is estimated that up to $3.8 billion will be spent in the U.S. on approximately 800,000 bariatric surgical procedures to treat obesity. Researchers estimate that if obesity trends continue, obesity-related medical costs could rise by another $44-$66 billion each year in the U.S. by 2030. The medical costs paid by third-party payers for people who are obese were $2,741 per year, or 42% higher than those of people who are normal weight and the average cost to employers is $6,627 to $8,067 per year per obese employee (BMI of 35 to 40 and higher).

Current Treatment Options and Their Limitations

We believe existing bariatric surgery and endoscopic procedural options for the treatment of obesity have seen limited adoption to date, with approximately 1% of the obese population qualifying for treatment actually seeking treatment, due to patient concerns and potential side effects including permanently altered anatomy and morbidity.

The principal treatment alternatives available today for obesity include:

●	Behavioral modification. Behavioral modification, which includes diet and exercise, is an important component in the treatment of obesity; however, most obese patients find it difficult to achieve and maintain significant weight loss with a regimen of diet and exercise alone.
●	Pharmaceutical therapy. Pharmaceutical therapies often represent a first option in the treatment of obese patients but carry significant safety risks and may present troublesome side effects and compliance issues.
●	Bariatric Surgery and Endoscopic Procedures. In more severe cases of obesity, patients may pursue more aggressive surgical treatment options such as sleeve gastrectomy and gastric bypass. These procedures promote weight loss by surgically restricting the stomach’s capacity and outlet size. While largely effective, these procedures generally result in major lifestyle changes, including dietary restrictions and food intolerances, and they may present substantial side effects and carry short- and long-term safety and side effect risks that have limited their adoption.

Our Research and Development

Current R&D Focus

We have an experienced research and development team, including clinical, regulatory affairs and quality assurance, comprised of scientists and mechanical engineers with significant clinical knowledge and expertise. Our research and development efforts are focused in the following major areas:

●	supporting the current Lap-Band System;
●	expanding and improving on the Lap-Band portfolio;
●	testing and developing the DBSN device; and
●	suction and calibration tubing line for gastric and bariatric surgeries.

We have spent a portion of our capital resources on research and development. Our research and development expenses were $2.5 million in 2021 and $3.5 million in 2020.

Our Competition

The market for obesity treatments is competitive, subject to technological change and significantly affected by new product development. Our primary competition in the obesity treatment market is currently from bariatric surgical and endoscopic procedures.

Our Lap-Band System competes, and we expect that our Obalon Balloon System will compete, with surgical and endoscopic obesity procedures, including gastric bypass, gastric balloons, sleeve gastrectomy and the endoscopic sleeve. These current surgical procedures are performed in less than 1% of all eligible obese patients today. Outside of the Obalon Balloon System which we recently acquired, other current manufacturers of gastric balloon and suturing products that are approved in the United States include Apollo (ORBERA Intragastric Balloon System and OverStitch Endoscopic Suturing System) and Spatz Medical.

In June 2016, Aspire Bariatrics, Inc. received FDA approval for the Aspire Assist® System, an endoscopic alternative to weight loss surgery for people with moderate to severe obesity. Due to the financial impact of the COVID-19 pandemic, Aspire Bariatrics shut down operations and withdrew its product from the market in April 2022. We are also aware that GI Dynamics, Inc. has received approvals in various international countries to sell its EndoBarrier Gastrointestinal Liner.

We also compete against the manufacturers of pharmaceuticals that are directed at treating obesity and the 99% of obese patients eligible for surgery that are not willing to pursue a surgical option. We are aware of a number of drugs that are approved for long-term treatment of obesity in the United States: Orlistat, marketed by Roche as Xenical and GlaxoSmithKline as Alli, Belviq marketed by Arena Pharmaceuticals, Inc., Qsymia, marketed by VIVUS, Inc. and Contrave, marketed by Orexigen Therapeutics, Inc. In addition, we are aware of a pivotal trial for GELESIS100 that is being conducted by Gelesis, Inc. While considered a competitive therapy, we expect that some surgeons will use pharmaceuticals to coincide with a Lap-Band placement.

In addition to competition from surgical obesity procedures, we compete with several private early-stage companies developing neurostimulation devices for application to the gastric region and related nerves for the treatment of obesity. Further, we know of two intragastric balloon companies in the U.S., Spatz Medical, which received FDA approval of the Spatz3 Adjustable Balloon in October of 2021, and Allurion Technology’s Elipse Balloon, which is in either clinical trials or working toward clinical trials in the U.S. These companies may prove to be significant competitors, particularly through collaborative arrangements with large and established companies. They also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

We believe that the principal competitive factors in our market include:

●	acceptance by healthcare professionals, patients and payers;
●	published rates of safety and efficacy;
●	reliability and high-quality performance;
●	effectiveness at controlling and/or resolving comorbidities such as diabetes and hypertension;
●	invasiveness and the inherent reversibility of the procedure or device;
●	cost and average selling price of products and relative rates of reimbursement;
●	effective marketing, training, education, sales and distribution;
●	regulatory and reimbursement expertise;
●	technological leadership and superiority;
●	only surgical device FDA approved for low BMI patients; and
●	speed of product innovation and time to market.

Many of our competitors are larger than we are, and they may enjoy several competitive advantages over us, including:

●	stronger name recognition;
●	existing relations with healthcare professionals, customers and third-party payers;
●	established distribution networks;
●	significant experience in research and development, manufacturing, preclinical testing, clinical trials, obtaining regulatory approvals, obtaining reimbursement and marketing approved products; and
●	greater financial and human resources.

As a result, we cannot assure you that we will be able to compete effectively against these companies or their products.

Market Opportunity

Given the limitations of behavioral modification, pharmaceutical therapy and traditional bariatric surgical approaches, we believe there is a substantial need for patient-friendly, safer, effective and durable solutions that:

●	provide proven, long-term weight loss;
●	preserve normal anatomy;
●	are adjustable in an office setting for individual patient needs and long term efficacy;
●	are “non-punitive” in that they support continued ingestion and digestion of foods and micronutrients such as vitamins and minerals found in a typical, healthy diet while allowing the user to modify his or her eating behavior appropriately without inducing punitive physical restrictions that physically force a limitation of food intake;
●	diminish undesirable side-effects;
●	facilitate outpatient surgical procedures;
●	minimize the risks of re-operations, malnutrition and mortality;
●	reduce the natural hunger drive of patients; and
●	are reversible, if necessary or desired, while preserving anatomy.

Our Intellectual Property

In order to remain competitive, we must develop and maintain protection of the proprietary aspects of our technologies. We rely on a combination of patents, trademarks, trade secret laws and confidentiality and invention assignment agreements to protect our intellectual property rights. Our patent applications may not result in issued patents and our patents may not be sufficiently broad to protect our technology. Any patents issued to us may be challenged by third parties as being invalid or unenforceable, or third parties may independently develop similar or competing technology that does not infringe our patents. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

Lap-Band

As of December 31, 2022, we had 50 total patents, 28 U.S. and 22 foreign, related to our Lap-Band System. The international patents and patent applications are in regions including Germany, France, Spain, the United Kingdom, Mexico, Canada, Italy, the Netherlands, Portugal, Ireland, Belgium, Poland, Australia, and South Korea. The issued patents expire between the years 2022 and 2031.

We also have 48 total U.S. and international trademarks for the Lap-Band brand name.

ReShape Vest

As of December 31, 2022, we had four granted U.S. patents and four granted foreign patents in China, Israel, Canada and Australia related to our ReShape Vest and 6 pending patents in the U.S. and foreign countries. The patents expire between the years 2028 and 2038.

We also have U.S. and international trademark applications for the ReShape Vest brand name.

Obalon

As of December 31, 2022, we had 43 granted U.S. patents and five granted foreign patents related to our Obalon portfolio. The patents expire between the years 2028 and 2031.

ReShapeCare

As of December 31, 2022, we had eight U.S. trademarks related to the ReShapeCare covering, tradename, logo, electronic pedometers and electronic day planners for tracking food, body weight, pre-recorded nutritional and fitness; as well as nutritional and medical counseling and services. ReShape Marketplace has one trademark related to the online retail store and ReShape Optimize has one trademark related to the multi-vitamins.

DBSN Device

As of December 31, 2022, we had 14 U.S. patents issued and 54 foreign patents issued. In addition, we have filed a trademark application for Bloc-Stim Neuromodulation. The USPTO Examiner is reviewing the application and provided the Company with a disclaimer being required for “Neuromodulation”, as this a standard requirement for words that are in the standard vernacular.

Sales and Distribution

We market directly to patients but sell the Lap-Band program to select qualified surgical centers throughout the U.S. and internationally having patients that would like to treat obesity and its comorbidities. The centers then perform the Lap-Band procedure and are most-commonly reimbursed by leading insurance providers in the U.S. and government health services in many areas outside the U.S. Alternatively, surgical centers can offer the Lap-Band as a cash-pay procedure. Our sales representatives are supported by field based experts who provide training, technical support, and other support services at various medical centers. Our sales representatives help implement consumer marketing programs and provide surgical centers and certified surgeons with educational patient materials.

In order to support our Lap-Band sales efforts, we have five regionally based team members to support the U.S. market. During the fourth quarter of 2021, we launched a national advertising campaign for our flagship product, the Lap-Band. This is the Company’s first mainstream mass-market advertising campaign in the U.S. The national television spots are being aired in outlets such as HGTV, TLC, Bravo, Oxygen and more, with print advertisements running in People Magazine, Good Housekeeping, Better Homes & Gardens, US Weekly and other select publications nationwide. These coordinated media efforts are intended to reach people struggling with maintaining a healthy weight and to educate them on the advantages and accessibility of the Lap-Band procedure compared to other treatment options, including diets and more aggressive gastric stapling procedures. Another goal of the campaign is to help people understand that the Lap-Band offers unique benefits for a variety of obese patients, including those with lower BMI and women who may become pregnant.

In August of 2022, we began shifting away from national advertising campaign initiatives and focusing on digital marketing channels including search engine ads and social media channels. This shift in marketing is 100% aligned with the Company’s focus on expanding Lap-Band use while ensuring a sustainable (profitable) business. The shift to a more targeted and regionalized marketing program allows us to better support interested potential Lap-Band patients while also reducing the overall costs for lead generation programs. This strategy also aligns with our key surgeon Lap-Band programs across the U.S.; surgeons who participate in local marketing and educational initiatives in their communities.

During 2022, our international sales efforts were through a combination of agent and distributor sales channels, with a focus on top Lap-Band customers in Australia, the Middle East, Canada and select countries in Europe. In late 2022, we allocated additional resources to help ensure international sales improves in both volume and profitability.

Our Manufacturers and Suppliers

To date, all of the materials and components for our products, as well as any related outside services, are procured from qualified suppliers and contract manufacturers in accordance with our proprietary specifications. All of our key manufacturers and suppliers have experience working with commercial implantable device systems, are ISO certified and are regularly audited by various regulatory agencies including the FDA. Our key manufacturers and suppliers have a demonstrated record of compliance with international regulatory requirements. In July 2021 we announced that we had completed our Lap-Band manufacturing transition from Apollo Endosurgery, Inc. to a Massachusetts-based contract manufacturer.

Given that we rely on third-party manufacturers and suppliers for the production of our products, our ability to increase production going forward will depend upon the experience, certification levels and large-scale production capabilities of our suppliers and manufacturers. Qualified suppliers and contract manufacturers have been and will continue to be selected to supply products on a commercial scale according to our proprietary specifications. Our FDA approval process requires us to name and obtain approval for the suppliers of key components of the Lap-Band System.

Many of our parts are custom designed and require custom tooling and, as a result, we may not be able to quickly qualify and establish additional or replacement suppliers for the components of our products. Any new approvals of vendors required by the FDA or other regulatory agencies in other international markets for our products as a result of the need to qualify or obtain alternate vendors for any of our components would delay our ability to sell and market our products and could have a material adverse effect on our business.

We believe that our current manufacturing and supply arrangements will be adequate to continue our ongoing commercial sales and our ongoing and planned clinical trials. In order to produce our products in the quantities we anticipate to meet future market demand, we will need our manufacturers and suppliers to increase, or scale up, manufacturing production and supply arrangements by a significant factor over the current level of production. There are technical challenges to scaling up manufacturing capacity and developing commercial-scale manufacturing facilities that may require the investment of substantial additional funds by our manufacturers and suppliers and hiring and retaining additional management and technical personnel who have the necessary experience. If our manufacturers or suppliers are unable to do so, we may not be able to meet the requirements to expand the launch of the product in the United States or launch the product internationally or to meet future demand, if at all. We may also represent only a small portion of our suppliers’ or manufacturers’ business and if they become capacity constrained, they may choose to allocate their available resources to other customers that represent a larger portion of their business. If we are unable to obtain a sufficient supply of our product, our revenue, business and financial prospects would be adversely affected.

Government Regulations

Our products and operations are subject to extensive and rigorous regulation by the FDA and other federal, state and local authorities, as well as foreign regulatory authorities. The FDA regulates, among other things, the research, development, testing, design, manufacturing, approval, labeling, storage, recordkeeping, advertising, promotion and marketing, distribution, post approval monitoring and reporting and import and export of medical devices in the United States to assure the safety and effectiveness of medical products for their intended use. The Federal Trade Commission also regulates the advertising of our products in the United States. Further, we are subject to laws directed at preventing fraud and abuse, which subject our sales and marketing, training and other practices to government scrutiny.

Regulatory system for medical devices in the United States

Unless an exemption applies, each new or significantly modified medical device we seek to commercially distribute in the United States will require either a premarket notification to the FDA requesting permission for commercial distribution under Section 510(k) of the Federal Food, Drug and Cosmetic Act, or FFDCA, also referred to as a 510(k) clearance, or approval from the FDA of a PMA application. Both the 510(k) clearance and PMA processes can be resource intensive, expensive, and lengthy, and require payment of significant user fees, unless an exemption is available.

Device Classification

Under the FFDCA, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurances with respect to safety and effectiveness.

Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be reasonably assured by adherence to a set of FDA regulations, referred to as the General Controls for Medical Devices, which require compliance with the applicable portions of the Quality System Regulations, or QSR, facility registration and product listing, reporting of adverse events and malfunctions, and appropriate, truthful and non-misleading labeling and promotional materials. Some Class I devices, also called Class I reserved devices, also require premarket clearance by the FDA through the 510(k) premarket notification process described below. Most Class I products are exempt from the premarket notification requirements.

Class II devices are those that are subject to the General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, patient registries, FDA guidance documents and post-market surveillance. Most Class II devices are subject to premarket review and clearance by the FDA. Premarket review and clearance by the FDA for Class II devices is accomplished through the 510(k) premarket notification process.

Class III devices include devices deemed by the FDA to pose the greatest risk such as life-supporting or life-sustaining devices, or implantable devices, in addition to those deemed novel and not substantially equivalent following the 510(k) process. The safety and effectiveness of Class III devices cannot be reasonably assured solely by the General Controls and Special Controls described above. Therefore, these devices are subject to the PMA application process, which is generally more costly and time consuming than the 510(k) process. Through the PMA application process, the applicant must submit data and information demonstrating reasonable assurance of the safety and effectiveness of the device for its intended use to the FDA’s satisfaction. Accordingly, a PMA application typically includes, but is not limited to, extensive technical information regarding device design and development, pre-clinical and clinical trial data, manufacturing information, labeling and financial disclosure information for the clinical investigators in device studies. The PMA application must provide valid scientific evidence that demonstrates to the FDA’s satisfaction a reasonable assurance of the safety and effectiveness of the device for its intended use.

The Investigational Device Process

In the United States, absent certain limited exceptions, human clinical trials intended to support medical device clearance or approval require an IDE application. Some types of studies considered to present “non-significant risk” are deemed to have an approved IDE once certain requirements are addressed, and IRB approval is obtained. If the device presents a “significant risk” to human health, as defined by the FDA, the sponsor must submit an IDE application to the FDA and obtain IDE approval prior to commencing the human clinical trials. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must be approved in advance by the FDA for a specified number of subjects. Generally, clinical trials for a significant risk device may begin once the IDE application is approved by the FDA and the study protocol and informed consent are approved by appropriate institutional review boards at the clinical trial sites. There can be no assurance that submission of an IDE will result in the ability to commence clinical trials, and although the FDA’s approval of an IDE allows clinical testing to go forward for a specified number of subjects, it does not bind the FDA to accept the results of the trial as sufficient to prove the product’s safety and efficacy, even if the trial meets its intended success criteria.

All clinical trials must be conducted in accordance with the FDA’s IDE regulations that govern investigational device labeling, prohibit promotion and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. Clinical trials must further comply with the FDA’s good clinical practice regulations for institutional review board approval and for informed consent and other human subject protections. Required records and reports are subject to inspection by the FDA. The results of clinical testing may be unfavorable, or, even if the intended safety and efficacy success criteria are achieved, may not be considered sufficient for the FDA to grant marketing approval or clearance of a product.

The 510(k) Approval Process

Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification, demonstrating that the device is “substantially equivalent,” as defined in the statute, to a legally marketed predicate device.

A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was previously found substantially equivalent through the 510(k) process. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data is sometimes required to support substantial equivalence.

After a 510(k) premarket notification is submitted, the FDA determines whether to accept it for substantive review. If it lacks necessary information for substantive review, the FDA will refuse to accept the 510(k) notification. If it is accepted for filing, the FDA begins a substantive review. By statute, the FDA is required to complete its review of a 510(k) notification within 90 days of receiving the 510(k) notification. As a practical matter, clearance often takes longer, and clearance is never assured. Although many 510(k) premarket notifications are cleared without clinical data, the FDA may require further information, including clinical data, to make a determination regarding substantial equivalence, which may significantly prolong the review process. If the FDA agrees that the device is substantially equivalent, it will grant clearance to commercially market the device.

If the FDA determines that the device is not “substantially equivalent” to a predicate device, or if the device is automatically classified into Class III, the device sponsor must then fulfill the much more rigorous premarketing requirements of the PMA approval process, or seek reclassification of the device through the de novo process. A manufacturer can also submit a petition for direct de novo review if the manufacturer is unable to identify an appropriate predicate device and the new device or new use of the device presents a moderate or low risk.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a new or major change in its intended use, will require a new 510(k) clearance or, depending on the modification, could require a PMA application or de novo classification. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. Many minor modifications are accomplished by a letter-to-file in which the manufacture documents the change in an internal letter-to-file. The letter-to-file is in lieu of submitting a new 510(k) to obtain clearance for such change. The FDA can always review these letters to file in an inspection. If the FDA disagrees with a manufacturer’s determination regarding whether a new premarket submission is required for the modification of an existing device, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or approval of a PMA application is obtained. In addition, in these circumstances, the FDA can impose significant regulatory fines or penalties for failure to submit the requisite PMA application(s).

The PMA Approval Process

Following receipt of a PMA application, the FDA conducts an administrative review to determine whether the application is sufficiently complete to permit a substantive review. If it is not, the agency will refuse to file the PMA. If it is, the FDA will accept the application for filing and begin the review. The FDA, by statute and by regulation, has 180 days to review a filed PMA application, although the review of an application more often occurs over a significantly longer period. During this review period, the FDA may request additional information or clarification of information already provided, and the FDA may issue a major deficiency letter to the applicant, requesting the applicant’s response to deficiencies communicated by the FDA. The FDA considers a PMA or PMA supplement to have been voluntarily withdrawn if an applicant fails to respond to an FDA request for information (e.g., major deficiency letter) within a total of 360 days. Before approving or denying a PMA, an FDA advisory committee may review the PMA at a public meeting and provide the FDA with the committee’s recommendation on whether the FDA should approve the submission, approve it with specific conditions, or not approve it. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Prior to approval of a PMA, the FDA may conduct inspections of the clinical trial data and clinical trial sites, as well as inspections of the manufacturing facility and processes. Overall, the FDA review of a PMA application generally takes between one and three years, but may take significantly longer. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

●	device may not be shown safe or effective to the FDA’s satisfaction;
●	data from pre-clinical studies and/or clinical trials may be found unreliable or insufficient to support approval;
●	the manufacturing process or facilities may not meet applicable requirements, and;
●	changes in FDA approval policies or adoption of new regulations may require additional data.

If the FDA evaluation of a PMA is favorable, the FDA will issue either an approval letter, or an approvable letter, the latter of which usually contains several conditions that must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter authorizing commercial marketing of the device, subject to the conditions of approval and the limitations established in the approval letter. If the FDA’s evaluation of a PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. The FDA also may determine that additional tests or clinical trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and data is submitted in an amendment to the PMA, or the PMA is withdrawn and resubmitted when the data are available. The PMA process can be expensive, uncertain and lengthy and several devices for which the FDA approval has been sought by other companies have never been approved by the FDA for marketing.

New PMA applications or PMA supplements are required for modification to the manufacturing process, equipment or facility, quality control procedures, sterilization, packaging, expiration date, labeling, device specifications, ingredients, materials or design of a device that has been approved through the PMA process. PMA supplements often require submission of the same type of information as an initial PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the approved PMA application and may or may not require as extensive technical or clinical data or the convening of an advisory panel, depending on the nature of the proposed change.

In approving a PMA application, as a condition of approval, the FDA may also require some form of post-approval study or post-market surveillance, whereby the applicant conducts a follow-up study or follows certain patient groups for several years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional or longer-term safety and effectiveness data for the device. The FDA may also require post-market surveillance for certain devices cleared under a 510(k) notification, such as implants or life-supporting or life-sustaining devices used outside a device user facility. The FDA may also approve a PMA application with other post-approval conditions intended to ensure the safety and effectiveness of the device, such as, among other things, restrictions on labeling, promotion, sale, distribution and use. Our vBloc, Lap-Band System and Intragastric balloons, including the Obalon Balloon System, Obalon Navigation System and Dispenser are considered Class III medical devices. In order to support a PMA application, the FDA required the Company to conduct rigorous and expensive trials, one of which was a double-blinded, randomized, sham-controlled study. We will be required to file new PMA applications or PMA supplement applications for modifications to our PMA-approved Lap-Band System, Obalon Balloon System and Obalon Navigation System and Dispenser or any of their respective components, including modifications to our manufacturing processes, device labeling and device design, based on the findings of post-approval studies.

Pervasive and Continuing FDA Regulation

After the FDA permits a device to enter commercial distribution, numerous regulatory requirements continue to apply. These include:

●	The FDA’s QSR, which requires manufacturers, including third party manufacturers, to follow stringent design, testing, production, control, supplier/contractor selection, complaint handling, documentation and other quality assurance procedures during all aspects of the manufacturing process;
●	labeling regulations, unique device identification requirements and FDA prohibitions against the promotion of products for uncleared, unapproved or off label uses;
●	advertising and promotion requirements;
●	restrictions on sale, distribution or use of a device;
●	PMA annual reporting requirements;
●	PMA approval of product modifications;
●	PMA approval of product
●	Medical device reporting, or MDR, regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;
●	medical device correction and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;
●	recall requirements, including a mandatory recall if there is a reasonable probability that the device would cause serious adverse health consequences or death;
●	an order of repair, replacement or refund;
●	device tracking requirements; and

●	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Since February 2017, the FDA has issued three separate letters to healthcare providers warning of serious adverse events, including deaths, which are specific to liquid-filled intragastric balloons. We are aware of the filing of additional reports of serious adverse events, including deaths, associated with liquid-filled balloons since the issuance of the FDA letters to healthcare providers. While the advisory letters were specific to liquid-filled intragastric balloons and not the Obalon gas-filled balloons, these letters could create negative perceptions of the entire gastric balloon category which may cause negative consequences for us including requiring additional warnings, precautions and/or contraindications in the labeling than originally required, delaying or denying approval of our future products, or possible review or withdrawal of our current approval. Since Obalon Therapeutics began selling in United States in January 2017 — before the merger – Obalon Therapeutics has reported adverse events relating to patient injuries associated with use of the Obalon balloon in the FDA’s MAUDE database.

The FDA has broad post-market and regulatory enforcement powers. Medical device manufacturers are subject to unannounced inspections by the FDA and other state, local and foreign regulatory authorities to assess compliance with the QSR and other applicable regulations, and these inspections may include the manufacturing facilities of any suppliers.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

●	warning letters, fines, injunctions, consent decrees and civil penalties;
●	unanticipated expenditures, repair, replacement, refunds, recall or seizure of our products;
●	operating restrictions, partial suspension or total shutdown of production;
●	the FDA’s refusal of our requests for 510(k) clearance or premarket approval of new products, new intended uses or modifications to existing products;
●	FDA’s refusal to issue certificates to foreign governments needed to export products for sale in other countries;
●	withdrawing 510(k) clearance or premarket approvals that have already been granted; and
●	criminal prosecution.

Regulatory System for Medical Devices in Europe

The European Union (“EU”) consists of member states residing in the European Union and has a coordinated system for the authorization of medical devices. As of May 26, 2021, the European Union has adopted Regulation (EU) 2017/745 of the European Parliament and of the Council of 5 April 2017 on medical devices, amending Directive 2001/83/EC, Regulation (EC) No 178/2002 and Regulation (EC) No 1223/2009. The Medical Device Regulation 2017/745, or EU MDR repeals Directive 93/42/EEC, which concerns medical devices, and Directive 90/385/EEC, which concerns active implantable medical devices, as of 26 May 2021. The EU allows a transition period from Directive 93/42/EEC and Directive 90/385/EEC to Regulation (EU) 2017/745, that will end 26 May 2024.

The EU MDR aims to ensure the smooth functioning of the internal market as regards medical devices, taking as a base a high level of protection of health for patients and users, and considering the small- and medium-sized enterprises that are active in this sector. At the same time, this Regulation sets high standards of quality and safety for medical devices in order to meet common safety concerns as regards such products. Both objectives are being pursued simultaneously and are inseparably linked whilst one not being secondary to the other. As regards Article 114 of the Treaty on the Functioning of the European Union (TFEU), this Regulation harmonises the rules for the placing on the market and putting into service of medical devices and their accessories on the Union market thus allowing them to benefit from the principle of free movement of goods. As regards Article 168(4)(c) TFEU, this Regulation sets high standards of quality and safety for medical devices by ensuring, among other things, that data generated in clinical investigations are reliable and robust and that the safety of the subjects participating in a clinical investigation is protected.

The system of regulating medical devices operates by way of a certification for each medical device. Each certificated device is marked with CE mark which shows that the device has a Certificat de Conformité. There are national bodies known as Competent Authorities in each member state which oversee the implementation of the EUMDR within their jurisdiction. The means for achieving the requirements for CE mark varies according to the nature of the device. Devices are classified in accordance with their perceived risks, similarly to the U.S. system. The class of a product determines the requirements to be fulfilled before CE mark can be placed on a product, known as a conformity assessment. Conformity assessments for our products have carried out as required by the MDD. Each member state can appoint Notified Bodies within its jurisdiction. If a Notified Body of one member state has issued a Certificat de Conformité, the device can be sold throughout the European Union without further conformance tests being required in other member states.

Per MDD 93/42/EEC on Medical Devices, Annex II excluding Section 4, the Lap-Band System is considered a Class IIb device and few of the system’s components are considered Class IIa devices. The vBloc, was never commercialized in the EU. The Obalon Balloon System, when delivered with a cellulose-based capsule was considered a Class IIb product under MDD. Prior to the merger, Obalon Therapeutics’ management believed the Obalon Navigation System and the Obalon Touch Inflation Dispenser are Class I products not requiring Notified Body approval. Obalon Therapeutics’ Medical Device Marketing Authorization under the MDD expired on May 14, 2020. Obalon Therapeutics allowed the Obalon balloon CE-mark to expire and did not renew its agreement with its Notified Body. Prior to the June 16, 2021 merger, Obalon Therapeutics did not apply for a CE-mark for the Obalon Navigation System and Obalon Touch Inflation Dispenser. ReShape Lifesciences will conduct a conformity assessment of the Obalon Balloon System, Obalon Navigation System and Obalon Touch Inflation Dispenser vis-à-vis the EU MDR requirements and determine their classification.

Regulatory frameworks for medical devices in certain countries in Asia Pacific and the Middle East

Australia

As of September 30, 2021, the Australian Register of Therapeutic Goods (ARTG), lists ReShape Lifesciences as the legal manufacturer of the Lap-Band System and accessories in Australia. Previously, Apollo Endosurgery was listed as the legal manufacturer of the Lap-Band System and accessories in Australia.

Middle East

Unlike Europe, while the Gulf Cooperation Council, or GCC, jurisdictions often work together to purchase certain medical products in a coordinated fashion for government hospitals, there is not a coordinated system for the authorization of medical devices. Most GCC jurisdictions require that the official registered distributor of a product be wholly owned by nationals of that particular GCC jurisdiction.

ReShape distributes the Lap-Band System and accessories in the Middle East through a distributor. Product is shipped to the Kingdom of Saudi Arabia (KSA) and the United Arab Emirates (UAE).

Obalon Therapeutics ceased distribution of the Obalon System, the Obalon Navigation System and the Obalon Touch Inflation Dispenser in the Middle East prior to the June 16, 2021, merger.

Kingdom of Saudi Arabia, or KSA

The most pertinent regulation is the Interim Regulation for Medical Devices, issued by the Saudi Food & Drug Authority, or SFDA, Board of Directors’ Decree number 1-8-1429 dated approximately December 27, 2008, and the implementing regulations of the same. The SFDA is an independent regulatory body that is responsible for the authorization of medical devices, and current guidelines are generally based on pre-existing approval in one of the five founding member nations of the Global Harmonization Task Force, or GHTF, which are Australia, Canada, United States, European Union and Japan. There are no overt requirements for the provision of safety and effectiveness data in the form of clinical trials or other studies, but these would likely come as a part of the approvals described above that are used as a basis to support approval within the KSA. The SFDA reserves its rights to require its own independent clinical trials as it deems necessary or appropriate. Regulatory authorization is required for all medical devices, regardless of device class. A potential exception to this requirement is for medical devices that were designed and constructed by local health care facility and staff for internal use. Similar to the United States, the SFDA requires post market surveillance to ensure safety and quality. This program is meant to be conducted by the Authorized Representative. With respect to the use of medical devices, it is the responsibility of the health care institution to inform the manufacturer and the SFDA of any adverse events associated with this use.

As of June 8, 2021, the SFDA has approved the Medical Device Market Authorization, or MDMA application and the listing of ReShape Lifesciences as the legal manufacturer of the Lap-Band System and accessories in KSA. Previously, Apollo Endosurgery was listed as the legal manufacturer of the Lap-Band System and accessories in KSA.

United Arab Emirates, or UAE

The most pertinent regulation is UAE Federal Law No. 4 of 1983 for the Pharmaceutical Profession and Institutions and to Medical Device Regulations. There are many similarities between the SFDA and the Registration and Drug Control Department that is run out of the Ministry of Health & Prevention of the UAE. Applications for registration of medical devices in the UAE are done with the UAE Ministry of Health Registration & Drug Control Department and must include data on effectiveness in addition to safety (a nod to the requirements of the FDA). The UAE body has its own device classification system that is most closely related to that used by the European Union, defined as class 1, low risk; class 2, medium risk but nonimplantable; class 3, medium risk but implantable; and class 4, high risk.

Brexit

The UK Medicines & Healthcare Products Regulatory Agency, or MHRA is responsible for regulating medical devices in Great Britain. The MHRA plans changes to the UK’s Medical Devices Regulations 2002 as part of a broader transition away from European Union legal and regulatory systems.

In addition, the Trade Deal between the UK and the EU generally provides for cooperation and exchange of information between the parties in the areas of product safety and compliance, including market surveillance, enforcement activities and measures, standardization related activities, exchanges of officials, and coordinated product recalls. As such, processes for compliance and reporting should reflect requirements from regulatory authorities.

CE Marks issued by EU-recognized notified bodies will continue to be valid in for medical devices placed on the Great Britain market – England, Scotland, and Wales until December 31, 2024. Until that date, MHRA accepts the CE Marking and requires registering active implantable medical devices, Class III medical devices, Class IIb implantable medical devices and IVD List A devices by May 1, 2021. After December 31, 2024, the UK Conformity Assessment (UKCA) marking will be mandatory. In Northern Island, CE Marking issued by EU-recognized notified bodies will continue to be valid until current CE cert under Medical Device Directive (MDD) expires, after which date, CE marking needs to be approved under EU Medical Device Regulation (EU MDR). ReShape Lifesciences is compliant with the registration requirements and is registered in England, Scotland, Wales, and Northern Ireland. Additionally, the EU no longer recognizes conformity assessment activities performed by UK notified bodies for medical devices placed on the market since January 1, 2021. Notified bodies must be located in a European Union member state, or territory where there is a mutual recognition agreement, or MRA; there is currently no such MRA. The new legislation may create an extra hurdle for manufacturers and thereby limit the availability and/or increase prices of our medical devices in the UK.

Our Products

The ReShape Lifesciences’ Lap-Band System, the Obalon Balloon System, Obalon Navigation system and Obalon Touch Inflation Dispenser, and their respective components are medical devices that required a PMA submission form and approval by the FDA for commercial use in the United States. ReShape Lifesciences’ vBloc neuromodulation system, which was approved by the FDA for treating obesity is no longer commercialized.

The FDA approved ReShape Lifesciences’ vBloc in January of 2015. In September 2018, ReShape Lifesciences made a financial decision to stop the manufacturing and commercialization of the vBloc product line. This business decision was not related to the safety or efficacy of the device. On January 27, 2021, the FDA accepted a PMA amendment to formally withdraw the vBloc PMA. On February 2, 2021, the FDA accepted the PMA amendment for the ReCharge Post Approval Study closure and the study status was marked “Completed” on the FDA Post-Approval Studies webpage. On March 4, 2021, the FDA accepted the PMA amendment for the ReNew Post Approval Study termination and the study status was marked “Terminated” on the FDA Post-Approval Studies webpage. ReShape continues to comply with post-market surveillance requirements of the vBloc such as medical device reporting.

FDA approved the Lap-Band System in 2001. The Lap-Band System was approved for use in the U.S. for patients with a BMI greater than or equal to 40 or a BMI greater than or equal to 30 with one or more obesity-related comorbidity conditions.

The Lap-Band System was CE marked in 1997. The method of assessing conformity with applicable regulatory requirements varies depending on the class of the device, but for our Lap-Band System, the method involved a combination issuance of declaration of conformity by the manufacturer of the safety and performance of the device, and a third-party assessment by a Notified Body of the design of the device and of our quality system. A Notified Body is a private commercial entity that is designated by the national government of a member state as being competent to make independent judgments about whether a product complies with applicable regulatory requirements. The assessment included, among other things, a clinical evaluation of the conformity of the device with applicable regulatory requirements. We use BSI as the Notified Body for our CE marking approval process.

Continued compliance with CE marking requirements is enforced through periodic facility inspections by the Notified Body, which may be unannounced. Because we rely on contract manufacturing sites and service providers, these additional sites may also be subject to these Notified Body inspections.

The Obalon Balloon System was approved in January 2017 and the Obalon Navigation system and Obalon Touch Inflation Dispenser were approved on December 20, 2018. All of the above-listed devices were approved with post-approval conditions intended to ensure the safety and effectiveness of these devices. ReShape Lifesciences assumed and complies with all post market requirements for the Lap-Band System, the Obalon Navigation system, and Obalon Touch Inflation Dispenser.

The ReShape Vest with weight loss indication would be considered a Class III Long Term Implantable product by the FDA requiring the PMA submission. A pivotal trial for the ReShape Vest will likely include a few hundred patients implanted and monitored up to three years. Other implantable devices for the treatment of obesity relied on twelve-month endpoints for the PMA submission with annual follow-up visits up to five years and we expect the pivotal trial for the ReShape Vest to be similar. A U.S. pivotal trial requires FDA Investigational Device Exemption (“IDE”) submission and approval.

Since the beginning of 2020, the COVID-19 pandemic has slowed most of the economy in the European Union. This resulted in many different challenges ranging from notified bodies that were no longer able to perform audits, to manufacturers that were forced to increase their production beyond their existing capabilities or forced to stop their production all together. The original date of application of Regulation (EU) 2017/745 on medical device (MDR) was May 26, 2020. Due to the COVID-19 pandemic, the date of application for MDR was postponed to May 26, 2021. The Company will continue to implement changes across our quality systems to become compliant with the new MDR.

Clinical Trials

Obalon Balloon SMART Pivotal Trial

Obalon published the results of their pivotal SMART trial. The Obalon Balloon System has demonstrated clinically meaningful weight loss with durable results. The Obalon treatment group lost, on average, approximately twice as much body weight as patients in the sham-control group, with an average of 15.1 pounds of weight loss, resulting in an average 6.9% reduction in total body weight and an average 2.4 point decrease in BMI. In the study, 66.7% of patients lost at least 5% of their total body weight and the study showed statistically significant improvements in cardiometabolic risk factors, including fasting glucose, systolic blood pressure, cholesterol and triglycerides. Patients in the treatment group were followed for 48 weeks and showed, on average, that 89.5% of the weight loss achieved during the initial 24-week balloon treatment period was maintained at 48 weeks, or 24 weeks after the balloons were removed.

Obalon Balloon Post-Approval Study (PAS)

The PAS is a prospective, single arm, observational, sequentially enrolling, open label multi-center study. The Obalon PAS is a 1-year study that includes 6-month of Obalon Balloon therapy in conjunction of a weight loss behavior modification, or WLBM program and 6-months of continued WLBM program after balloon removal. The primary study objective is to assess the continued safety and performance of the Obalon Balloon System in commercial settings. FDA has completed their review of the Obalon final PAS Report stating that ReShape has fulfilled our post-approval study requirement.

Post-Approval Study - Obalon Navigation-Touch System (NTS)

To help assure the continued safety and effectiveness of the Obalon Navigation System, the FDA has required a post-approval study as a condition of approval under 21 CFR 814.82(a)(2). As part of PMA approval, Obalon management agreed with the FDA to conduct a post-approval prospective, observational, open-label, multi-center study designed to capture additional safety and effectiveness data of the Obalon balloon administration with NTS, prior to merger with ReShape LifeSciences. The study is a single cohort group that includes patients who commercially purchased the Obalon Balloon System at clinics and hospitals that use NTS and have consented to have their data collected to support this study. All activities related to post-administration management, weight loss and removal of the balloons are conducted in accordance with the commercial Obalon Balloon System device labeling and are not collected in this study; this study focuses on balloon administrations only. The study will evaluate approximately 4,000 balloon administrations in approximately 1,400 subjects at up to 40 clinical sites in the United States.

Patient enrollment for this study began in December 2019. On June 26, 2020, Obalon and the FDA had a call to discuss the impact of COVID-19 on the Company and cessation of commercial distribution of product since March 2020. Therefore, continued enrollment of the post-market study was put on hold and has been on hold since. The study enrolled 32 patients from one site as of March 9, 2020 before it was suspended. The other two participating sites have received IRB approvals but have not enrolled their first patient. ReShape Lifesciences will communicate with the FDA if commercial distribution of product resumes and coordinate resumption of this PAS.

Obalon Balloon System

Obalon Balloon favorable safety profile, In the pivotal SMART trial, only one of 336 (0.3%) patients that received the Obalon balloon experienced a serious adverse device event (SADE) and in data presented at the American Society for Metabolic and Bariatric Surgery Meeting from the first year of commercial experience, only two of 1,343 (0.14%) patients that received our Obalon balloon experienced a SADE. Historically, the reported rate of SADEs reported to Obalon in commercial use is consistent with that experienced in the pivotal SMART trial or the data from their first year of commercial experience.

In addition, data published and presented from Obalon’s commercial registry demonstrates greater weight loss in the commercial setting as compared to the pivotal clinical study used to support FDA approval. In May 2019, Obalon updated data from their commercial registry to include 1,411 total patients from 143 treatment sites in the United States. In this data set, for those patients receiving three balloons and at least 20 weeks of therapy, the average weight loss was 21.7 pounds, resulting in a 10.2% reduction in total body weight. Of note, 50.7% of patients lost 10% or more total body weight and 77.9% lost 5% or more total body weight.

Obalon Balloon improved patient tolerability and comfort. The Obalon balloon is inflated with a proprietary mix of gas. This creates a light, buoyant balloon that floats at the top of the stomach instead of sinking to the bottom of the stomach like a traditional liquid-filled intragastric balloon. Further, the Obalon Balloon System consists of three separate 250cc balloons placed individually over a three-month period to progressively add volume. We believe these design elements have the potential to improve patient comfort and tolerability of our Obalon balloon.

Obalon Balloon progressive weight loss with durable results. In the pivotal SMART trial, patients in the Obalon treatment group lost, on average, approximately twice as much body weight as patients in the sham-control group. In addition, patients in the Obalon treatment group showed, on average, progressive weight loss over the balloon treatment period, which we believe is attributable to the individual placement of three separate Obalon balloons over the treatment period. Subsequent data analysis at 12 months also showed that, on average, 89.5% of the weight loss was maintained six months after balloon removal. In May 2019, Obalon analyzed data from their commercial registry on 1,411 total patients from 143 treatment sites in the United States. In this data set, for those patients receiving three balloons and at least 20 weeks of therapy, the average weight loss was 21.7 pounds, resulting in a 10.2% reduction in total body weight.

Obalon Balloon simple and convenient placement. The Obalon balloon is placed without anesthesia or an endoscopy through a swallowable capsule that dissolves in the stomach and releases the balloon. These unique features allow patients the flexibility to receive the Obalon balloon discreetly in an outpatient setting. Placement typically occurs in less than fifteen minutes and can be scheduled in the morning before work, during a lunch break or in the evening. Treated patients can return promptly to their normal daily activities. The balloons are removed endoscopically under light, conscious sedation six months after the first balloon placement. Recently approved new products, the Obalon Navigation System and Obalon Touch Inflation Dispenser, are designed to further improve ease of use and convenience of placement.

Privacy and Security Laws

Medical device companies may be subject to U.S. federal and state and foreign health information privacy, security and data breach notification laws, which may govern the collection, use, disclosure and protection of health-related and other personal information. In the United States, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health

Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and all regulations promulgated thereunder, collectively HIPAA, imposes privacy, security and breach reporting obligations with respect to individually identifiable health information upon “covered entities” (health plans, health care clearinghouses and certain health care providers), and their respective business associates, individuals or entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. Although we are not a covered entity, we may provide certain services that require the use or disclosure of PHI on behalf of physicians who are covered entities, and we therefore may be considered to be business associates under HIPAA. HIPAA imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information. HIPAA mandates the reporting of certain breaches of health information to HHS, affected individuals and if the breach is large enough, the media. Entities that are found to be in violation of HIPAA as the result of a breach of unsecured protected health information or PHI, a complaint about privacy practices or an audit by HHS, may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions.

Even when HIPAA does not apply, according to the Federal Trade Commission or the FTC, failing to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act, 15 U.S.C § 45(a). The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards. The FTC’s guidance for appropriately securing consumers’ personal information is similar to what is required by the HIPAA security regulations.

In addition, certain state and non-U.S. laws, such as the European Union General Data Protection Regulation, or GDPR, govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Further, “business associates,” defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity, are also subject to certain HIPAA privacy and security standards. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, California recently enacted legislation, the California Consumer Privacy Act or CCPA, which went into effect January 1, 2020. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Although the law includes limited exceptions, including for PHI maintained by a covered entity or business associate, it may regulate or impact our expected processing of personal information depending on the context. In Europe, the GDPR went into effect in May 2018 and introduces strict requirements for processing the personal data of European Union data subjects. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. Moreover, the United Kingdom leaving the EU could also lead to further legislative and regulatory changes. It remains unclear how the United Kingdom data protection laws or regulations will develop in the medium to longer term and how data transfer to the United Kingdom from the EU will be regulated, especially following the United Kingdom’s departure from the EU on January 31, 2020 without a deal. However, the United Kingdom has transposed the GDPR into domestic law with the Data Protection Act 2018, which remains in force following the United Kingdom’s departure from the EU.

Anti-Kickback Statutes

The federal Anti-Kickback Statute prohibits persons from (among other things) knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce the referral of an individual, or the recommending, furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as Medicare or Medicaid.

Courts have interpreted the Anti-Kickback Statute quite broadly, holding that the statute will be violated if even one purpose of a payment – though not its sole or primary purpose – is to induce an act prohibited by the statute with a willful intent to act improperly. The statute prohibits many arrangements and practices that are otherwise lawful in businesses outside of the healthcare industry.

Prosecutors may infer intent from the surrounding circumstances and, because courts have interpreted the statute to be violated if even one purpose of a payment is to induce the purchase of items or services paid for by federal healthcare programs, prosecutors have broad discretion in choosing arrangements to prosecute under the statute. There are statutory exceptions and regulatory “safe harbors” available to protect certain appropriately structured arrangements that otherwise would implicate the Anti-Kickback Statute. Those who structure their business arrangements to satisfy all of the criteria of a safe harbor are protected from liability under the statute.

Penalties for violation of the Anti-Kickback Statute are severe and may include, in addition to the fines and jail time described above, penalties imposed under the Civil Monetary Penalties Law, or the CMP Law, including exclusion from participation in Federal healthcare programs, civil monetary penalties for each improper act, and damages of up to three times the amount of remuneration at issue (regardless of whether some of the remuneration was for a lawful purpose). Because we do not anticipate that the Obalon Balloon System will be reimbursed by any federal healthcare program, we do not believe that we will be subject to the federal Anti-Kickback Statute.

Many states have adopted laws similar to the Anti-Kickback Statute, however, and some of these state prohibitions apply to arrangements involving healthcare items or services reimbursed by any source, and not only by Medicare, Medicaid or another federal healthcare program. These state laws do not always have the same exceptions or safe harbors of the federal Anti-Kickback Statute. The business may be subject to some of these laws.

Government officials have focused recent enforcement efforts on the marketing of healthcare services and products, among other activities, and have brought cases against companies, and certain individual sales, marketing and executive personnel, for allegedly offering unlawful inducements to potential or existing customers in an attempt to procure their business.

False Claims Laws

The federal False Claims Act imposes liability on any individual or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The qui tam or “whistleblower” provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has violated the False Claims Act and to share in any monetary recovery. In recent years, the number of lawsuits brought against healthcare industry participants by private individuals has increased dramatically.

When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate instance of false claim. As part of any settlement, the government may ask the entity to enter into a corporate integrity agreement, which imposes certain compliance, certification and reporting obligations. There are many potential bases for liability under the False Claims Act. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement to the federal government. The federal government has used the False Claims Act to assert liability on the basis of inadequate care, kickbacks and other improper referrals, and the provision of inaccurate reimbursement coding advice, in addition to the more predictable allegations as to misrepresentations with respect to the services rendered. In addition, companies have been sued under the False Claims Act in connection with the off-label promotion of products.

Various states have also enacted false claims laws that are analogous to the federal False Claims Act. Many of these state laws apply to claims submitted to any third-party payor and are not limited to claims submitted to a federal healthcare program.

Transparency Laws

The federal Physician Payment Sunshine Act, or the Sunshine Act, which was enacted as part of the Patient Protection and Affordable Care Act, or the PPACA, generally requires certain manufacturers of a drug, device, biologic or other medical supply that is covered by Medicare, Medicaid or the Children’s Health Insurance Program and applicable group purchasing organizations to report on an annual basis: (i) certain payments and other transfers of value given to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other health care professionals beginning in 2022, and teaching hospitals and (ii) any ownership or investment interest that physicians, or their immediate family members, have in their company. The payments required to be reported include the cost of meals provided to a physician, travel reimbursements and other transfers of value, including those provided as part of contracted services such as speaker programs, advisory boards, consultation services and clinical trial services. Under the statute, the federal government makes reported information available to the public. Failure to comply with the reporting requirements can result in significant civil monetary penalties, with additional penalties for the knowing failure to report. Additionally, there are criminal penalties if an entity intentionally makes false statements in the reports.

There has been a recent trend of separate state regulation of payments and transfers of value by manufacturers of medical devices to healthcare professionals and entities, however, and some state transparency laws apply more broadly than does the federal Sunshine Act. Our business may be subject to some of these state laws.

State Corporate Practice of Medicine, Fee-Splitting Prohibitions, and Licensure Requirements

Other regulatory oversight includes, but is not limited to, the corporate practice of medicine, fee-splitting prohibitions, and licensure and scope of practice limitations for physicians and other healthcare professionals. Some states have enacted laws and regulations limiting the extent to which physicians and certain other healthcare professionals may be employed by non-physicians or general business corporations, and the scope and provisions of corporate practice of medicines laws and regulations vary by state. These laws are intended to prevent interference in the medical decision-making process by anyone who is not a licensed physician. Violations may result in civil or criminal penalties. In addition, various state laws also generally prohibit the sharing or splitting professional fees with lay entities or persons. The specific restrictions with respect to enforcement of the corporate practice of medicine and fee-splitting laws varies from state to state. Violations of these laws could require us to restructure our operations and arrangements and may result in penalties or other adverse action.

Moreover, each state defines the scope of practice of physicians and other healthcare professionals through legislation and through their respective licensing boards, and we will need to comply with laws related to the physician supervision of services and scope of practice requirements. Activities that qualify as professional misconduct under state law may subject our personnel to sanctions or may even result in loss of their license and could, possibly, subject us to sanctions as well. Some state boards of medicine impose reciprocal discipline, that is, if a physician is disciplined for having committed professional misconduct in one state where he or she is licensed, another state where he or she is also licensed may impose the same discipline even though the conduct occurred in another state.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act, or FCPA, prohibits U.S. businesses and their representatives from offering to pay, paying, promising to pay or authorizing the payment of money or anything of value to a foreign official in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring us to maintain books and records, which in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the corporation, including international subsidiaries, if any, and to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements. The scope of the FCPA includes interactions with certain healthcare professionals in many countries.

International Laws

In Europe, and throughout the world, other countries have enacted anti-bribery laws and/or regulations similar to the FCPA. Violations of any of these anti-bribery laws, or allegations of such violations, could have a negative impact on our business, results of operations and reputation.

There are also international privacy laws that impose restrictions on the access, use, and disclosure of health information. All of these laws may impact our business. Our failure to comply with these privacy laws or significant changes in the laws restricting our ability to obtain required patient information could significantly impact our business and our future business plans.

U.S. Healthcare Reform

Changes in healthcare policy could increase our costs and subject us to additional regulatory requirements that may interrupt commercialization of our products. By way of example, ACA substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the medical device industry.

There will continue to be proposals by legislators at both the federal and state levels, regulators and third-party payors to reduce costs while expanding individual healthcare benefits. Certain of these changes could impose additional limitations on the prices we will be able to charge and/or patients’ willingness to pay for our products. While in general it is too early to predict what effect, if any, ACA and its implementation, or any future healthcare reform legislation or policies will have on our business, current and future healthcare reform legislation and policies could have a material adverse effect on our business and financial condition.

Employees

As of December 31, 2022, we had 47 employees, all of which were full-time. All of these employees are located in the U.S.

From time to time we also employ independent contractors, consultants and temporary employees to support our operations. None of our employees are subject to collective bargaining agreements. We have never experienced a work stoppage and believe that our relations with our employees are good.

Legal Proceedings

On August 6, 2021, Cowen and Company, LLC (“Cowen”) filed a complaint against ReShape, as successor in interest to Obalon Therapeutics, in the Supreme Court of the State of New York based on an alleged breach of contract arising out of Cowen’s prior engagement as Obalon’s financial advisor. The complaint alleged that Cowen is entitled to be paid a $1.35 million fee in connection with ReShape’s merger with Obalon under the terms of Cowen’s engagement agreement with Obalon. The complaint also sought reimbursement of Cowen’s attorneys’ fees and interest in connection with its claim. On December 6, 2022, the Court granted Cowen’s motion for summary judgment and directed ReShape to pay Cowen the principal amount of $1.35 million, plus interest at the statutory rate of 9% per annum from June 16, 2021, and to reimburse Cowen’s attorneys’ fees.

MANAGEMENT

Executive Officers

The following table sets forth information regarding our executive officers, including their ages, as of December 31, 2022:

Name	Age	Position
Paul Hickey	58	President and Chief Executive Officer, Director
Thomas Stankovich	62	Chief Financial Officer

Paul Hickey has served as our President and Chief Executive Officer and as one of our directors since August 15, 2022. Mr. Hickey was previously the President and Chief Executive Officer of Altimate Medical Holdings, Inc., which designs and manufactures rehabilitation medical equipment including its EasyStand brand, from February 2020 to August 2022. Previously, from 2018 to 2020, he served as the President and Chief Executive Officer of Vertebral Technologies, Inc., a medical device company focused on implantable spinal devices. Prior to that, from 2016 to 2017, Mr. Hickey was Senior Vice President of Marketing and Reimbursement for EnteroMedics (now ReShape Lifesciences). Earlier in his career, he consulted for a variety of commercialized medical device companies and held positions of increasing responsibility at Zimmer Biomet. For the past four years, Mr. Hickey has served on the Board of Directors at Excelen Center for Bone and Joint Research and Education. Mr. Hickey earned a Bachelor’s degree from the University of Michigan and a Master’s from Washington University in Saint Louis.

Areas of Relevant Experience: Mr. Hickey’s significant experience leading medical device companies, including in his position as President and Chief Executive Officer of our company, makes him well-suited to serve as a member of the Board of Directors.

Thomas Stankovich has served as our Chief Financial Officer since October 2019. Mr. Stankovich has over 25 years of executive leadership experience as the CFO for multiple public and private healthcare companies. Prior to joining us, Mr. Stankovich spent the past nine years as the Global Senior Vice President and CFO of MP Biomedicals, a life sciences and molecular biology-diagnostics company. At MP Biomedicals he was responsible for financial planning and reporting, operations and strategy development along with the acquisition and integration of two international companies. Prior to MP Biomedicals, Mr. Stankovich served as CFO at Response Genetics where he successfully led the company through their initial public offering. Additionally, he served as CFO for Cobalis Corporation and Ribapharm, where he also led the company through their initial public offering, which at the time became the second largest ever IPO in the biotechnology sector. Mr. Stankovich also held CFO positions at ICN International which later changed names to Valeant Pharmaceuticals.

Board of Directors

CLASS I DIRECTORS — Continuing in office until the 2023 Annual Meeting

Dan Gladney, age 69, has served as one of our directors since November 2015, as Chairman of our Board of Directors since October 2016 and as Executive Chair since July 2022. Mr. Gladney served as our President and Chief Executive Officer from November 2015 until March 2019. Prior to joining us, Mr. Gladney served as Chairman and Chief Executive Officer of Lanx, Inc., a medical device company focused on developing and commercializing innovative devices for spinal surgery. Prior to his time at Lanx, Inc., Mr. Gladney was a Healthcare Operating Partner at Norwest Equity Partners (NEP) from 2008 until 2010, where he was responsible for strategic planning, business growth and corporate governance for NEP portfolio companies and executing new investment opportunities for the firm. Prior to joining NEP, Mr. Gladney served as President and Chief Executive Officer of several medical device companies including Heart Leaflet Technologies and ACIST Medical Systems, both of which were acquired by The Bracco Group. He also served as Chairman, Chief Executive Officer and President of Compex Technologies, a publicly traded orthopedic and health and wellness electro therapy company, from 2002 until 2006. Mr. Gladney currently serves on the board of directors of Aria CV, Inc. and has been a member of a number of other private and public company boards. After the sale of Lanx, he acted as a private investor and small business consultant.

Areas of Relevant Experience: Mr. Gladney’s significant experience leading medical device companies, as well as his position as former President and Chief Executive Officer of ReShape Lifesciences and his experience with commercialization of medical device companies makes him well-suited to serve as a member of the Board of Directors.

Lori McDougal, age 61, has served as one of our directors since July 2015. Ms. McDougal has served in an executive capacity in the healthcare industry for more than eighteen years. She served as an Executive Vice President at Optum, Inc., a part of UnitedHealth Group, Inc., from 2013 until 2014. Prior to her time at Optum, she served as Chief Executive Officer of UnitedHealth Group’s subsidiary UnitedHealth Military & Veterans Services, LLC from 2008 until 2013, and previously served as the Chief Operating Officer of UnitedHealth Military & Veterans Services from 2007 until 2008. Before joining UnitedHealth Military & Veterans Services, she served as a Vice President of UnitedHealthcare Medicare & Retirement starting in 2002. Additionally, she served as President of UnitedHealth International from 1998 until 2002 and Vice President of OptumInsight from 1996 to 1998.

Areas of Relevant Experience: Ms. McDougal’s significant executive leadership experience and her experience working with private and government insurers, both domestic and foreign, make her well-suited to serve as a member of the Board of Directors.

CLASS II DIRECTORS — Continuing in office until the 2024 Annual Meeting

Gary Blackford, age 65, has served as one of our directors since August 2016. From 2002 until February 2015, Mr. Blackford was the Chairman of the Board and Chief Executive Officer of Universal Hospital Services, Inc. (NYSE: UHS), a leading nationwide provider of medical technology outsourcing and services to the health care industry. Mr. Blackford was the Chief Executive Officer of Curative Health Services, Inc., a specialty pharmacy and health services company, from 2001 to 2002. He was also the Chief Executive Officer of ShopforSchool, Inc., an online retailer, from 1999 to 2001. Mr. Blackford has also been a director of Avanos Medical, Inc. (NYSE: AVNS) since 2014 (and Chairman since 2020), Children’s Hospitals and Clinics of Minnesota since 2017 (and Chairman since 2020), and Lifespace Communities, Inc., a not-for-profit organization, since February 2022. He was a director of Wright Medical Group, N.V. (NASDAQ: WMGI) from 2008 to 2020 and PipelineRX, Inc. from 2016 to 2020.

Areas of Relevant Experience: Mr. Blackford’s executive leadership and director experience in health care services, health benefits, medical devices, medical equipment and medical technology makes him well- suited to serve as a member of the Board of Directors.

Arda Minocherhomjee, age 69, has served as one of our directors since August 2018. Mr. Minocherhomjee is a Managing Partner of Chicago Growth Partners, which he founded in 2004. Previously, Dr. Minocherhomjee was a Managing Director at William Blair Capital Partners and, as head of the firm’s Healthcare Research Group, covered multiple sectors, including drugs/drug delivery, medical devices and selected healthcare services. Mr. Minocherhomjee received a M.S. (Pharmacology) from the University of Toronto and a Ph.D. and a MBA from the University of British Columbia.

Areas of Relevant Experience: Mr. Minocherhomjee’s significant experience in financial research and analysis, including financing activities, with a focus in the healthcare and medical device sectors, makes him well-suited to serve as a member of the Board of Directors.

CLASS III DIRECTOR—Continuing in Office until the 2025 Annual Meeting

Mr. Hickey is a Class III director with a term continuing until the 2025 annual meeting of stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director Independence

Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates), ReShape Lifesciences and our management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. This review is based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with ReShape Lifesciences and our management. Our Board of Directors has determined that no transactions or relationships existed that would disqualify any of our directors under the Nasdaq Stock Market rules or require disclosure under SEC rules, with the exception of Paul Hickey, our President and Chief Executive Officer, because of his current employment relationship with ReShape Lifesciences. Based upon that finding, the Board of Directors determined that Ms. McDougal and Messrs. Blackford, Gladney and Minocherhomjee are “independent” and the composition of our Board of Directors meets the requirements for independence under the Nasdaq Stock Market. Each of our Audit, Compensation, and Nominating and Governance Committees is composed only of independent directors.

Director Qualifications and Selection Process

The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. In evaluating a candidate for nomination as a director of the Company, the Nominating and Governance Committee will consider criteria including business and financial expertise; experience in the medical device industry or other fields of scientific or medical endeavor; experience as a director of a public company; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Nominating and Governance Committee will consider these criteria for nominees identified by the committee, by stockholders, or through some other source. The Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

These general criteria are subject to modification and the Nominating and Governance Committee will be able, in the exercise of its discretion, to deviate from these general criteria from time to time, as the committee may deem appropriate or as required by applicable laws and regulations.

The Nominating and Governance Committee makes a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and the Company’s specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee determines which nominee(s) to recommend to the Board of Directors to submit for election at our next annual meeting. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Nominating and Governance Committee by any stockholder in connection with the 2022 annual meeting.

Board Leadership Structure

Mr. Gladney serves as our Executive Chair of the Board and Mr. Blackford serves as our Lead Director. The Board believes that having Mr. Gladney serve as the Executive Chair of the Board ensures that Mr. Hickey, our President and Chief Executive Officer, can focus on the operational and strategic priorities of the Company. While Mr. Gladney is an independent director under the Nasdaq Stock Market standards, the Board believes it is appropriate to also have an independent Lead Director given Mr. Gladney previously served as the Company’s President and Chief Executive Officer and now serves as the Executive Chair, which is a role designed to support Mr. Hickey and the Company in strategic matters. As Lead Director, Mr. Blackford presides at executive sessions of the non-employee directors and serves as a liaison between the Executive Chair and the Board, to ensure the efficient and independent operation of the Board.

Each of the directors other than Mr. Hickey is independent and our Board believes that the Executive Chair, Lead Director and other independent directors provide effective oversight of management. Moreover, in addition to the feedback provided during the course of the Board meetings, the independent directors have regular executive sessions. At the executive sessions, the independent directors discuss specific feedback or issues to be discussed with the President and Chief Executive Officer, provide the Executive Chair and Lead Director with input regarding agenda items for Board and Committee meetings and coordinate with the Executive Chair and Lead Director regarding information to be provided to the independent directors in performing their duties. Our Board believes that this approach is appropriate to ensure proper oversight of our executives and effectively complements our current management structure.

Our Board of Directors periodically evaluates whether the leadership structure of our Board continues to be optimal for the Company and our stockholders. Although we believe that separation of the Executive Chair and Chief Executive Officer roles and the inclusion of a Lead Director role is appropriate in our current circumstances, the Board has the flexibility to modify the Board leadership structure in the future if it determines that to be appropriate.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Nominating and Governance, and Compensation. The standing committees regularly report on their activities and actions to the full Board. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. Each of the standing committees has adopted and operates under a written charter. These charters can be found on the Corporate Governance section of the Investors page on our website at www.reshapelifesciences.com. Stockholders may request a free printed copy of any of these charters by contacting our Secretary at ReShape Lifesciences Inc., 1001 Calle Amanecer, San Clemente, California 92673.

The Board of Directors held 10 meetings during fiscal year 2022. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year.

The following table reflects the current membership of each Board committee.

Committee Membership

Name	Audit	Nominating and Governance	Compensation
Gary Blackford	√	Chair	Chair
Dan Gladney		√
Lori McDougal	√		√
Arda Minocherhomjee	Chair	√	√

Audit Committee

The Audit Committee is responsible for assisting the Board in monitoring the quality and integrity of our consolidated financial statements, our internal controls, our compliance with legal and regulatory requirements and the qualifications, performance and independence of our independent auditor. The Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee reviews and discusses with management and the independent auditor the annual audited and quarterly consolidated financial statements (including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of the independent auditor, oversees the Company’s compliance with legal and regulatory requirements with respect to financial matters, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the SEC. All of the Audit Committee members meet the existing independence and experience requirements of the Nasdaq Stock Market and the SEC. Our Board of Directors has determined that each of Lori McDougal and Arda Minocherhomjee is a financial expert under the rules of the SEC. Mr. Minocherhomjee replaced Ms. McDougal as the Chair of the Audit Committee effective immediately after the filing of our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2022. The Audit Committee held seven meetings in 2022. During each of the meetings, the Audit Committee met in private session with our independent auditor and alone in executive session without members of management present.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for assisting the Board by identifying individuals qualified to become Board members and the independent directors on the Nominating and Governance Committee are responsible for recommending to the Board the nominees for election as directors at our next annual meeting of stockholders. The Nominating and Governance Committee also manages the performance review process for our current directors, recommends qualified members of the Board for membership on committees, conducts a preliminary assessment of the independence of all Board members, reviews the charters of all Board committees, reviews and evaluates succession plans for executive officers, reviews and makes recommendations to the Board regarding our corporate governance principles, oversees the Company’s compliance with legal and regulatory requirements (other than those with respect to financial matters that are overseen by the Audit Committee) and processes and makes recommendations to the Board regarding any stockholder proposals. All of the Nominating and Governance Committee members meet the existing independence requirements of the Nasdaq Stock Market. The Nominating and Governance Committee held three meetings in 2022. During each of the meetings, the Nominating and Governance Committee held an executive session without members of management present.

Compensation Committee

The Compensation Committee is responsible for assisting the Board by overseeing the administration of our compensation programs and reviewing and approving the compensation paid to our executive officers. The Compensation Committee approves corporate goals related to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance, determines the compensation of the Chief Executive Officer based on this evaluation, and recommends our non-employee director compensation to the Board. All of the Compensation Committee members meet the existing independence requirements of the Nasdaq Stock Market. The Compensation Committee held three meetings in 2022. During each of the meetings, the Compensation Committee held an executive session without members of management present.

The Compensation Committee reviews and approves the compensation programs and all forms of compensation for our Chief Executive Officer and for our other executive officers. The Chief Executive Officer’s compensation package is set by the Compensation Committee in its sole discretion. Although our Chief Executive Officer does not make a recommendation as to his own compensation, he may respond to the Compensation Committee’s proposal for his compensation, which the Compensation Committee may, but is not required to, consider. The Chief Executive Officer is also permitted to make compensation recommendations for the other executive officers, which the Compensation Committee may, but is not required to, consider. In addition, the Chief Executive Officer may participate as an observer at the Compensation Committee’s meetings when the committee invites him to attend its meetings. Other than these rights granted to the Chief Executive Officer, management does not participate in the determination of the amount or form of executive compensation.

In general, the Compensation Committee tries to keep each executive officer’s base salary and total compensation at the midpoint of the range of base salaries and total compensation paid to similar executive officers at comparable companies and may make recommendations to adjust an executive officer’s compensation accordingly. The goal of this review is to try to maintain base salaries and total compensation packages that are market competitive, so the Company can attract and retain executive talent. However, the Compensation Committee may deviate from this benchmark as it considers other factors such as each executive officer’s individual performance and responsibilities, the Company’s overall strategy and performance and the pool of resources available for compensation adjustments each year. These factors, especially the Company’s desire to reward individual efforts and performance, weigh much more heavily in the Compensation Committee’s final recommendations with respect to compensation adjustments. Since the Company’s intent with respect to stock-based compensation relates more to aligning executive officers’ interests with those of the Company and encouraging their efforts for the long-term growth and success of the Company, the peer group analysis generally plays a role as a reference point in the Compensation Committee’s decisions to make additional awards of stock options to the executive officers. More importantly, the Compensation Committee considers individual performance and experience, contributions and achievements, stock option grants previously awarded to each executive and the Compensation Committee’s view of the appropriate levels of equity compensation for individuals with certain responsibilities, professional expertise and experience.

The Compensation Committee has the authority to use outside compensation consultants to assist it in analyzing our compensation programs and determining appropriate levels of compensation and benefits or to retain outside counsel and other advisors to assist it in the performance of its functions. The decision to retain consultants and, if so, which consultants to retain, is made solely by the Compensation Committee.

Executive Sessions of the Board

Our non-employee directors meet in executive session at each regular meeting of the Board without the Chief Executive Officer or any other member of management present.

Attendance at the Annual Meeting

Our Board of Directors encourages each of its members to attend the annual meeting of stockholders.

Code of Business Conduct and Ethics

We have adopted the ReShape Lifesciences Inc. Code of Business Conduct and Ethics, which applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics includes particular provisions applicable to our senior financial management, which includes our Chief Executive Officer, Chief Financial Officer, Controller and other employees performing similar functions. A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investors page on our website at www.reshapelifesciences.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to any director or officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions, promptly following the date of such amendment or waiver.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. None of the current members of the Compensation Committee of our Board has ever been one of our employees.

Board’s Role in Risk Oversight

Our management has responsibility for managing day-to-day risk and for bringing the most material risks facing the Company to the Board’s attention. The Board takes an active role in risk oversight related to the Company both as a full Board and through its committees. To facilitate the Board’s risk oversight responsibility, management provides the Board with information about its identification, assessment and management of critical risks and its risk mitigation strategies. This information is communicated to our Board and committees at regular and special meetings, through reports, presentations and discussions with key management personnel and representatives of outside advisors, such as our independent auditors, as appropriate. These matters are further discussed by the Board and committees in executive sessions without the presence of management. The primary areas of risk oversight that our Board and committees are responsible for are summarized below:

Board/Committee	Primary Areas of Risk Oversight
Full Board

Strategic, financial and execution risks and exposures associated with the annual capital plan and strategic plans (including capital allocation); litigation and regulatory exposures; other current matters that may present material risk to our operations, plans, prospects or reputation; and senior management succession planning.

Audit Committee

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters, and compliance with legal and regulatory requirements with respect to financial matters.

Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning and executive compensation programs and arrangements, including incentive plans.

Nominating and Governance Committee

Risks and exposures associated with corporate governance, legal and regulatory compliance (other than with respect to financial matters that are overseen by the Audit Committee) and director succession planning.

Review of Related Person Transactions

In accordance with its written charter, our Audit Committee is responsible for reviewing all related party transactions as they are presented, and the approval of the Audit Committee is required for all such transactions. The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K. As a smaller reporting company, we are also required to review and approve any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and a related person has a direct or indirect material interest. In considering related party transactions, our Audit Committee is guided by its fiduciary duty to our stockholders. Our Audit Committee does not have any written or oral policies or procedures regarding the review, approval and ratification of transactions with related parties. Additionally, each of our directors and executive officers are required to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions. Our Nominating and Governance Committee and Board of Directors annually review all transactions and relationships disclosed in the director and officer questionnaires, and the Board makes a formal determination regarding each director’s independence.

Anti-Hedging and Anti-Pledging Policies

We consider it improper and inappropriate for any director, officer or other employee of our company to engage in short-term or speculative transactions in our securities. Therefore, our insider trading policy provides that our directors, officers and other employees may not engage in specified hedging and pledging transactions. Specifically, our insider trading policy (i) requires any of our directors, officers or employees to pre-clear any proposed hedging transaction, including zero-cost collars and forward sales contracts and other similar transactions that allow such person to continue to own the covered security without the full risks and rewards of ownership, with our Board of Directors and (ii) prohibits our directors, officers and employees from holding our securities in a margin account or pledging our securities as collateral for a loan.

Indemnification Agreements

It is our standard practice to enter into an indemnification agreement with each executive officer and member of our Board of Directors. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the director or executive officer if he or she is found liable to us; unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case the director is fairly and reasonably entitled to indemnity. In the event that we do not assume the defense of a claim against our director or executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers during our fiscal years ended December 31, 2022 and 2021.

Summary Compensation Table

							Non- equity
					Stock		Incentive Plan		All Other
		Salary	Bonus		Awards		Compensation		Compensation		Total
Name and Principal Position	Year	($)	($)		($)		($)		($)		($)
Paul F. Hickey(1)	2022	133,078	25,000		—		—		—		158,078
President and Chief Executive Officer
Bart Bandy(2)	2022	346,537	—		—		—		—		346,537
Former President and Chief Executive Officer	2021	430,500	350,000	(3)	5,170,986	(5)	317,200	(7)	—		6,268,686
Thomas Stankovich	2022	330,000	77,338	(6)	—		—		148,500	(4)	555,838
Chief Financial Officer	2021	325,000	250,000	(3)	1,625,164	(5)	94,579	(7)	—		2,294,743
(1)	Mr. Hickey joined the Company on August 15, 2022. His $25,000 bonus was a sign-on bonus under his employment agreement.
(2)	Mr. Bandy separated from the Company on July 27, 2022.
(3)	Consists of the one-time cash bonus awarded to Mr. Bandy and Mr. Stankovich in July 2021 in special recognition of their extraordinary efforts and accomplishments for and on behalf of the Company during 2021, including their roles in completing the Company’s merger with Obalon Therapeutics and corresponding listing on The Nasdaq Capital Market and the Company’s subsequent $46 million financing.
(4)	Consists of a one-time cash bonus awarded to Mr. Stankovich under a retention bonus agreement pursuant to which the Company agreed to pay Mr. Stankovich 100% of his target 2022 cash bonus, regardless of actual performance, if Mr. Stankovich remained employed by the Company until at least December 31, 2022.
(5)	Consists of restricted stock units granted to Mr. Bandy and Mr. Stankovich in July 2021, the amounts represent the fair value of restricted stock units granted during the year. The award is calculated on the date of grant in accordance with Financial Accounting Standards.
(6)	Consists of the payout under the Company’s Management Incentive Plan for 2021 which was paid out as a stock bonus in November 2022.
(7)	Consists of the payout under the Company's Management Incentive Plan for 2020 which was paid out as a cash bonus in August 2021.

2021 Bonuses

In July 2021, the Company paid a special one-time cash bonus of $350,000 to Mr. Bandy and $250,000 to Mr. Stankovich in special recognition of their extraordinary efforts and accomplishments for and on behalf of the Company during 2021, including their roles in completing the Company’s merger with Obalon Therapeutics and corresponding listing on The Nasdaq Capital Market and the Company’s subsequent $46 million financing.

2021 Restricted Stock Unit Grants

In July 2021, the Compensation Committee granted each of Mr. Bandy and Mr. Stankovich two sets of restricted stock units. The first grant was made pursuant to their employment agreements, under which each of Mr. Bandy and Mr. Stankovich were offered an equity grant in connection with their employment commencement, which would vest 25% on the one-year anniversary of their employment start date and monthly thereafter for 36 months. The restricted stock unit grant to Mr. Bandy covered 19,202 shares of common stock, of which 10,802 vested on the date of grant and the remainder were to vest monthly for 21 months, based on his employment start date of April 1, 2019. The restricted stock unit grant to Mr. Stankovich covered 5,648 shares of common stock, of which 2,471 vested on the date of grant and the remainder were to vest monthly for 27 months, based on his employment start date of October 29, 2019. The second set of restricted stock unit grants were made as part of an ongoing equity grant program for the executive leadership employees, which grants were to vest in 36 equal monthly installments following the grant date. Mr. Bandy and Mr. Stankovich were granted restricted stock units covering 4,519 and 1,808 shares of common stock, respectively.

2021 Base Salary and Target Bonus Increases

In July 2021, the Compensation Committee approved a base salary increase for Mr. Bandy from $390,000 to $445,000 and for Mr. Stankovich from $300,000 to $330,000 and a target bonus increase for Mr. Bandy from 50% to 65% of base salary and for Mr. Stankovich from 30% to 45% of base salary.

Employment Agreement and Separation Agreement with Bart Bandy

On August 26, 2019, we entered into an employment agreement with Mr. Bandy, our former President and Chief Executive Officer. Pursuant to the agreement, Mr. Bandy was entitled to a base salary of $390,000, or a higher annual rate if approved by the Board of Directors, and to cash and equity awards pursuant to our incentive compensation plan, contingent on Mr. Bandy meeting certain annual objectives determined by the Compensation Committee. The agreement established that Mr. Bandy was eligible for an annual incentive compensation of up to 50% of his base salary for that year. Mr. Bandy’s executive employment agreement also provided for the receipt of certain benefits upon the occurrence of particular termination events or a change in control. In connection with Mr. Bandy’s departure from the Company in July 2022, the Company and Mr. Bandy entered into a separation agreement and general release pursuant to which the Company agreed to provide Mr. Bandy certain severance benefits, as provided in his employment agreement, including severance pay equal to 18 months of base salary payable as salary continuation payments. All of Mr. Bandy’s unvested RSUs as of the separation date were terminated and forfeited.

Employment Agreement with Thomas Stankovich

On October 29, 2019, we entered into an employment agreement with Mr. Stankovich, our Chief Financial Officer. The agreement has an initial term of one year and automatically renews for successive one year terms unless either party delivers written notice 90 days prior to the expiration of the current term or unless it is earlier terminated. Pursuant to the agreement, Mr. Stankovich is entitled to a base salary of $300,000, or a higher annual rate if approved by the Board of Directors, and to cash and equity awards pursuant to our incentive compensation plan, contingent on Mr. Stankovich meeting certain annual objectives determined by the Compensation Committee. The agreement establishes that Mr. Stankovich is eligible for an annual incentive compensation of up to 30% of his base salary for that year. Mr. Stankovich’s employment agreement also provides for the receipt of certain benefits upon the occurrence of particular termination events or a change in control.

Employment Offer Letter and Employment Agreement with Paul Hickey

On July 25, 2022, we entered into an employment offer letter with Mr. Hickey, our President and Chief Executive Officer, pursuant to which Mr. Hickey will receive an annual base salary of $400,000 and a potential annual bonus of up to 50% of his annual base salary, which bonus for the 2022 calendar year will be prorated based on the portion of the year he is actually employed. Additionally, the offer letter provided that Mr. Hickey would be granted a stock option under the Company’s equity incentive plan to purchase a number of shares of the Company’s common stock equal to 4% of the Company’s outstanding common stock, on a fully-diluted basis, as of the date of the offer letter. The options will have a 10-year term and a per share exercise price equal to the closing market price of the Company’s common stock on the grant date. The options will vest with respect to 25% of the shares of common stock purchasable thereunder on the one-year anniversary of the grant date and monthly thereafter for 36 months, conditioned upon Mr. Hickey’s continued employment with the Company from the grant date until the respective vesting date. As soon as reasonably practicable following the first offering of common stock or securities convertible into common stock for purposes of financing the Company after Mr. Hickey’s start date, Mr. Hickey will be granted an additional stock option or other equity award in an amount that maintains his fully diluted ownership percentage at 4%. The offer letter contains severance provisions which provide that in the event Mr. Hickey’s employment is terminated by the Company without cause or Mr. Hickey resigns for good reason, he will be entitled to receive a severance payment equal to 12 months base salary payable as salary continuation payments. To be eligible to receive these payments, Mr. Hickey will be required to execute and not revoke a release of claims. On November 1, 2022, we entered into an employment agreement with Mr. Hickey that memorialized the terms of his employment offer letter.

Management Incentive Plan

Our Management Incentive Plan is designed to provide executive officers with annual incentive compensation based on the achievement of certain pre-established performance objectives. By utilizing a combination of objective and subjective performance factors critical to our success, this program incentivizes our executive officers to achieve results that benefit them and the Company.

At the beginning of each year, the Compensation Committee approves, subject to review by the Board of Directors, new corporate objectives for the Management Incentive Plan. The objectives are established and measured on an annual basis to better align personal objectives with the direction and objectives of the Company. When these objectives are established and approved, each objective, and, if applicable, the subparts to each objective, is weighted and assigned a percentage value relative to the corporate objectives taken as a whole. At that time, the Compensation Committee also establishes the maximum bonus amount for each of our executive officers, based on a set percentage of each executive officer’s base salary, that the corporate objectives are worth. The Compensation Committee may modify or re-weight the objectives during the course of the fiscal year, if necessary, to reflect changes in our business plan.

Long-Term Incentives

Our Second Amended and Restated 2003 Stock Incentive Plan allowed us and our 2022 Equity Incentive Plan, if approved by our stockholders, will allow us the opportunity to grant stock options, restricted stock and other equity-based awards. In general, we view equity awards as incentives for future performance and not as compensation for past accomplishments. We also believe that equity awards reward continued employment by an executive officer, with an associated benefit to us of employee continuity and retention. The exercise price of stock options awarded by the Compensation Committee has been and will continue to be the closing sales price of our common stock on the date of grant.

The Compensation Committee and the Board of Directors do not grant equity awards according to a prescribed formula or target, although they review equity data from comparable companies to inform their decisions. In determining the number of equity awards granted to executive officers, individual responsibilities and experience, as well as contributions and achievements are considered, and, in appropriate circumstances, the Compensation Committee considers the recommendations of the Chief Executive Officer. The objectives utilized to assess individual contributions and achievements vary depending on the individual executive, but relate generally to strategic factors such as clinical and regulatory progress, commercialization, research and development, continued establishment of intellectual property and implementation of appropriate financing strategies. While the Chief Executive Officer may provide recommendations to the Compensation Committee regarding the number of equity awards granted to other executive officers from time to time, he does not make a recommendation as to his equity awards.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity award holdings held by our named executive officers at December 31, 2022.

Stock Awards
Name	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)
Paul Hickey	—	—
Bart Bandy	—	—
Thomas Stankovich	2,131	14,363
(1)	Consists of unvested restricted stock units that were granted in July 2021.
(2)	Based upon the closing price of our common stock on December 30, 2022 (the last business day of fiscal 2022) of $6.74.

DIRECTOR COMPENSATION

Compensation for our directors is designed to result in compensation that is competitive with that provided by comparably-sized, publicly-traded, medical device companies. For 2022 (i) each non-employee director received an annual retainer of $35,000 for serving on the Board, (ii) each non-employee director who served on the Audit Committee, the Compensation Committee or the Nominating and Governance Committee, other than the chairperson of each of the committees, received an additional annual retainer of $8,000, $5,000 and $4,500, respectively, (iii) each of the chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee received an additional annual retainer of $17,500, $10,000 and $9,000, respectively, and (iv) our Lead Director received a $15,000 annual retainer in that role.

We reimburse all of our non-employee directors for reasonable travel and other expenses incurred in attending Board and committee meetings. Directors who also serve as employees of the Company receive no additional compensation for serving as a director. Mr. Hickey is the only director who is also an employee of the Company.

In July 2022, the Board appointed Dan Gladney, who was previously the Chair of the Board of Directors, as Executive Chair. In his role as Executive Chair, Mr. Gladney will take a more active role supporting Mr. Hickey and the Company on strategic matters. Mr. Gladney’s annual cash compensation for his service as the Executive Chair will be $90,000, which will replace his compensation as Chair of the Board, and is in addition to the $35,000 annual retainer paid to all Board members. Therefore Mr. Gladney’s total annual cash compensation for his service on the Board and as Executive Chair will be $125,000, excluding any amounts paid for his current service on the Nominating and Governance Committee or any other committee of the Board to which he may be appointed.

The following table shows the compensation of the non-employee members of our Board during fiscal year 2022:

Director Compensation in 2022

	Fees Earned or
	Paid in Cash
Name(1)	($)(2)	Total ($)
Dan Gladney	95,261	95,261
Gary Blackford	77,000	77,000
Lori McDougal	57,500	57,500
Arda Minocherhomjee	52,500	52,500
(1)	Paul Hickey, our current President and Chief Executive Officer, and Bart Bandy, who served as President and Chief Executive Officer and a director of the Company until July 2022, are not included in this table because they were employees of the Company during 2022 and thus received no compensation for their services as a director. The compensation that Mr. Hickey and Mr. Bandy received as an employee of the Company is shown in the “Summary Compensation Table.”
(2)	The amounts in this column include the annual Board of Director and committee retainer amounts for 2022 described above under the heading “Director Compensation.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock by each person or group who beneficially owned 5% or more of our common stock, each of our directors, each of the executive officers named in the Summary Compensation Table in this proxy statement and our directors and executive officers as a group, as of December 27, 2022. Percentage ownership calculations for beneficial ownership are based on 519,198 shares outstanding as of December 27, 2022. However, for purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which that person or persons has or have the right to acquire within 60 days following December 27, 2022 is deemed to be outstanding for that person’s calculation, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The information regarding the beneficial owners of more than 5% of our common stock is based upon information supplied to us by our directors, officers and principal stockholders or on Schedules 13D or 13G filed with the Securities and Exchange Commission (“SEC”). Unless otherwise noted, the directors and executive officers listed in the table have sole voting and investment power with respect to the shares of common stock owned by them and their address is c/o ReShape Lifesciences Inc., 1001 Calle Amanecer, San Clemente, California 92673.

		Amount and
		Nature of
		Beneficial
Title of Class	Name and Address of Beneficial Owner	Ownership	Percent of Class
Common Stock	5% Stockholders
	Armistice Capital Master Fund Ltd.	47,851	9.2%
	510 Madison Avenue, 7th Floor
	New York, NY 10022
Common Stock	Directors and Executive Officers
	Paul Hickey	—	*
	Thomas Stankovich(1)	6,509	1.4%
	Dan Gladney	840	*
	Gary Blackford	—	*
	Arda Minocherhomjee	—	*
	Lori McDougal	—	*
	Bart Bandy(2)	8,850	1.8%
	All directors and executive officers as a group (6 persons)	7,349	1.6%
*	The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares of common stock.
(1)	Includes 338 shares subject to restricted stock units that will vest within 60 days of December 27, 2022.
(2)	Mr. Bandy separated from the Company in July 2022. Therefore, his shares are not included in the calculation of the shares held by the directors and executive officers as a group.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering units, each unit consisting of one share of common stock and one common warrant to purchase one and one-half shares of common stock. We are also offering to each purchaser whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, units containing pre-funded warrants in lieu of shares of common stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of common stock. For each pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of shares of common stock we are offering will be decreased on a one-for-one basis. Because one common warrant is being sold together in this offering with each share of common stock or, in the alternative, each pre-funded warrant to purchase one share of common stock, the number of common warrants sold in this offering will not change as a result of a change in the mix of the shares of common stock and pre-funded warrants sold.

We are also registering the shares of common stock issuable from time to time upon exercise of the common warrants and pre-funded warrants included in the units offered hereby. Our units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock (or pre-funded warrants) and the common warrants comprising our units are immediately separable and will be issued separately in this offering.

The following summary of certain terms and provisions of the pre-funded warrants and common warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of pre- funded warrant, and the form of common warrant, which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of pre-funded warrant and the form of common warrant.

Exercisability. The pre-funded warrants are exercisable at any time after their original issuance until they are exercised in full. The common warrants are immediately exercisable at any time after their original issuance up to the date that is five years after their original issuance. Each of the common warrants and the pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the common warrants or pre-funded warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the common warrants or pre-funded warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the common warrant or pre-funded warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the common warrant or pre-funded warrant. No fractional shares of common stock will be issued in connection with the exercise of a common warrant or pre-funded warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation.   A holder will not have the right to exercise any portion of the pre-funded warrants or common warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the number of shares of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price.   The exercise price for the pre-funded warrants is $0.0001 per share. The exercise price per whole share of common stock purchasable upon exercise of the common warrants is $[•] per share. The exercise price of the common warrants may also be reduced to any amount and for any period of time at the sole discretion of our board of directors. The exercise price and number of shares of common stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock.

Transferability.   Subject to applicable laws, the common warrants and the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing.   We do not intend to apply for the listing of the common warrants or pre-funded warrants offered in this offering on any stock exchange. Without an active trading market, the liquidity of the common warrants and the pre-funded warrants will be limited.

Warrant Agent.   The common warrants and pre-funded warrants are expected to be issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, LLC, as warrant agent, and us. The common warrants and pre-funded warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Rights as a Stockholder.   Except as otherwise provided in the common warrants or the pre-funded warrants or by virtue of such holder’s ownership of our shares of common stock, the holder of a common warrant or pre-funded warrant does not have the rights or privileges of a holder of our shares of common stock, including any voting rights, until the holder exercises the warrant.

Fundamental Transactions.   In the event of a fundamental transaction, as described in the common warrants and the pre-funded warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the common warrants and the pre-funded warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the common warrant, in the event of certain fundamental transactions, the holders of the common warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the common warrants on the date of consummation of such transaction.

Governing Law.   The pre-funded warrants, the common warrants and Warrant Agreement are governed by New York law.

Underwriter’s Warrant

Upon the closing of this offering, we have agreed to issue to Maxim Group LLC (or its permitted assignees) a warrant to purchase a number of our shares of common stock equal to an aggregate of up to 5% of the total number of securities sold in this offering (the “Underwriter’s Warrant”). The Underwriter’s Warrant will have an exercise price equal to 110% of the public offering price of the Units sold in this offering and may be exercised on a cashless basis. The Underwriter’s Warrant is non-exercisable for six months and will expire five years after the commencement of sales of this offering. The Underwriter’s Warrants shall further provide for anti-dilution protection (adjustment in the number and price of such warrants and the shares underlying such warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, etc.) and future issuance of common stock or common stock equivalents at prices (or with exercise and/or conversion prices) below the public offering price.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR HOLDERS OF OUR COMMON STOCK, WARRANTS AND PRE-FUNDED WARRANTS

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our units, consisting of our common stock or pre-funded warrants and common warrants acquired in this offering. The common warrants are referred to in this section as the “Warrants.” The pre-funded warrants are expected to be treated in a manner similar to common stock. See “Income Tax Treatment of Pre-Funded Warrants.” This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or Warrants, or that any such contrary position would not be sustained by a court.

We assume in this discussion that the shares of our common stock or Warrants will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax, the alternative minimum tax and does not deal with state or local taxes, U.S. federal gift and estate tax laws, except as specifically provided below with respect to non-U.S. holders, or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the special tax rules applicable to particular holders, such as:

●	financial institutions;
●	brokers or dealers in securities;
●	tax-exempt organizations;
●	pension plans;
●	regulated investment companies;
●	owners that hold our common stock or Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;
●	insurance companies;
●	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax; and
●	certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold our common stock or Warrants through partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our common stock or Warrants should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock or Warrants through a partnership or other pass-through entity, as applicable.

This discussion of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock and Warrants.

For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of our common stock or Warrants that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock or Warrants that is not a U.S. Holder or a partnership for U.S. federal income tax purposes.

Income Tax Treatment of Pre-Funded Warrants

Although not entirely free from doubt, a pre-funded warrant would more likely than not be treated as common stock for U.S. federal income tax purposes and a holder of pre-funded warrants therefore should generally be taxed in the same manner as a holder of a share of our common stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the shares of common stock received. Similarly, the tax basis of the pre-funded warrant should carry over to the shares of common stock received upon exercise, increased by the exercise price of $0.0001 per share. Each prospective investor is urged to consult its tax advisors regarding the tax risks associated with the acquisition of pre-funded warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes and the discussion below, to the extent it pertains to shares of our common stock, is generally intended also to pertain to pre-funded warrants.

Allocation of Purchase Price of the Unit

For U.S. federal income tax purposes, each unit will be treated as an “investment unit” consisting of one share of common stock and a warrant to acquire one share of our common stock. The purchase price for each investment unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the holder. This allocation of the purchase price for each unit will establish the holder’s initial tax basis for U.S. federal income tax purposes in the share of common stock and the Warrant included in each unit. The separation of the share of common stock and the Warrant included in each unit should not be a taxable event for U.S. federal income tax purposes. Each holder should consult his, her or its own tax advisor regarding the allocation of the purchase price for a unit.

Tax Considerations Applicable to U.S. Holders

Exercise and Expiration of Warrants

In general, a U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a Warrant. The U.S. Holder will take a tax basis in the shares acquired on the exercise of a Warrant equal to the exercise price of the Warrant, increased by the U.S. Holder’s adjusted tax basis in the Warrant exercised (as determined pursuant to the rules discussed above). The U.S. Holder’s holding period in the shares of our common stock acquired on exercise of the Warrant will begin on the date of exercise of the Warrant, and will not include any period for which the U.S. Holder held the Warrant.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of Warrants into our common stock. The U.S. federal income tax treatment of a cashless exercise of Warrants into our common stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.

The lapse or expiration of a Warrant will be treated as if the U.S. Holder sold or exchanged the Warrant and recognized a capital loss equal to the U.S. Holder’s tax basis in the Warrant. The deductibility of capital losses is subject to limitations.

Certain Adjustments to and Distributions on Warrants

Under Section 305 of the Code, an adjustment to the number of shares of common stock issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). An adjustment made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property to the holders of Warrants. In certain circumstances, if we were to make a distribution in cash or other property with respect to our common stock after the issuance of the Warrants, then we may make a corresponding distribution to a Warrant holder. The taxation of a distribution received with respect to a Warrant is unclear. It is possible such a distribution would be treated as a distribution (or constructive distribution), although other treatments are possible. For more information regarding the tax considerations related to distributions, see the discussion below regarding “Distributions.” U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the Warrants and any distributions with respect to the Warrants.

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our common stock in the foreseeable future. In the event that we do make distributions on our common stock to a U.S. Holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our common stock as described below under the section titled “– Disposition of Our Common Stock or Warrants.” Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

Disposition of Our Common Stock or Warrants

Upon a sale or other taxable disposition of our common stock or Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock or Warrants. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the common stock or Warrants exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize losses with respect to a disposition of our common stock or Warrants should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Reporting

Information reporting requirements generally will apply to payments of dividends (including constructive dividends) on the common stock and Warrants and to the proceeds of a sale or other disposition of common stock and Warrants paid by us to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Tax Considerations Applicable To Non-U.S. Holders

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their ownership and disposition of our securities issued pursuant to this offering. All prospective non-U.S. holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our securities.

Exercise and Expiration of Warrants

In general, a Non-U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of Warrants into shares of common stock. The U.S. federal income tax treatment of a cashless exercise of Warrants into our common stock is unclear. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal income tax consequences of a cashless exercise of Warrants. The expiration of a Warrant will be treated as if the Non-U.S. Holder sold or exchanged the Warrant and recognized a capital loss equal to the Non-U.S. Holder’s tax basis in the Warrant. However, a Non-U.S. Holder will not be able to utilize a loss recognized upon expiration of a Warrant against the Non-U.S. Holder’s U.S. federal income tax liability unless the loss is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or is treated as a U.S.-source loss and the Non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to and Distributions on Warrants

As described under “– U.S. Holders – Certain Adjustments to and Distributions on Warrants,” an adjustment to the Warrants could result in a constructive distribution to a Non-U.S. Holder, which would be treated as described under “Distributions” below, and the tax treatment of distributions on the Warrants is unclear. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to and distributions on the Warrants.

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our common stock in the foreseeable future. In the event that we do make distributions on our common stock to a Non-U.S. Holder, those distributions generally will constitute dividends for U.S. federal income tax purposes as described in “– U.S. Holders – Distributions”.

Any distribution (including constructive distributions) on our common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

See also the sections below titled “– Backup Withholding and Information Reporting” and “– Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Disposition of Our Common Stock or Warrants

Subject to the discussions below under the sections titled “– Backup Withholding and Information Reporting” and “– Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our common stock or Warrants unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;
●	the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any; or
●	our common stock constitutes a U.S. real property interest because we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period of the common stock or Warrants, if shorter), a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market and the Non-U.S. Holder held no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the Non-U.S. Holder held our common stock. Special rules may apply to the determination of the 5% threshold in the case of a holder of a Warrant. Non-U.S. Holders are urged to consult their own tax advisors regarding the effect of holding our Warrants on the calculation of such 5% threshold. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become, a “U.S. real property holding corporation”.

See the sections titled “– Backup Withholding and Information Reporting” and “– Foreign Accounts” for additional information regarding withholding rules that may apply to proceeds of a disposition of our common stock or Warrants paid to foreign financial institutions or non-financial foreign entities.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise. The foregoing may also apply to Warrants. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal estate tax consequences of the ownership or disposition of shares of our common stock and Warrants.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on our common stock or Warrants paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends (or constructive dividends) on our common stock or Warrants. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. Dividends paid to Non-U.S. Holders subject to withholding of U.S. federal income tax, as described above under the heading “Dividends,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock or Warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on, and, subject to the discussion of certain proposed Treasury Regulations below, gross proceeds from the sale or other disposition of, our common stock and Warrants if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section.

Withholding under FATCA generally applies only to payments of dividends (including constructive dividends) on our common stock. The U.S. Treasury has issued proposed Treasury Regulations which, if finalized in their present form, would eliminate the FATCA withholding tax on the gross proceeds of a sale or other disposition of our common stock or the Warrants. In its preamble to such proposed Treasury Regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock or the Warrants, and the possible impact of these rules on the entities through which they hold our common stock or the Warrants, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock or Warrants.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL TAX CONSIDERATIONS IS FOR INFORMATION ONLY. IT IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK OR WARRANTS, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below with respect to the units described in this prospectus. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, the number of units set forth below opposite each underwriter’s name. Maxim Group LLC is acting as the representatives of the underwriters (“Maxim”).

Underwriter	Number of Units
Maxim Group LLC

Total

The underwriters are offering the units subject to their acceptance of the common stock and the warrants comprising the units from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of our common stock and related warrants offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock and related warrants if any such shares of our common stock and related warrants are taken.

Overallotment Option

We have granted to the underwriters an option exercisable not later than 45 days after the date of this prospectus to purchase up to a number of additional units equal up to 15% of the shares of common stock (including shares underlying pre-funded warrants) and/or up to 15% of the common warrants sold in this offering at the public offering price per unit set forth on the cover page hereto less the underwriting discounts and commissions. The underwriters may exercise the option solely to cover overallotments, if any, made in connection with this offering.

Underwriting Discounts and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriters by us.

Total with Full
	Per		Exercise of
	Unit(1)	Total	Overallotment
Public offering price
Underwriting discount to be paid to the underwriters by us
Proceeds to us (before expenses)

We have agreed to pay the underwriters an aggregate fee equal to 7.0% of the gross proceeds of this offering and expect the net proceeds from this offering to be approximately $7.5 million after deducting $595,000 in underwriting commissions and $430,000 in our other estimated offering expenses. We have also agreed to pay the underwriters an accountable expense allowance for certain of the underwriters’ expenses relating to the offering up to a maximum aggregate amount of $100,000, including the underwriters’ legal fees incurred in this offering.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Lock-up Agreements

We have agreed, subject to limited exceptions, for a period of 180 days after the closing of this offering, and our officers and directors have agreed, subject to limited exceptions, for a period of 180 days after the closing of this offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of Maxim. Maxim may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Underwriter’s Warrant

We have also agreed to issue to Maxim (or its permitted assignees) a warrant to purchase a number of our shares of common stock equal to an aggregate of up to 5% of the total number of securities sold in this offering (the “Underwriter’s Warrant”). The Underwriter’s Warrant will have an exercise price equal to 110% of the public offering price of the Units sold in this offering and may be exercised on a cashless basis. The Underwriter’s Warrant is non-exercisable for six months from the commencement of sales of this offering, and will expire five years after the commencement of sales of this offering. The Underwriter’s Warrant is not redeemable by us. We have agreed to register the shares of common stock underlying the Underwriter’s Warrant. The Underwriter’s Warrant also provides for one demand and unlimited “piggyback” registration rights at our expense (and an additional demand registration at Maxim’s expense) with respect to the underlying shares of common stock during the five year period from the commencement of sales of this offering. The Underwriter’s Warrant and the shares of common stock underlying the Underwriter’s Warrant, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the Underwriter’s Warrant or the securities underlying the Underwriter’s Warrant, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Underwriter’s Warrant or the underlying securities for a period of 180 days from the commencement of sales of this offering, except to any FINRA member participating in the offering, their officers or partners, registered persons or affiliates. The Underwriter’s Warrant will provide for adjustment in the number and price of such Underwriter’s Warrant (and the shares of common stock underlying such Underwriter’s Warrant) to prevent dilution in the event of a forward or reverse stock split, stock dividend or similar recapitalization. The Underwriter’s Warrants shall further provide for anti-dilution protection (adjustment in the number and price of such warrants and the shares underlying such warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, etc.) and future issuance of common stock or common stock equivalents at prices (or with exercise and/or conversion prices) below the public offering price.

Right of First Refusal

We have agreed that upon the closing of this offering, for a period of twelve (12) months from such closing we will grant the Maxim the right of first refusal to act as lead managing underwriter and book runner and/or placement agent for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings during such twelve (12) month period of the Company, or any successor to or any subsidiary of the Company.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
●	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.
●	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other websites maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Other

From time to time, the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees.

Except for the services provided in connection with this offering and other than as described below, the underwriters have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus.

In November 2022, ReShape entered into a securities purchase agreement with a certain institutional investor, pursuant to which ReShape agreed to issue and sell to the investor in a registered direct offering (the “Registered Offering”) (i) 47,851 shares of the Company’s common stock, (ii) 2,500 shares of the Company’s Series D Mirroring Preferred Stock, par value $0.001 per share and stated value of $0.001 per share (the “Series D Preferred Stock”), and (iii) pre-funded warrants to purchase an aggregate of 9,842 shares of common stock. Each share of common stock was sold at a price of $13.00 per share, each share of Series D Preferred Stock was sold a price of $0.05 per share, and each pre-funded warrant was sold at an offering price of $12.95 per share underlying such pre-funded warrants, for aggregate gross proceeds of $750,000 before deducting the placement agent’s fees and the offering expenses.

Under the securities purchase agreement, ReShape also agreed to issue and sell to the investor in a concurrent private placement warrants to purchase an aggregate of 57,693 shares of common stock. The warrants have an exercise price of $15.00 per share, will be exercisable six months following the date of issuance, and will expire five years following the initial exercise date.

Maxim acted as the exclusive placement agent in connection with the offering and received a cash fee equal to 7.0% of the gross proceeds received by ReShape from the sale of the securities in offering, as well as reimbursement for certain expenses, and warrants to purchase up to 2,885 shares of common stock, which is equal to 5.0% of the aggregate amount of shares of common stock (or common stock equivalents in the form of pre-funded warrants) issued in the offering, at an exercise price of $15.00 per share. These warrants will be subject to the FINRA Rule 5110 lock-up, exercise and resale registration limitations described above under the heading “Underwriter’s Warrant.”

Tail

We shall pay Maxim the cash compensation provided above on the gross proceeds provided to us by investors that were brought over-the-wall or introduced to the Company by Maxim during our engagement of the representative in a public or private offering or other financing or capital raising transaction within twelve (12) months following the termination of our engagement of the representative, subject to certain exceptions.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus has been passed upon for us by Fox Rothschild LLP, Minneapolis, Minnesota. Ellenoff Grossman & Schole LLP, New York, New York, will pass upon certain legal matters in connection with the offering for the underwriter.

EXPERTS

The consolidated financial statements as of December 31, 2021 and 2020 and for the years then ended included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may also obtain the documents that we file electronically on the SEC’s website at www.sec.gov or on our website at www.reshapelifesciences.com. Information contained on our website is not incorporated by reference herein and does not constitute part of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described above, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Interim Financial Statements

Annual Financial Statements

RESHAPE LIFESCIENCES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(dollars in thousands, except per share amounts)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$6,146	$22,765
Restricted cash	100	50
Accounts and other receivables (net of allowance for doubtful accounts of $947 and $1,172 respectively)	2,230	2,815
Inventory	4,171	3,003
Prepaid expenses and other current assets	926	1,622
Total current assets	13,573	30,255
Property and equipment, net	896	1,454
Operating lease right-of-use assets	255	266
Other intangible assets, net	12,513	20,827
Other assets	1,219	1,456
Total assets	$28,456	$54,258
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,992	$3,468
Accrued and other liabilities	4,848	3,169
Warranty liability, current	418	415
Operating lease liabilities, current	255	279
Total current liabilities	7,513	7,331
Warranty liability, noncurrent	—	300
Deferred income taxes, net	—	555
Total liabilities	7,513	8,186
Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock, 10,000,000 shares authorized:
Series C convertible preferred stock, $0.001 par value; 95,388 shares issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized at both September 30, 2022 and December 31, 2021; 451,919 and 356,641 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	627,373	622,924
Accumulated deficit	(606,362)	(576,760)
Accumulated other comprehensive loss	(68)	(92)
Total stockholders’ equity	20,943	46,072
Total liabilities and stockholders’ equity	$28,456	$54,258

See accompanying notes to Condensed Consolidated Financial Statements.

RESHAPE LIFESCIENCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$2,798	$3,708	$8,130	$10,458
Cost of revenue	697	1,573	2,928	3,886
Gross profit	2,101	2,135	5,202	6,572
Operating expenses:
Sales and marketing	2,619	3,496	11,990	6,186
General and administrative	3,872	12,052	13,488	19,085
Research and development	588	1,571	2,096	2,245
Impairment of intangible assets	6,947	—	6,947	—
Loss on disposal of assets, net	1	—	383	—
Total operating expenses	14,027	17,119	34,904	27,516
Operating loss	(11,926)	(14,984)	(29,702)	(20,944)
Other expense (income), net:
Interest (income) expense, net	(31)	33	(47)	804
Warrant expense	—	2,813	—	2,813
Loss on extinguishment of debt, net	—	—	—	2,061
Loss (Gain) on foreign currency exchange, net	279	(101)	467	(170)
Other	—	—	(9)	—
Loss before income tax provision	(12,174)	(17,729)	(30,113)	(26,452)
Income tax (benefit) expense	(363)	(30)	(511)	23
Net loss	$(11,811)	$(17,699)	$(29,602)	$(26,475)
Net loss per share – basic and diluted:
Net loss per share – basic and diluted (as revised for the three and nine months ended September 30, 2021, see Note 1)	$(26.18)	$(51.79)	$(73.44)	$(153.67)
Shares used to compute basic and diluted net loss per share (as revised for the three and nine months ended September 30, 2021, see Note 1)	451,184	341,768	403,104	172,288

See accompanying notes to Condensed Consolidated Financial Statements.

RESHAPE LIFESCIENCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(unaudited)

(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss	$(11,811)	$(17,699)	$(29,602)	$(26,475)
Foreign currency translation adjustments	4	2	24	14
Other comprehensive income, net of tax	4	2	24	14
Comprehensive loss	$(11,807)	$(17,697)	$(29,578)	$(26,461)

See accompanying notes to Condensed Consolidated Financial Statements.

RESHAPE LIFESCIENCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(unaudited)

(dollars in thousands)

	Three Months Ended September 30, 2022
	Series C						Accumulated
	Convertible				Additional		Other	Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Equity
Balance June 30, 2022	95,388	$—	392,598	$—	$626,985	$(594,551)	$(72)	$32,362
Net loss	—	—	—	—	—	(11,811)	—	(11,811)
Other comprehensive income, net of tax	—	—	—	—	—	—	4	4
Stock compensation	—	—	—	—	388	—	—	388
Issuance of stock from RSUs	—	—	2,321	—	—	—	—	—
Exercise of warrants	—	—	57,000	—	—	—	—	—
Balance September 30, 2022	95,388	$—	451,919	$—	$627,373	$(606,362)	$(68)	$20,943

	Nine Months Ended September 30, 2022
	Series C						Accumulated
	Convertible				Additional		Other	Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Equity
Balance December 31, 2021	95,388	$—	356,641	$—	$622,924	$(576,760)	$(92)	$46,072
Net loss	—	—	—	—	—	(29,602)	—	(29,602)
Other comprehensive income, net of tax	—	—	—	—	—	—	24	24
Stock compensation	—	—	—	—	1,957	—	—	1,957
Issuance of stock from RSUs	—	—	20,505	—	—	—	—	—
Exercise of warrants	—	—	74,773	—	2,492	—	—	2,492
Balance September 30, 2022	95,388	$—	451,919	$—	$627,373	$(606,362)	$(68)	$20,943

See accompanying Notes to Condensed Consolidated Financial Statements.

RESHAPE LIFESCIENCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Continued)

(unaudited)

(dollars in thousands)

	Three Months Ended September 30, 2021
	Series B								Accumulated
	Convertible		Series C Convertible				Additional		Comprehensive	Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Income	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Loss)	Equity
Balance June 30, 2021	—	$—	95,388	$—	163,375	$—	$564,126	$(523,603)	$(109)	$40,414
Net loss	—	—	—	—	—	—	—	(17,699)	—	(17,699)
Other comprehensive income, net of tax	—	—	—	—	—	—	—	—	2	2
Stock compensation	—	—	—	—	—	—	10,720	—	—	10,720
Stock options exercised	—	—	—	—	1,817	—	201	—	—	201
Issuance of stock from RSUs	—	—	—	—	35,115	—	—	—	—	—
Issuance of warrants	—	—	—	—	—	—	1,535	—	—	1,535
Institutional exercise of warrants	—	—	—	—	152,715	—	43,441	—	—	43,441
Warrant liability reclassified to equity	—	—	—	—	—	—	476	—	—	476
Restricted shares issued for consulting services	—	—	—	—	750	—	130	—	—	130
Balance September 30, 2021	—	$—	95,388	$—	353,772	$—	$620,629	$(541,302)	$(107)	$79,220

	Nine Months Ended September 30, 2021
	Series B								Accumulated
	Convertible		Series C Convertible				Additional		Other	Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Equity
Balance December 31, 2020	3	$—	95,388	$1	69,726	$—	$529,435	$(514,827)	$(121)	$14,488
Net loss	—	—	—	—	—	—	—	(26,475)	—	(26,475)
Other comprehensive income, net of tax	—	—	—	—	—	—	—	—	14	14
Issuance of common stock pursuant to reverse acquisition	(3)	—	—	(1)	66,801	—	30,562	—	—	30,561
Stock compensation	—	—	—	—	—	—	10,457	—	—	10,457
Stock options exercised	—	—	—	—	3,654	—	416	—	—	416
Issuance of stock from RSUs	—	—	—	—	35,115	—	—	—	—	—
Issuance of warrants	—	—	—	—	—	—	4,508	—	—	4,508
Institutional exercise of warrants	—	—	—	—	177,725	—	44,645	—	—	44,645
Warrant liability reclassified to equity	—	—	—	—	—	—	476	—	—	476
Restricted shares issued for consulting services	—	—	—	—	750	—	130	—	—	130
Balance September 30, 2021	—	$—	95,388	$—	353,772	$—	$620,629	$(541,302)	$(107)	$79,220

See accompanying Notes to Condensed Consolidated Financial Statements.

RESHAPE LIFESCIENCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(dollars in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(29,602)	$(26,475)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	271	132
Amortization of intangible assets	1,367	1,284
Noncash interest expense	—	104
Impairment of intangible assets	6,947	—
Loss on extinguishment of debt, net	—	2,061
Loss on disposal of assets, net	383	—
Stock-based compensation	1,957	10,457
Bad debt (recoveries) expense	(72)	62
Provision for inventory excess and obsolescence	148	162
Deferred income tax	(555)	—
Warrant expense	—	2,813
Amortization of debt discount and deferred debt issuance costs	—	494
Other noncash items	(21)	12
Change in operating assets and liabilities, net of business combination:
Accounts and other receivables	657	(900)
Inventory	(1,317)	21
Prepaid expenses and other current assets	696	(399)
Accounts payable and accrued liabilities	129	(1,838)
Warranty liability	(297)	(347)
Other	237	408
Net cash used in operating activities	(19,072)	(11,949)
Cash flows from investing activities:
Capital expenditures	(52)	(285)
Proceeds from acquisition	—	5,207
Proceeds from sale of capital assets	39	—
Cash (used in) provided by investing activities:	(13)	4,922
Cash flows from financing activities:
Payments of financing costs	—	(3,234)
Proceeds from warrants exercised	2,492	45,616
Proceeds from stock options exercised	—	417
Proceeds from credit agreement	—	1,000
Payment of credit agreement	—	(10,500)
Net cash provided by financing activities	2,492	33,299
Effect of currency exchange rate changes on cash and cash equivalents	24	14
Net (decrease) increase in cash, cash equivalents and restricted cash	(16,569)	26,286
Cash, cash equivalents and restricted cash at beginning of period	22,815	3,007
Cash, cash equivalents and restricted cash at end of period	$6,246	$29,293
Supplemental disclosure:
Cash paid for income taxes	$—	$37
Cash paid for interest	—	296
Noncash investing and financing activities:
Capital expenditures accruals	$79	$68
Purchase price, net of cash received	—	25,355
Fair value of warrants included as a component of loss on extinguishment of debt	—	2,974

See accompanying notes to Condensed Consolidated Financial Statements.

RESHAPE LIFESCIENCES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts; unaudited)

(1)  Basis of Presentation

The accompanying interim condensed consolidated financial statements and related disclosures of Reshape Lifesciences Inc. (the “Company” or “ReShape”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the consolidated financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on April 8, 2022. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) have been condensed or omitted.

In the opinion of management, the interim consolidated condensed financial statements reflect all adjustments considered necessary for a fair statement of the interim periods. All such adjustments are of a normal, recurring nature. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

Revision of Previously Issued Financial Statement for Correction of Immaterial Errors

The Company revised the statement of operations for the periods ended December 31, 2020, March 31, 2021, June 30, 2021, September 30, 2021, December 31, 2021, and March 31, 2022, to reflect the correction of an immaterial error in the computation of the weighted average shares used to compute basic and diluted net loss per share. This revision has no impact on the Company’s net loss or accumulated deficit.

The following table summarizes the effect of the revision on each financial statement line item for the periods ended as indicated (presented as if the 1-for-50 reverse stock split effected on December 23, 2022 had occurred at the beginning of the earliest period presented):

	Condensed Consolidated Statement of Operations
	As Previously
	Reported	Adjustment	As Revised
For the year ended December 31, 2020
Net loss per share – basic and diluted:
Net loss per share – basic and diluted	$(276.97)	$(0.47)	$(277.43)
Shares used to compute basic and diluted net loss per share	78,096	(131)	77,965
Three months ended March 31, 2021
Net loss per share – basic and diluted:
Net loss per share – basic and diluted	$(62.04)	$0.16	$(61.88)
Shares used to compute basic and diluted net loss per share	78,560	203	78,763
Three months ended June 30, 2021
Net loss per share – basic and diluted:
Net loss per share – basic and diluted	$(23.72)	$(19.12)	$(42.84)
Shares used to compute basic and diluted net loss per share	164,523	(73,443)	91,080
Six months ended June 30, 2021
Net loss per share – basic and diluted:
Net loss per share – basic and diluted	$(55.34)	$(48.00)	$(103.34)
Shares used to compute basic and diluted net loss per share	158,575	(73,654)	84,921
Three months ended September 30, 2021
Net loss per share – basic and diluted:
Net loss per share – basic and diluted	$(73.76)	$21.98	$(51.79)
Shares used to compute basic and diluted net loss per share	239,948	101,820	341,768
Nine months ended September 30, 2021
Net loss per share – basic and diluted:
Net loss per share – basic and diluted	$(125.43)	$(28.14)	$(153.56)
Shares used to compute basic and diluted net loss per share	210,934	(38,646)	172,288
For the year ended December 31, 2021
Net loss per share – basic and diluted:
Net loss per share – basic and diluted	$(250.16)	$(33.26)	$(283.42)
Shares used to compute basic and diluted net loss per share	247,571	(29,049)	218,522
Three months ended March 31, 2022
Net loss per share – basic and diluted:
Net loss per share – basic and diluted	$(22.16)	$0.02	$(22.14)
Shares used to compute basic and diluted net loss per share	370,792	239	371,031

Reverse Stock Split and Merger Exchange Ratio

At our 2022 annual meeting of stockholders (the “2022 Annual Meeting”), our stockholders approved an amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio ranging from one-for-thirty (1:30) to one-for-one hundred (1:100) of the outstanding shares of our common stock (the “reverse stock split”). On December 21, 2022, the Company filed a certificate of amendment to its restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to effect a one-for-fifty (1:50) reverse stock split to the Company’s outstanding common stock, $0.001 par value. The reverse stock split became effective for trading purposes upon the commencement of trading on December 23, 2022. Unless otherwise noted, all references to shares of the Company’s common stock and per share amounts have also been adjusted to reflect the reverse stock split.

On June 15, 2021, and immediately prior to the closing of the merger of Obalon Therapeutics, Inc. and ReShape Lifesciences Inc., the Company effected a 1-for-3 reverse stock split. No fractional shares were issued in connection with the reverse stock split. Unless otherwise noted, all references to shares of the Company’s common stock and per share amounts have also been adjusted to reflect the exchange ratio of 0.5367 Obalon shares for one ReShape share in connection with the merger.

Summary of Significant Accounting Policies

The Company’s significant accounting policies are described in Note 2 to its audited consolidated financial statements for the year ended December 31, 2021, which are included in the Company’s Annual Report on Form 10-K which was filed with the SEC on April 8, 2022.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may materially differ from these estimates. The Company reviews its estimates on an ongoing basis or as new information becomes available to ensure that these estimates appropriately reflect changes in its business.

Acquisition

The Company accounts for business combinations in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. The results of businesses acquired in a business combination are included in the Company’s consolidated financial statements from the date of the acquisition. Purchase accounting results in assets and liabilities of an acquired business generally being recorded at their estimated fair values on the acquisition date. Any excess consideration over the fair value of assets acquired and liabilities assumed is recognized as goodwill. Transaction costs associated with business combinations are expensed as incurred and are included in general and administrative related costs in the consolidated statements of operations. The Company performs valuations of assets acquired and liabilities assumed and allocates the purchase price to its respective assets and liabilities. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates.

Upon completion of the business combination with Obalon on June 15, 2021, the transaction was treated as a “reverse acquisition” for financial accounting purposes. As a result of the controlling interest of the former shareholders of ReShape, for financial statement reporting and accounting purposes, ReShape was considered the acquirer under the acquisition method of accounting in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805-10-55. The reverse acquisition is deemed a capital transaction in substance whereas the historical assets and liabilities of Obalon before the business combination were replaced with the historical financial statements of ReShape in all future filings with the SEC.

Goodwill and Long-Lived Assets

Goodwill represents the excess of the cost of an acquired business over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination.

Indefinite-lived intangible assets relate to in-process research and development (“IPR&D”) acquired in business combinations. The estimated fair values of IPR&D projects acquired in a business combination which have not reached technological feasibility are capitalized and accounted for as indefinite-lived intangible assets until completion or abandonment of the projects. In accordance with guidance within FASB ASC 350 “Intangibles – Goodwill and Other,” goodwill and identifiable intangible assets with indefinite lives are not subject to amortization but must be evaluated for impairment.

We evaluate long-lived assets, including finite-lived intangible assets, for impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or estimates of future discounted cash flows.

For goodwill and indefinite-lived intangible assets, in-process research and development, we review for impairment annually and upon the occurrence of certain events as required by ASC Topic 350, “Intangibles – Goodwill and Other.” Goodwill and indefinite-lived intangible assets are tested at least annually for impairment and more frequently if events or changes in circumstances indicate that the asset might be impaired. We review goodwill for impairment by first assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If we are able to determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, we would conclude that goodwill is not impaired. If the carrying amount of a reporting unit is zero or negative, the second step of the impairment test is performed to measure the amount of impairment loss, if any, when it is more likely than not that a goodwill impairment exists. The Company recorded an impairment loss for indefinite-lived intangible assets for the three months and nine months ended September 30, 2022. See Note 4 below for details.

Fair Value of Financial Instruments

The carrying amounts of cash equivalents, accounts receivable, accounts payable and certain accrued and other liabilities approximate fair value due to their short-term maturities. Refer to Note 5 regarding the fair value of debt instruments and Note 9 regarding fair value measurements and inputs of warrants.

Net Loss Per Share

The following table sets forth the potential shares of common stock that are not included in the calculation of diluted net loss per share because to do so would be anti-dilutive as of the end of each period presented:

	September 30,
	2022	2021
Stock options	22,820	11,847
Unvested restricted stock units	5,770	36,141
Convertible preferred stock	10	10
Warrants	139,047	135,547

Recent Accounting Pronouncements

There were no new accounting standards adopted by the Company during the nine months ended September 30, 2022.

New accounting standards not yet adopted are discussed below.

In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which is intended to provide financial statement users with more useful information about expected credit losses on financial assets held by a reporting entity at each reporting date. In May 2019, the FASB issued ASU No. 2019-05, which amended the new standard by providing targeted transition relief. The new guidance replaces the existing incurred loss impairment methodology with a methodology that requires consideration of a broader range of reasonable and supportable forward-looking information to estimate all expected credit losses. In November 2019, the FASB issued ASU No. 2019-11, which amended the new standard by providing additional clarification. This guidance is effective for the fiscal years and interim periods within those years beginning after December 15, 2022. The Company is currently evaluating the impact the guidance will have on its consolidated financial statements.

(2) Liquidity and Management’s Plans

The Company currently does not generate revenue sufficient to offset operating costs and anticipates such shortfalls to continue partially due to the unpredictability of new variants of COVID-19, which may result in a slow-down of elective surgeries and restrictions in some locations. Additionally, our anticipated expansion of our product portfolio and future products may not come to fruition. As of September 30, 2022, the Company had net working capital of approximately $6.1 million, primarily due to cash and cash equivalents and restricted cash of $6.2 million. The Company’s principal source of liquidity as of September 30, 2022, consisted of approximately $6.2 million of cash and cash equivalents and restricted cash, and $2.2 million of accounts receivable. Based on its available cash resources, the Company may not have sufficient cash on hand to fund its current operations for more than twelve months from the date of filing this prospectus. This condition raises substantial doubt about the Company’s ability to continue as a going concern. The Company believes in the viability of its business strategy and in its ability to raise additional funds, however, there can be no assurance to that effect.

Given the Company’s projected operating requirements and its existing cash and cash equivalents management’s plans include evaluating different strategies to obtain the required funding of future operations. Our anticipated operations include plans to (i) increase the sales and operations of the Company with the Lap-Band product line in order to expand sales domestically and internationally (ii) improve operational efficiencies, resulting in a reduction of operational expenses, as well as a reduction to marketing and advertising costs, primarily due to focusing on digital media rather than television and print and (iii) to continue promoting our ReShapeCare virtual health coaching program as an addition to bariatric surgery or as an alternative to individuals that do not meet the criteria and/or do not want to go through bariatric surgery. If sales do not improve, we will reduce our expenditures for marketing, clinical and product development activities to maintain operational activities until a period of time in which we could obtain additional debt or equity financing to support our operations. However, there can be no assurance that the Company will be able to secure such additional financing. Therefore, the plans cannot be deemed probable of being implemented. As a result, the Company’s plans do not alleviate substantial doubt about our ability to continue as a going concern.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

COVID-19 Risk and Uncertainties and CARES Act

COVID-19 pandemic continues to lead to unprecedented restrictions on, distributions in, and other related impacts on business and personal activities, including a shift in healthcare priorities, which resulted in a significant decline in medical procedures in 2020 in the United States and foreign countries. Concerns remain regarding the pace of economic recovery due to virus resurgences, including new variants, across the globe as well as vaccine distribution and hesitancy. The United States and other foreign governments may reimplement restrictions and other requirements in light of the continuing spread of the COVID-19 pandemic. Due to the continuing uncertainty caused by the COVID-19 pandemic, the full extent to which the pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including sales, expenses, manufacturing, clinical trials, research and development costs, reserves and allowances, will depend on future developments that are highly uncertain and difficult to predict. These developments include, but are not limited to, the duration and spread of the outbreak (including new and more contagious variants of COVID-19), its severity, the actions to contain the virus or address its impact, the public acceptance and efficacy of vaccines and other treatments, United States and foreign governments actions to respond to the reduction of global activity, and how quickly and to what extent normal economic and operating conditions can resume.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (CARES) Act.” The CARES Act, among other things, included provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. The CARES Act established the Paycheck Protection Program (“PPP”) under which the Company received a PPP loan. On February 3, 2021, the Company submitted the application for PPP loan forgiveness according to the terms and conditions of the United States Small Business Administration’s (“SBA”) Loan Forgiveness Application (Revised June 24, 2002). On March 1, 2021, the Company received confirmation from the SBA that the PPP Loan had been forgiven in full including all interest incurred. This may still be subject to audit by the SBA or relevant authorities, and subject to terms and conditions of the PPP program. The Company was also able to benefit from the employee retention credit. For further details on the PPP loan and the employee retention credit, see Note 5 below.

(3) Supplemental Balance Sheet Information

Components of selected captions in the condensed consolidated balance sheets consisted of the following:

Inventory:

	September 30,	December 31,
	2022	2021
Raw materials	$1,109	$829
Sub-assemblies	927	682
Finished goods	2,135	1,492
Total inventory	$4,171	$3,003

Prepaid expenses and other current assets:

	September 30,	December 31,
	2022	2021
Prepaid insurance	$721	$736
Prepaid advertising and marketing	48	698
Other current assets	157	188
Total prepaid expenses and other current assets	$926	$1,622

Accrued and other liabilities:

	September 30,	December 31,
	2022	2021
Payroll and benefits	$2,535	$1,527
Accrued legal settlements	1,000	—
Customer deposits	644	549
Taxes	120	307
Accrued insurance premium	115	301
Accrued professional	168	300
Other liabilities	266	185
Total accrued and other liabilities	$4,848	$3,169

(4) Goodwill and Intangible Assets

Indefinite-lived intangible assets consist of IPR&D for the ReShape Vest recorded in connection with the Company’s 2017 acquisition of BarioSurg, Inc. and developed technology recorded in connection with the Obalon acquisition. The Company’s finite-lived intangible assets consists of developed technology, trademarks and tradenames, and covenant not to compete. The estimated useful lives of these finite-lived intangible assets range from 3 to 10 years. The amortization expenses for both the three months ended September 30, 2022 and 2021, was $0.5 million, and the nine months ended September 30, 2022 and 2021 were $1.4 million and $1.3 million, respectively.

Impairment of In-Process Research and Development

During the quarter ended September 30, 2022, the Company determined that it was stopping the clinical trials for the ReShape Vest and was closing out the previous trials that occurred, as significant additional clinical work and cost would be required to achieve regulatory approval for the ReShape Vest. As such, we determined the carrying value of the IPR&D asset was impaired and recognized a non-cash impairment charge of approximately $6.9 million on the condensed consolidated balance sheet as of September 30, 2022, which reduced the value of this asset to zero.

	September 30, 2022
	Weighted Average Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Finite-lived intangible assets:
Developed technology	10.8	$17,092	$(5,681)	$11,411
Trademarks/Tradenames	10.0	2,045	(943)	1,102
Covenant not to compete	3.0	76	(76)	—
		19,213	(6,700)	12,513
Indefinite-lived intangible assets:
In-process research and development	indefinite	—	—	—
Total		$19,213	$(6,700)	$12,513

	December 31, 2021
	Weighted Average Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Finite-lived intangible assets:
Developed technology	10.8	$17,092	$(4,467)	$12,625
Trademarks/Tradenames	10.0	2,045	(790)	1,255
Covenant not to compete	3.0	76	(76)	—
		19,213	(5,333)	13,880
Indefinite-lived intangible assets:
In-process research and development	indefinite	6,947	—	6,947
Total		$26,160	$(5,333)	$20,827

(5) Debt

CARES Act

On April 24, 2020, the Company entered into a PPP Loan agreement with Silicon Valley Bank (“SVB”) under the PPP, which is part of the CARES Act administered by the United States Small Business Administration (“SBA”). As part of the application for these funds, the Company in good faith, certified that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to take into account our then-current business activity and our ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. Under this program, the Company received proceeds of $1.0 million from the PPP Loan. In accordance with the requirements of the PPP, the Company used proceeds from the PPP Loan primarily for payroll costs, rent and utilities. The PPP Loan carried a 1.00% interest rate per annum, matured on April 24, 2022, and was subject to the terms and conditions applicable to loans administered by the SBA under the PPP.

On February 3, 2021, the Company submitted the application for PPP loan forgiveness, in accordance with the terms and conditions of the SBA’s Loan Forgiveness Application (revised June 24, 2020). On March 1, 2021, the Company received confirmation from the SBA that the PPP Loan was forgiven in full including all interest incurred, which resulted in a gain on debt extinguishment of $1.0 million, during the three months ended March 31, 2021.

On December 27, 2020, the Taxpayer Certainty and Disaster Tax Relief Act of 2020 expanded certain benefits made available under the enhanced CARES Act, including modifying and extending the employee retention credit. As modified, the employee retention credit provides eligible employers with fewer than 500 employees a refundable tax credit against the employer’s share of social security taxes. The employee retention credit is equal to 70% of qualified wages paid to employees during calendar year 2021 for a maximum credit of $7,000 per employee for each calendar quarter through September 30, 2021. The Company recognized a $0.3 million employee retention credit during the three months ended March 31, 2021, which was offset against payroll tax expense.

Credit Agreement

On January 19, 2021, the Company and the lender thereunder (the “Lender”) entered into an amendment to the credit agreement, originally entered into on March 25, 2020, that increased the amount available under delayed draw term loans by $1.0 million, and issued an additional 20,000 Series G Warrants. The Company evaluated the accounting related to the amendment and in conjunction with the warrants issued. Based on this analysis the Company determined the agreements are substantially different and extinguished the original credit agreement and recorded the amended credit agreement as a new debt at a fair value of $10.0 million. As a result, during the three months ended March 31, 2021, the Company recorded a debt discount of approximately $0.5 million and a $3.0 million loss on extinguishment of debt, which is comprised of the fair value of the warrants and unamortized debt issuance cost with the original credit agreement, offset by the debt discount. At March 31, 2021, there was approximately $0.1 million of unamortized debt discount. Pursuant to the amendment of the credit agreement, the maturity date of the loans are March 31, 2021 and the loans bear interest at LIBOR plus 2.5%.

On March 10, 2021, the Company and the Lender entered into an amendment to the credit agreement that extended the maturity date from March 31, 2021 to March 31, 2022. The Company has accounted for this amendment as a debt modification. The associated unamortized debt discount on the January 19, 2021 amendment of $0.1 million was amortized as interest expense over the term of the amended credit agreement.

On June 28, 2021, the Company entered into a warrant exercise agreement with existing investors, including the Lender, to exercise certain outstanding warrants. For further details on this transaction see Note 9. The Company used some of the proceeds from this transaction to pay off the $10.5 million of debt outstanding under the credit agreement.

(6) Leases

The Company has a noncancelable operating lease for office and warehouse space in San Clemente, which was extended by twelve months with an end date of June 30, 2023. The Company also had an operating lease and warehouse space in Carlsbad, California, which expired June 30, 2022. The Company does not have any short-term leases or financing lease arrangements. Lease and non-lease components are accounted for separately.

Operating lease costs were $0.1 million and $0.2 million for the three months ended September 30, 2022 and 2021, respectively, and $0.6 million and $0.5 million for the nine months ended September 30, 2022 and 2021, respectively. Variable lease costs were not material.

Supplemental information related to operating leases is as follows:

	September 30	December 31,
Balance Sheet information	2022	2021
Operating lease ROU assets	$255	$266

Operating lease liabilities, current portion	$255	$279
Total operating lease liabilities	$255	$279

Cash flow information for the nine months ended September 30,	2022	2021
Cash paid for amounts included in the measurement of operating leases liabilities	$473	$365

Maturities of operating lease liabilities were as follows:

Remainder of 2022	$87
2023	173
2024	—
Total lease payments	260
Less: imputed interest	5
Total lease liabilities	$255

Weighted-average remaining lease term at end of period (in years)	0.7
Weighted-average discount rate at end of period	5.1%

(7) Acquisition

On June 15, 2021, the Company completed its merger with Obalon, which was treated as a reverse acquisition for accounting purposes, for an aggregate purchase price of $30.6 million. This includes the issuance of 66,801 shares of common stock valued at $30.6 million at the closing market price on the day of merger and the cancellation of 53,607 shares of common stock. As a result of the controlling interest of the former shareholders of ReShape, for financial statement reporting and accounting purposes, ReShape was considered the acquirer under the acquisition method of accounting in accordance with ASC 805-10-55. The reverse acquisition is deemed a capital transaction in substance whereas the historical assets and liabilities of Obalon before the business combination were replaced with the historical financial statements of ReShape in all future filings with the SEC. There were no acquisition related costs recognized for the three months and nine months ended September 30, 2022.

Tangible and intangible assets acquired were recorded based on their estimated fair values at the acquisition date. The excess of the purchase price over the fair value of the net assets acquired was recorded to goodwill. The following table summarizes the fair values of the assets acquired and liabilities assumed, primarily related to inventory, developed technology, goodwill (including the deductibility for tax purposes) and income tax related accruals:

Current assets	$5,887
Property and equipment, net	796
Right-of-use assets	335
Other assets	1,898
Goodwill	21,566
Developed technology	2,730
Liabilities assumed	(2,650)
Total purchase price	30,562
Less: cash acquired	(5,207)
Total purchase price, net of cash acquired	$25,355

As part of the warrant agreements there was a provision that would provide the holders, at their election, a cash payment based on a Black-Scholes valuation of the warrants in connection with certain fundamental transactions. This clause could be exercised by the holders for 30 days subsequent to the date of the transaction. The Company performed a preliminary valuation of the warrants and recorded a liability at the time of the merger of $2.0 million. During the third quarter of 2021, the Company completed its valuation of these warrants which resulted in a liability for the warrants of $1.3 million, a decrease of $0.7 million, which had a corresponding decrease to goodwill. The Company had one of the holders exercise the fundamental transaction option, and rather than paying cash both parties agreed on the Company issuing shares of common stock and new warrants to this investor. See Notes 8 and 9 below for additional details. As the 30 day period passed, the Company valued the remaining warrants using a Black-Scholes model with an exercise price ranging from $660.00 to $750.00 per share, a risk free rate of 0.44%, a volatility rate of 122.1% and a dividend rate of

0. This resulted in a total fair value of $0.9 million as of July 15, 2021, with the change in fair value being recognized as a component of warrant expense. The ending liability of $0.5 million was reclassified from a current liability to additional paid-in capital.

Goodwill includes expected synergies and other benefits the Company believes will result from the acquisition. The developed technology has been capitalized at fair value as an intangible asset with an estimated life of 15 years. The developed technology was determined using the income approach. This approach determines fair value based on cash flow projections which are discounted to present value using a risk-adjusted rate of return, using nonrecurring Level 3 inputs. The discount rate used was 22.0%. For the year ended December 31, 2021, the Company fully impaired goodwill due to the decline in market capitalization.

(8)  Equity

Common Stock Issued Related to Restricted Stock Units

During the three months ended September 30, 2022 and 2021, the Company issued 2,321 shares of common stock and 35,115 shares of common stock, respectively; and during the nine months ended September 30, 2022 and 2021, the Company issued 20,505 shares of common stock and 35,115 shares of common stock, respectively, subject to vesting of the restricted stock units. For further details see Note 12.

September 2022 Cancellation of Restricted Stock Units

On September 27, 2022, the Company entered into an agreement with each of its non-employee directors, to rescind and cancel, for no consideration, the issuance of an aggregate of 12,443 restricted stock units that vested on January 1, 2022. In addition, three of the Company’s non-employee directors forfeited, for no consideration, an aggregate of 7,603 shares of common stock units that were issued pursuant to restricted stock units that vested on July 22, 2021. Such rescission, cancellation and forfeiture was completed on November 1, 2022.

June 2022 Exercises of Warrants for Common Stock

On June 16, 2022, the Company entered into a warrant exercise agreement with an existing accredited investor to exercise certain outstanding warrants to purchase up to an aggregate of 74,773 shares of common stock, of which 17,773 shares were issued in June in accordance with the terms of the warrant exercise agreement, and 57,000 shares are held in abeyance. In consideration for the immediate exercise of the existing warrants for cash, the exercising holders received new unregistered warrants to purchase up to an aggregate of 74,773 million shares (equal to 100% of the shares of common shares exercised) of the Company’s common stock (the “New Warrants”) in a private placement pursuant to Section (4)(2) of the Securities Act. In connection with the exercise, the Company also agreed to reduce the exercise price of the existing warrants and 32,190 remaining unexercised warrants from $300.00 to $33.33 per share, which is equal to the most recent closing price of the Company’s common stock on the Nasdaq prior to the execution of the warrant exercise agreement. For further details on the warrants see Note 9 below.

The gross proceeds to the Company from the exercise was approximately $2.5 million, prior to deducting warrant inducement agent fees and estimated offering expenses. The Company intends to use the remainder of the net proceeds for commercial growth, working capital and general corporate purposes.

August 2021 Issuance of Common Stock for Services

On August 11, 2021, the Company entered into a consulting agreement in which the Company issued to the consultant 750 shares of restricted common stock for the consulting services in a private placement in reliance on Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”). The shares were deemed earned on the day of the agreement and became unrestricted six months after the agreement date which is when the contract term ends.

July 2021 Exchange of Warrants for Common Stock

On July 16, 2021, the Company entered into an exchange agreement (the “Exchange Agreement”) with existing institutional investors to exchange certain outstanding warrants (the “Exchange Warrants”) for shares of common stock and new warrants to purchase common stock. The investors held common stock purchase warrants issued by the Company prior to the merger of Obalon and ReShape. The merger constituted a fundamental transaction under the Exchange Warrants and, as a result thereof, pursuant to the terms and conditions of the Exchange Warrants, the investors were entitled to a cash payment equal to the Black Scholes value of the Exchange Warrants, calculated in accordance with the terms of the Exchange Warrants (the “Black Scholes Payment”).

Subject to the terms and conditions set forth in the Exchange Agreement and, in reliance on Section 3(a)(9) of the Securities Act, in lieu of the Black Scholes Payment, the Company and the Investors agreed to exchange all of the Exchange Warrants for (a) a total of 10,098 shares of common stock, which was calculated by dividing the Black Scholes Payment by $201.90, which was equal to 95% of the closing market price of the Company’s common stock on The Nasdaq Capital Market on July 16, 2021 and (b) new warrants to purchase up to a total of 8,000 shares of common stock at an exercise price of $201.90 with a term of five years. For further details on the warrants see Note 9 below.

June 2021 Exercises of Warrants for Common Stock

On June 28, 2021, the Company entered into a warrant exercise agreement with existing accredited investors to exercise certain outstanding warrants to purchase up to an aggregate of 158,588 shares of the Company’s common stock, of which 142,617 shares were issued in July 2021, in accordance with the terms of the warrant exercise agreement. In consideration for the immediate exercise of the existing warrants for cash, the exercising holders received new unregistered warrants to purchase up to an aggregate of 118,941 shares (equal to 75% of the shares of common stock issued in connection with the exercise) of the Company’s common stock (the “New Warrants”) in a private placement pursuant to Section 4(a)(2) of the Securities Act. The investors paid a cash purchase price for the New Warrants equal to $4.6875 per share of common stock underlying the New Warrants. In connection with the exercise, the Company also agreed to reduce the exercise price of certain of the existing warrants to $300.00, which is equal to the most recent closing price of the Company’s common stock on The Nasdaq Capital Market prior to the execution of the warrant exercise agreement. For further details on the warrants see Note 9 below.

The gross proceeds to the Company from the exercise and the sale of the New Warrants was approximately $45.5 million, prior to deducting the underwriter discount and offering expenses. The Company used approximately $10.8 million to pay off the credit agreement, including $10.5 million of debt and $0.3 million of accrued interest under its secured credit agreement dated March 25, 2020, as amended, see Note 5 above for further details. The Company intends to use the remainder of the net proceeds for working capital and general corporate purposes.

On June 18, 2021, the Company issued 2,000 shares of common stock to two healthcare focused institutional investors, totaling 4,000 shares of common stock and on June 21, 2021, the Company issued 2,609 and 1,145 shares of common stock to two healthcare focused institutional investors totaling 3,754 shares of common stock, as an exercise of pre-funded warrants issued in connection with the September 2019 private placement transactions. The Company received approximately $0.1 million in connection with the exercises.

(9) Warrants

On June 16, 2022, the Company entered into a warrant exercise agreement with an existing accredited investor to exercise certain outstanding warrants. As part of this agreement the Company modified the warrants issued June 28, 2021, from an exercise price of $300.00 to $33.33 per share. The Company issued a total of 74,773 shares of common stock in connection with this transaction and issued an additional 74,773 new warrants. These new warrants were valued at $1.7 million using the fair value approach at the time of issuance. The fair value of the new warrants was determined using a Black Scholes option pricing model using a risk free rate of 3.32%, and expected term of 7.5 years, expected dividends of zero and expected volatility of 64.8%.

On July 16, 2021, the Company entered into an exchange agreement with an existing accredited investor to exchange certain outstanding warrants for shares of common stock and issued new warrants to purchase up to total of 8,000 shares of common stock at an exercise price of $201.90 per share with a term of 5 years. These new warrants were valued at $1.5 million using the fair value approach at the time of issuance. The fair value of the new warrants was determined using a Black Scholes option pricing model using a risk free rate of 0.79%, an expected term of five years, expected dividends of zero and expected volatility of 157.7%.

On June 28, 2021, the Company entered into a warrant exercise agreement with existing accredited investors to exercise certain outstanding warrants. As part of this agreement the Company modified the Series E warrants issued September 23, 2019 from an exercise price of $532.00 per share to $300.00 per share, the Series G warrants issued on March 25, 2020 from an exercise price of $328.00 per share to $300.00 per share, the Series G warrants issued on December 17, 2020 from an exercise price of $310.50 per share to $300.00 per share and the Series G warrants issued on January 21, 2021 from an exercise price of $310.50 per share to

$300.00 per share. The Company issued a total of 158,588 shares of common stock in connection with this transaction and issued an additional 118,941 new warrants. These new warrants were valued at $18.5 million using the fair value approach at the time of issuance. The fair value the new warrants was determined using a Black Scholes option pricing model using a risk free rate of 0.898%, an expected term of five years, expected dividends of zero and expected volatility of 97.6%.

On January 19, 2021, the Company issued 20,000 Series G Warrants, pre-merger, which were adjusted by the exchange ratio in the merger, to an institutional investor in connection with an amendment to the credit agreement. The Series G Warrants were valued at $3.0 million using the fair value approach at the time of issuance and was recorded as a component of the loss on extinguishment of debt during the three months ended March 31, 2021. See Note 5 above for details. The fair value of the Series G Warrants was determined using a Black Scholes option pricing model using a risk free rate of 0.45%, an expected term of five years; expected dividends of zero and expected volatility of 97.1%.

(10) Revenue Disaggregation and Operating Segments

The Company conducts operations worldwide and has sales in the following regions: United States, Australia, Europe and Rest of World. For the three months and nine months ended September 30, 2022 and 2021, the Company primarily only sold the Lap-Band System. The following table presents the Company’s revenue disaggregated by geography:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
United States	$2,412	$2,745	$6,565	$7,897
Australia	164	278	533	849
Europe	206	653	1,009	1,622
Rest of world	16	32	23	90
Total revenue	$2,798	$3,708	$8,130	$10,458

Operating Segments

The Company conducts operations worldwide and is managed in the following geographical regions: United States, Australia, Europe and the Rest of World (primarily in the Middle East). All regions sell the Lap-Band System, which consisted of nearly all our revenue and gross profit for the three and nine months ended September 30, 2022 and 2021. During the three and nine months ended September 30, 2022 and 2021, there was minimal revenue for ReShapeCare. There was no revenue or gross profit recorded for the ReShape Vest or DBSN device for the three months and nine months ended September 30, 2022 and 2021 as these two products are still in the development stage. There was also no revenue recorded for the recently acquired Obalon line.

(11) Income Taxes

During the three and nine months ended September 30, 2022, the Company recorded $0.4 million and $0.5 million, respectively, due to a reduction in the valuation allowance related to impairments of indefinite lived assets partially offset by state and foreign taxes. During the three months and nine months ended September 30, 2021, a $30 thousand tax benefit and $23 thousand tax expense, respectively, was recorded, primarily due to adjusted pre-tax income in Australia. The income tax provisions for the nine months ended September 30, 2022, and year ended December 31, 2021, were calculated using the discrete year-to-date method. The effective tax rate differs from the statutory tax rate of 21% primarily due to the existence of valuation allowances against net deferred tax assets and current liabilities resulting from the estimated state income tax liabilities and foreign tax liability.

In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Based on the level of historical losses, projections of losses in future periods and potential limitations pursuant to changes in ownership under Internal Revenue Code Section 382, the Company provided a valuation allowance at both September 30, 2022 and December 31, 2021.

(12) Stock-based Compensation

Stock-based compensation expense related to stock options and RSUs issued under the ReShape Lifesciences Inc. Second Amended and Restated 2003 Stock Incentive Plan (the “Plan”) for the three months and nine months ended September 30, 2022 and 2021 were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Sales and marketing	$38	$1,085	$294	$1,085
General and administrative	278	8,404	1,397	8,141
Research and development	72	1,231	266	1,231
Total stock-based compensation expense	$388	$10,720	$1,957	$10,457

Stock Options

A summary of the status of the Company’s stock options as of September 30, 2022, and changes during the nine months ended September 30, 2022 are as follows:

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
		Exercise Price	Contractual	Value
	Shares	Per Share	Life (years)	(in thousands)
Outstanding at December 31, 2021	17,701	$398.50		$—
Options granted	11,204	59.00
Options exercised	—	—
Options cancelled	(6,084)	148.50
Outstanding at September 30, 2022	22,821	298.50	8.8	$—
Exercisable at September 30, 2022	13,476	442.00	8.4	—
Vested and expected to vest at September 30, 2022	22,820	298.50	8.8	—

There was no intrinsic value of the outstanding stock options at September 30, 2022. The unrecognized share-based expense at September 30, 2022 was $0.8 million, and will be recognized over a weighted average period of 2.7 years.

Stock option awards outstanding under the Company’s incentive plans have been granted at exercise prices that are equal to the market value of its common stock on the date of grant. Such options generally vest over a period of four years and expire at ten years after the grant date. The Company recognized compensation expense ratably over the vesting period. The Company uses a Black-Scholes option-pricing model to estimate the fair value of stock options granted, which requires the input of both subjective and objective assumptions as follows:

Expected Term – The estimate of expected term is based on the historical exercise behavior of grantees, as well as the contractual life of the options granted.

Expected Volatility – The expected volatility factor is based on the volatility of the Company’s common stock for a period equal to the term of the stock options.

Risk-free Interest Rate – The risk-free interest rate is determined using the implied yield for a traded zero-coupon U.S. Treasury bond with a term equal to the expected term of the stock options.

Expected Dividend Yield – The expected dividend yield is based on the Company’s historical practice of paying dividends on its common stock.

Restricted Stock Units

During the nine months ended September 30, 2022, the Company granted 4,009 RSUs and cancelled 11,651 RSUs.

A summary of the Company’s unvested RSUs award activity for the nine months ended September 30, 2022, is as follows:

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Unvested RSUs at December 31, 2021	34,227	$218.00
Granted	4,009	59.00
Vested(1)	(20,814)	214.00
Cancelled/Forfeited	(11,651)	188.00
Non-vested RSUs at September 30, 2022	5,771	181.50
(1)	At September 30, 2022, there were 310 shares of common stock related to RSU awards that had vested and the shares were not distributed to the participants until October of 2022.

The fair value of each RSU is the closing stock price on the Nasdaq of the Company’s common stock on the date of grant. Upon vesting, a portion of the RSU award may be withheld to satisfy the statutory income tax withholding obligation. The remaining RSUs will be settled in shares of the Company’s common stock after the vesting period. The unrecognized compensation cost related to the RSUs at September 30, 2022 was $1.0 million and expected to be recognized over a period of 1.8 years.

(13) Commitment and Contingencies

Litigation

On August 6, 2021, Cowen and Company, LLC (“Cowen”) filed a complaint against ReShape, as successor in interest to Obalon Therapeutics, in the Supreme Court of the State of New York based on an alleged breach of contract arising out of Cowen’s prior engagement as Obalon’s financial advisor. The complaint alleges that Cowen is entitled to be paid a $1.35 million fee in connection with ReShape’s merger with Obalon under the terms of Cowen’s engagement agreement with Obalon. The complaint also seeks reimbursement of Cowen’s attorneys’ fees and interest in connection with its claim. The Company is unable to predict the ultimate outcome of this matter and the Company intends to vigorously defend this matter.

On August 18, 2021, H.C. Wainwright & Co., LLC (“Wainwright”) filed a complaint against ReShape in the Supreme Court of the State of New York based on an alleged breach of contract arising out of Wainwright’s prior engagement by ReShape in connection with certain capital raising transactions by ReShape. The complaint alleged that Wainwright was entitled to be paid a fee in connection with ReShape’s capital raising transaction under the warrant exercise agreement that ReShape entered into on June 28, 2021. Wainwright alleged that its June and September 2019 engagement agreements with ReShape require ReShape to pay Wainwright a cash fee equal to 8.0% of the gross proceeds that ReShape received from the exercise of warrants issued pursuant to those engagement agreements, including warrants that were exercised in the June 2021 transaction. The complaint also sought reimbursement of Wainwright’s attorneys’ fees and interest in connection with its claim. On July 19, 2022, the Company entered into a definitive settlement and release agreement with Wainwright pursuant to which the Company made a one-time cash payment of $1.0 million to fully and finally resolve such matter.

The Company is not aware of any pending or threatened litigation against it that could have a material adverse effect on the Company’s business, operating results or financial condition, other than what is disclosed above. The medical device industry in which the Company operates is characterized by frequent claims and litigation, including claims regarding patent and other intellectual property rights as well as improper hiring practices. As a result the Company may be involved in various legal proceedings from time to time. As of September 30, 2022, the Company has accrued $1.0 million for potential legal settlements.

Product Liability Claims

The Company is exposed to product liability claims that are inherent in the testing, production, marketing and sale of medical devices. Management believes any losses that may occur from these matters are adequately covered by insurance, and the ultimate outcome of these matters will not have a material effect on the Company’s financial position or results of operations. The Company is not currently a party to any product liability litigation and is not aware of any pending or threatened product liability litigation that is reasonably possible to have a material adverse effect on the Company’s business, operating results or financial condition.

(14) Subsequent Events

On November 8, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a certain institutional investor (the “Investor”), pursuant to which the Company agreed to issue and sell to the Investor in a registered direct offering (i) 47,851 shares of the Company’s common stock, (ii) 50 shares of the Company’s Series D Mirroring Preferred Stock, and (iii) pre-funded warrants to purchase 9,842 shares of common stock. Each share of common stock was sold at a price of $13.00 per share, each share of Series D Mirroring Preferred Stock was sold at a price of $0.05 per share and each pre-funded warrant was sold at an offering price of $12.95 per share, for aggregate gross proceeds of $750,000. Under the Purchase Agreement, the Company also agreed to issue and sell to the Investor in a concurrent private placement warrants to purchase an aggregate of 57,693 shares of common stock at an exercise price of $15.00 per share, which will not be exercisable until six months following the closing date of the offering, and will expire five and one-half years following the closing date of the offering.

In connection with the offering, the Company also entered into a warrant amendment agreement with the Investor. Under the warrant amendment agreement, the Company agreed to amend certain existing warrants to purchase up to 106,963 shares of common stock that were previously issued to the Investor, with an exercise price of $33.33 per share and expiration of June 2026 and December 2029, in consideration for their purchase of the securities in the offering, as follows (i) lower the exercise price of the existing warrants to $15.00 per share, (ii) provide that the existing warrants, as amended, will not be exercisable until six months following the closing date of the offering, and (iii) extend the expiration date of the existing warrants with an expiration date of June 2026 by five and one-half years following the close of the offering.

The offering closed on November 9, 2022.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

ReShape Lifesciences, Inc.

San Clemente, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of ReShape Lifesciences, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Acquisition of Obalon Therapeutics, Inc. (“Obalon”) – Valuation of Developed Technology

As described in Note 10 of the consolidated financial statements, during 2021, the Company acquired 100% of Obalon through a reverse acquisition for a purchase price of $30.6 million. As a result of the acquisition, management determined the estimated fair value of the identifiable assets acquired and liabilities assumed at the acquisition date and recorded a developed technology asset of $2.73 million.

We identified the determination of the fair value of the developed technology asset resulting from the acquisition of Obalon to be a critical audit matter. The principal considerations for our determination were the inherent uncertainties that exist related to the Company’s forecasts used to determine the fair value of the developed technology asset. Auditing these elements required especially challenging auditor judgment due to the nature and extent of audit effort required to address these matters, including the extent of specialized skill or knowledge needed.

The primary procedures we performed to address this critical audit matter included:

●	Evaluating the reasonableness of the cash flow assumptions used to determine the fair value of the developed technology asset by (i) evaluating historical performance of Obalon and (ii) assessing performance against market trends, industry metrics, and guideline companies.

●	Utilizing professionals with specialized skills and knowledge to assist in: (i) evaluating the appropriateness of the valuation models used by management, (ii) testing the mathematical accuracy of the Company’s calculations, and (iii) assessing the reasonableness of the discount rate.

In Process Research & Development Intangible Impairment

As described in Note 2 and Note 7 to the consolidated financial statements, the Company’s recognized an impairment charge of $7.2 million in the consolidated statement of operations for the year ended December 31, 2021. The in-process research and development (“IPR&D”) asset is tested for impairment at least annually and more frequently if events or changes in circumstances indicate that the asset may be impaired. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Management was required to calculate the fair value of the intangible asset. The fair value calculation of the intangible asset included significant estimates and assumptions related to the amount and timing of projected future cash flows and the discount rate.

We identified the intangible asset impairment assessment of the IPR&D indefinite-lived intangible asset as a critical audit matter. The principal consideration for our determination are the subjective and complex judgment required by management in developing the assumptions used in determining the fair value of this asset, including the forecasted cash flows and discount rate. Auditing these estimates and related assumptions involved especially challenging and subjective auditor judgment due to the nature and extend of audit evidence and effort required to address these matters, including the extent of specialized skill or knowledge needed.

The primary procedures we performed to address this critical audit matter included:

●	Evaluating reasonableness of management’s assumptions used to develop cash flow forecasts and projections by comparing historical operating performance, assessing internal communications made by the Company, and benchmarking cash flow assumptions to guideline companies and prospective market information included in industry reports.

●	Utilizing personnel with specialized knowledge and skills in valuation to assist in: (i) evaluating the appropriateness of the valuation models used by management, (ii) testing the mathematical accuracy of the Company’s calculations, and (iii) assessing the reasonableness of the discount rate.

/s/ BDO USA, LLP

We have served as the Company’s auditor from 2019 to 2022

Costa Mesa, California

April 8, 2022, except for the effect of the one-for-fifty reverse stock split discussed in Note 2 and Note 18 as to which the date is January 12, 2023

RESHAPE LIFESCIENCES INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$22,765	$2,957
Restricted cash	50	50
Accounts and other receivables (net of allowance for doubtful accounts of $1,172 and $968 respectively)	2,815	2,620
Inventory	3,003	2,244
Prepaid expenses and other current assets	1,622	1,073
Total current assets	30,255	8,944
Property and equipment, net	1,454	584
Operating lease right-of-use assets	266	465
Other intangible assets, net	20,827	27,022
Other assets	1,456	46
Total assets	$54,258	$37,061
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,468	$3,655
Accrued and other liabilities	3,169	3,630
Warranty liability, current	415	397
Debt, current portion, net of deferred financing costs	—	3,609
Operating lease liabilities, current	279	314
Total current liabilities	7,331	11,605
Debt, noncurrent portion	—	9,168
Operating lease liabilities, noncurrent	—	163
Warranty liability, noncurrent	300	1,022
Deferred income taxes	555	615
Total liabilities	8,186	22,573
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 10,000,000 shares authorized:
Series B convertible preferred stock, $0.001 par value; zero and 3 issued and outstanding at December 31, 2021 and December 31, 2020, respectively	—	—
Series C convertible preferred stock, $0.001 par value; 95,388 shares issued and outstanding at December 31, 2021 and December 31, 2020	—	1
Common stock, $0.001 par value; 100,000,000 and 275,000,000 shares authorized at December 31, 2021 and December 31, 2020, respectively; 356,641 and 69,726 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	622,924	529,435
Accumulated deficit	(576,760)	(514,827)
Accumulated other comprehensive loss	(92)	(121)
Total stockholders’ equity	46,072	14,488
Total liabilities and stockholders’ equity	$54,258	$37,061

See accompanying notes to consolidated financial statements.

RESHAPE LIFESCIENCES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2021	2020
Revenue	$13,600	$11,299
Cost of revenue	5,252	5,037
Gross profit	8,348	6,262
Operating expenses:
Sales and marketing	9,165	4,694
General and administrative	24,410	10,527
Research and development	2,522	3,498
Loss on impairment of intangible asset and goodwill	28,752	—
Total operating expenses	64,849	18,719
Operating loss	(56,501)	(12,457)
Other expense (income), net:
Interest expense, net	832	2,049
Warrant expense	2,813	—
Loss on extinguishment of debt, net	2,061	7,715
Gain on foreign currency exchange, net	(168)	(410)
Loss before income tax provision	(62,039)	(21,811)
Income tax benefit	(106)	(181)
Net loss	$(61,933)	$(21,630)
Net loss per share – basic and diluted:
Net loss per share – basic and diluted	$(283.42)	$(277.43)
Shares used to compute basic and diluted net loss per share	218,522	77,965

See accompanying notes to consolidated financial statements.

RESHAPE LIFESCIENCES INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Year Ended December 31,
	2021	2020
Net loss	$(61,933)	$(21,630)
Foreign currency translation adjustments	29	(113)
Other comprehensive income (loss), net of tax	29	(113)
Comprehensive loss	$(61,904)	$(21,743)

See accompanying notes to consolidated financial statements.

RESHAPE LIFESCIENCES INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts)

	Series B		Series C						Accumulated
	Convertible		Convertible				Additional		Other	Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balance December 31, 2019	3	$—	95,388	$1	4,620	$—	$517,311	$(493,197)	$(8)	$24,107
Net loss	—	—	—	—	—	—	—	(21,630)	—	(21,630)
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	—	—	(113)	(113)
Stock-based compensation expense, net	—	—	—	—	—	—	1,323	—	—	1,323
Issuance of warrants	—	—	—	—	—	—	9,917	—	—	9,917
Institutional exercise of warrants	—	—	—	—	63,877	—	679	—	—	679
Cashless exercise of warrants	—	—	—	—	665	—	—	—	—	—
Common stock issued for professional services	—	—	—	—	564	—	205	—	—	205
Balance December 31, 2020	3	$—	95,388	$1	69,726	$—	$529,435	$(514,827)	$(121)	$14,488
Net loss	—	—	—	—	—	—	—	(61,933)	—	(61,933)
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	—	—	29	29
Issuance of common stock pursuant to reverse acquisition	(3)	—	—	(1)	66,801	—	30,562	—	—	30,561
Stock-based compensation expense, net	—	—	—	—	—	—	12,752	—	—	12,752
Stock options exercised	—	—	—	—	3,654	—	416	—	—	416
Issuance of stock from RSUs	—	—	—	—	37,986	—	—	—	—	—
Issuance of warrants	—	—	—	—	—	—	4,508	—	—	4,508
Institutional exercise of warrants	—	—	—	—	177,724	—	44,645	—	—	44,645
Warrant liability reclassified to equity	—	—	—	—	—	—	476	—	—	476
Restricted shares issued for consulting services	—	—	—	—	750	—	130	—	—	130
Balance December 31, 2021	—	$—	95,388	$—	356,641	$—	$622,924	$(576,760)	$(92)	$46,072

See accompanying notes to consolidated financial statements.

RESHAPE LIFESCIENCES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(61,933)	$(21,630)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	232	15
Amortization of intangible assets	1,739	1,652
Noncash interest expense	133	230
Loss on impairment of intangible assets and goodwill	28,752	—
Loss on extinguishment of debt, net	2,061	7,715
Stock-based compensation	12,752	1,323
Bad debt expense	89	259
Provision for inventory excess and obsolescence	294	248
Warrant expense	2,813	—
Amortization of debt discount and deferred debt issuance costs	494	1,697
Deferred income tax benefit	(60)	(86)
Other noncash items	—	21
Change in operating assets and liabilities, net of business combination:
Accounts and other receivables	(284)	1,217
Inventory	(369)	(1,175)
Prepaid expenses and other current assets	(393)	843
Accounts payable and accrued liabilities	(1,480)	(992)
Warranty liability	(703)	61
Other	488	52
Net cash used in operating activities	(15,375)	(8,550)
Cash flows from investing activities:
Capital expenditures	(352)	(390)
Acquisition of Lap-Band product line assets	(3,000)	(2,000)
Proceeds received from acquisition	5,207	—
Cash provided by (used in) investing activities:	1,855	(2,390)
Cash flows from financing activities:
Payments of financing costs	(3,234)	(59)
Proceeds from institutional exercise of warrants	45,616	679
Proceeds from stock options exercised	417	—
Proceeds from credit agreement	1,000	9,500
Payment of credit agreement	(10,500)	—
Proceeds from PPP loan	—	955
Net cash provided by financing activities	33,299	11,075
Effect of currency exchange rate changes on cash and cash equivalents	29	(113)
Net increase in cash, cash equivalents and restricted cash	19,808	22
Cash, cash equivalents and restricted cash at beginning of period	3,007	2,985
Cash, cash equivalents and restricted cash at end of period	$22,815	$3,007
Supplemental disclosure:
Cash paid for income taxes	$102	$40
Cash paid for interest	296	—
Noncash investing and financing activities:
Purchase price, net of cash received	$25,355	$—
Fair value of warrants included as a component of loss on extinguishment of debt	2,974	8,523
Fair value of common stock and warrants issued related to the fundamental transaction exchange	2,813	—
Fair value of common stock issued for professional services	97	—
Capital expenditures accruals	5	193
Relative fair value of warrants classified as debt issuance costs	—	1,393

See accompanying notes to consolidated financial statements.

RESHAPE LIFESCIENCES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Description of the Business and Risks and Uncertainties

Description of Business

We were incorporated under the laws of Delaware on January 2, 2008. On June 15, 2021, we completed a merger with ReShape Lifesciences Inc. Pursuant to the Merger Agreement, a wholly owned subsidiary of Obalon merged with and into ReShape, with ReShape surviving the merger as a wholly owned subsidiary of Obalon. As a result of the merger, Obalon, the parent company, was renamed “ReShape Lifesciences Inc.” and ReShape was named ReShape Weightloss Inc. ReShape Lifesciences’ shares of common stock trade on the Nasdaq under the symbol RSLS.

ReShape Medical (formerly ReShape Lifesciences Inc.) was incorporated in the state of Minnesota in December 2002 and reincorporated in the state of Delaware in July 2004. In 2017, the Company changed its name from EnteroMedics Inc. to ReShape Lifesciences Inc.

The Company is headquartered in San Clemente, California. The Company is a developer of minimally invasive medical devices that advance bariatric surgery to treat obesity and metabolic diseases. The Company’s current portfolio consists of the Lap-Band® Adjustable Gastric Banding System, ReShapeCareTM virtual health coaching program, ReShape Market Place, including ReShape OptimizeTM a supplemental multivitamin, the Obalon Balloon System, the first and only swallowable gas filled balloon system, the ReShape VestTM, an investigational device to help treat more patients with obesity and the DBSN device, a technology under development as a new treatment for type 2 diabetes mellitus. The Company sells the Lap-Band worldwide and is managed in the following geographical regions: United States, Australia, Europe and the rest of world. Refer to Note 13 for additional information about operating segments.

Risks and Uncertainties

The Company continues to devote significant resources to developing its product technology, commercialization activities and raising capital. These activities are subject to significant risks and uncertainties, including the ability to obtain additional financing, and there can be no assurance that the Company will be successful in obtaining additional financing on favorable terms, or at all. If adequate funds are not available, the Company may have to further reduce its cost structure until financing is obtained and/or delay development, or commercialization of products, or license to third parties the rights to commercialize products, or technologies that the Company would otherwise seek to commercialize.

The medical device industry is characterized by frequent and extensive litigation and administrative proceedings over patent and other intellectual property rights. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often difficult to predict, and the outcome may be uncertain until the court has entered final judgment and all appeals are exhausted. The Company’s competitors may assert that its products or the use of the Company’s products are covered by U.S. or foreign patents held by them. Refer to Note 16 for additional information about contingencies and litigation matters.

On April 16, 2020, the Company implemented various short-term cost reductions and cash flow improvement actions, such as reducing the compensation for executives, management and key employees and decreasing operating expenses where possible. In addition, the Company also identified temporary headcount reductions and made the decision to furlough a portion of its workforce. On June 15, 2020, the Company ended the temporary pay reductions and the furloughed employees returned to work. During the second quarter of 2020, certain government-mandated closures began to ease and many areas throughout the world and within the United States began to allow elective surgeries. As a result of the easing, the Company did see sales volumes improve as we progressed through the third quarter. During the fourth quarter of 2020 and throughout 2021, there were additional surges in COVID-19 as multiple variants, such as the Delta and Omicron strands. As a result, various territories within the U.S. and around the world took precautions and slowdown, or in some cases a shutdown elective surgery. As the COVID-19 pandemic still surges, many researchers and medical professionals predict it will become an endemic. To the extent to which the COVID-19 global measures taken in response to the continuing variants and cases, the future impact to the Company’s business, results of operations, and financial condition are highly uncertain and are difficult to predict.

(2)	Summary of Significant Accounting Policies

Basis of Presentation

The Company has prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Reverse Stock Splits

At the 2022 annual meeting of our stockholders (the “2022 Annual Meeting”), our stockholders approved an amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio ranging from one-for-thirty (1:30) to one-for-one hundred (1:100) reverse stock split of the outstanding shares of our common stock (the “reverse stock split”). On December 21, 2022, the Company filed a certificate of amendment to its restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to effect a one-for-fifty (1:50) reverse stock split to the Company’s outstanding common stock, $0.001 par value. The reverse stock split became effective for trading purposes upon the commencement of trading on December 23, 2022. Unless otherwise noted, all references to shares of the Company’s common stock and per share amounts have also been adjusted to reflect the reverse stock split.

On June 15, 2021, and immediately prior to the closing of the merger, the Company effected a 1-for-3 reverse stock split. Accordingly, all share and per share amounts for the periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect the reverse stock split. No fractional shares were issued in connection with the reverse stock split. Unless otherwise noted, all references to shares of the Company’s common stock and per share amounts have also been adjusted to reflect the exchange ratio of 0.5367 Obalon shares for one ReShape share in connection with the merger.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Acquisition

The Company accounts for business combinations in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. The results of businesses acquired in a business combination are included in the Company’s consolidated financial statements from the date of the acquisition. Purchase accounting results in assets and liabilities of an acquired business generally being recorded at their estimated fair values on the acquisition date. Any excess consideration over the fair value of assets acquired and liabilities assumed is recognized as goodwill. Transaction costs associated with business combinations are expensed as incurred and are included in general and administrative related costs in the consolidated statements of operations. The Company performs valuations of assets acquired and liabilities assumed and allocates the purchase price to its respective assets and liabilities. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates.

Upon completion of the business combination on June 15, 2021, with Obalon, the transaction was treated as a “reverse acquisition” for financial accounting purposes. As a result of the controlling interest of the former shareholders of ReShape, for financial statement reporting and accounting purposes, ReShape was considered the acquirer under the acquisition method of accounting in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805-10-55. The reverse acquisition is deemed a capital transaction in substance whereas the historical assets and liabilities of Obalon before the business combination were replaced with the historical financial statements of ReShape in all future filings with the SEC, for further details see Note 10.

Cash and Cash Equivalents

The Company considers highly liquid investments generally with maturities of 90 days or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates market value. The Company’s cash equivalents are primarily in money market funds and certificates of deposit. The Company deposits its cash and cash equivalents in high-quality credit institutions.

Restricted Cash

Restricted cash represents $50 thousand related to a collateral money market account maintained by the Company as collateral in connection with corporate credit cards with Silicon Valley Bank at December 31, 2021 and 2020.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheets to the same total reported in the consolidated statements of cash flows (in thousands):

	December 31,	December 31,
	2021	2020
Cash and cash equivalents	$22,765	$2,957
Restricted cash	50	50
Total cash, cash equivalents, and restricted cash in the consolidated statement of cash flows	$22,815	$3,007

Accounts Receivable

The majority of the Company’s accounts receivable arise from direct product sales and sales of products under consignment aggrangements, and have payment terms that generally require payment within 30 to 90 days. The Company provides reserves against accounts receivable for estimated losses that may result form a customer’s inability to pay based on customer-specific analysis and general matters such as current assessments of past due balances, economic conditions and forecasts, and historical credit loss activity. Amounts determined to be uncollectible are charged or written-off against the reserve.

At December 31, 2021, the Company had one customer that accounted for 24% of the Company’s total accounts receivable. This customer is in good standing with the Company and there has been no reserves recorded against the outstanding balance.

Inventory

The Company accounts for inventory at the lower of cost or net realizable value, where net realizable value is based on market prices less costs to sell. The Company establishes inventory reserves for obsolescence based upon specific identification of expired or unusable units with a corresponding provision included in cost of revenue. The allowance for excess and slow-moving inventory was $0.8 million and $0.1 million at December 31, 2021 and 2020, respectively. The Company recorded a measurement period adjustment of $0.5 million, for further details see Note 6.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over their estimated useful lives of five to seven years for furniture and equipment and three to five years for computer hardware and software. Leasehold improvements are amortized on a straight-line basis over the lesser of their useful life or the term of the lease. Upon retirement or sale, the cost and related accumulated depreciation or amortization are removed from the Consolidated Balance Sheets and the resulting gain or loss is reflected in the Consolidated Statements of Operations. Repairs and maintenance are expensed as incurred.

Goodwill and Other Long-Lived Assets

Goodwill represents the excess of the cost of an acquired business over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination.

Indefinite-lived intangible assets relate to in-process research and development (“IPR&D”) acquired in business combinations. The estimated fair values of IPR&D projects acquired in a business combination which have not reached technological feasibility are capitalized and accounted for as indefinite-lived intangible assets until completion or abandonment of the projects. In accordance with guidance within FASB ASC 350 “Intangibles – Goodwill and Other,” goodwill and identifiable intangible assets with indefinite lives are not subject to amortization but must be evaluated for impairment.

We evaluate long-lived assets, including finite-lived intangible assets, for impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or estimates of future discounted cash flows.

For goodwill and indefinite-lived intangible assets, in-process research and development, we review for impairment annually and upon the occurrence of certain events as required by ASC Topic 350, “Intangibles – Goodwill and Other.” Goodwill and indefinite-lived intangible assets are tested at least annually for impairment and more frequently if events or changes in circumstances indicate that the asset might be impaired. We review goodwill for impairment by first assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If we are able to determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, we would conclude that goodwill is not impaired. If the carrying amount of a reporting unit is zero or negative, the second step of the impairment test is performed to measure the amount of impairment loss, if any, when it is more likely than not that a goodwill impairment exists. The Company, recorded an impairment to goodwill and an IPR&D intangible assets for the year ended December 31, 2021, and did not record any impairment loss for goodwill or indefinite-lived intangible assets for the year ended December 31, 2020, for further details see Note 6 and Note 7.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance for deferred income tax assets is recorded when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The Company’s policy is to classify interest and penalties related to income taxes as income tax expense in the consolidated statements of operations.

Equity

Certain issuances of the Company’s convertible preferred stock and warrants classified within equity contain non-standard down round features that result in the strike price being reduced on the basis of the pricing of future equity offerings. The value of the effect of the down round feature when it is triggered is recorded similar to a dividend and as a numerator adjustment in the basic earnings per share calculation.

Foreign Currency

When the local currency of the Company’s foreign subsidiaries is the functional currency, all assets and liabilities are translated into United States dollars at the rate of exchange in effect at the balance sheet date. Income and expense items are translated at the weighted-average exchange rate prevailing during the period. The effects of foreign currency translation adjustments for these subsidiaries are deferred and reported in stockholders’ equity as a component of Accumulated Other Comprehensive Loss. The effects of foreign currency transactions denominated in a currency other than an entity’s functional currency are included in Gain on foreign currency exchange in the Consolidated Statements of Operations. The Company does not hedge foreign currency translation risk in the net assets and income it reports from these sources.

Revenue Recognition

The Company recognizes revenue when it satisfies a performance obligation by transferring control of the promised goods or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Product sales consist of a single performance obligation that the Company satisfies at a point in time. The Company recognizes product revenue when the following events have occurred: (a) the Company has transferred physical possession of the products, (b) the Company has a present right to payment, (c) the customer has legal title to the products, and (d) the customer bears significant risks and rewards of ownership of the products.

For the Company’s Lap-Band product, these criteria are met under the agreements with most customers upon product shipment. This includes sales to distributors, who sell the products to their customers, take title to the products and assume all risks of ownership at the time of shipment. Distributors are obligated to pay within specified terms regardless of when, if ever, they sell the products. Refer to Note 13 for additional information about the Company’s products and contractual arrangements.

Taxes collected from customers and remitted to governmental authorities are accounted for on a net basis. Accordingly, such amounts are excluded from revenues. Amounts billed to customers related to shipping and handling are included in revenues. Shipping and handling costs related to revenue producing activities are included in cost of sales.

Variable Consideration

The Company records revenue from customers in an amount that reflects the transaction price it expects to be entitled to after transferring control of the goods. Customers and distributors of the Lap-Band product generally have the right to return or exchange products purchased for up to thirty days from the date of product shipment contingent upon a 10% restocking fee. Any such return or exchange of Lap-Band products will be recorded as a reduction of revenue in the period incurred.

Certain Lap-Band customers may receive volume rebates or discounts. Discounts are treated as a reduction in sales price and therefore corresponding revenue at the point of sale. Any volume rebates offered would be estimated and reserved as a reduction in revenue.

Warranty

The Company generally provides warranties against defects in materials and workmanship, and provides replacements at no charge to the customer, as long as the customer has notified the Company within 30 days of delivery and returns such products in accordance with the Company’s instructions. As they are considered assurance-type warranties, the Company does not account for them as separate performance obligations. Warranty reserve requirements are based on a specific assessment of the products sold with warranties where a customer asserts a claim for warranty or a product defect.

For the vBloc product line, the Company has a 5-year warranty on all implantable parts. vBloc sales began in 2015 and ended in 2018, so this warranty period will go through 2023.

Contract Balances

The Company records a receivable when it has an unconditional right to receive consideration after the performance obligations are satisfied.

Practical Expedients

The Company has elected the practical expedient not to determine whether contracts with customers contain significant financing components for contracts with a duration of one year or less.

Advertising Cost

Advertising costs are expensed as incurred and totaled $3.0 million and $0.5 million for the years ended December 31, 2021 and 2020, respectively.

Research and Development Expenses

Research and development expenses consist of costs incurred to further the Company’s research and development activities, including product development, clinical trial expenses, quality assurance, regulatory expenses, payroll and other personnel expenses, materials and consulting costs. Certain of these activities, such as pre-clinical studies and clinical trials, may be conducted by third-party service providers at the direction of the Company.

The Company records the estimated costs of research and development activities performed by third-party service providers based upon the estimated services provided but not yet invoiced and includes these costs in accrued expenses and other payables in the Consolidated Balance Sheets and within research and development expense in the Consolidated Statements of Operations. The Company accrues for these costs based on factors such as estimates of the work completed and in accordance with agreements established with its third-party service providers. As actual costs become known, the Company adjusts its accrued liabilities.

Stock-Based Compensation

The Company applies ASC 718 Compensation – Stock Compensation and accordingly records compensation expense for stock options over the vesting or service period using the fair value on the date of grant, as calculated by the Company using the Black-Scholes model. The Company’s stock-based compensation plans are more fully described in Note 13.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period, including the pre-funded warrants, see Note 11, that were reclassified from warrant liability to equity as a result of the reverse stock split. Diluted net loss per share is based on the weighted-average common shares outstanding during the period plus dilutive potential common shares calculated using the treasury stock method. Such potentially dilutive shares are excluded when the effect would be to reduce a net loss per share. For purposes of basic and diluted per share computations, loss from continuing operations and net loss are reduced by the down round adjustments for convertible preferred stock and warrants.

The following table sets forth the potential shares of common stock that are not included in the calculation of diluted net loss per share because to do so would be anti-dilutive as of the end of each period presented:

	December 31,
	2021	2020
Stock options	17,701	1
Unvested restricted stock units	34,227	—
Convertible preferred stock	10	1,288
Warrants	139,047	269,669

Concentration of Credit Risk, Interest Rate Risk and Foreign Currency Exchange Rate

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and trade accounts receivable. Cash and cash equivalents are primarily deposited in demand and money market accounts. At times, such deposits may be in excess of insured limits. Investments in money market funds are not considered to be bank deposits and are not insured or guaranteed by the federal deposit insurance company or other government agency. These money market funds seek to preserve the value of the investment at $1.00 per share; however, it is possible to lose money investing in these funds. The Company has not experienced any losses on its deposits of cash and cash equivalents. To minimize the risk associated with trade accounts receivable, management maintains relationships with the Company’s customers that allow management to monitor current changes in business operations so the Company can respond as needed.

Substantially all of the Company’s revenue is denominated in U.S. dollars. Only a small portion of revenue and expenses are denominated in foreign currencies, principally the Australian dollar and Euro for 2021 and 2020. The Company has not entered into any hedging contracts. Future fluctuations in the value of the U.S. dollar may affect the price competitiveness of the Company’s products outside the U.S.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (referred to as an “exit price”). Fair value of an asset or liability considers assumptions that market participants would use in pricing the asset or liability, including consideration of non-performance risk.

Assets and liabilities are categorized into a three-level fair value hierarchy based on valuation inputs used to determine fair value.

Level 1 inputs are quoted prices in active markets for identical assets or liabilities.

Level 2 inputs are observable, either directly or indirectly.

Level 3 inputs are unobservable due to little or no corroborating market data.

The carrying amounts of the Company’s financial instruments, including cash equivalents, accounts receivable, accounts payable and certain accrued and other liabilities approximate fair value due to their short-term maturities. Refer to Note 7 regarding the impairment of goodwill and IPR&D, Note 8 regarding the fair value of debt instruments and Note 12 regarding fair value measurements and inputs of warrants.

Recent Accounting Pronouncements

New accounting standards adopted by the Company in 2021 are discussed below or in the related notes, where appropriate.

In May 2021, the FASB issued Accounting Standards Update (“ASU”) No. 2021-04, Earnings Per Share (Topic 260), Debt – Modifications and Extinguishments (Subtopic 470-50), Compensation – Stock Compensation (Topic 718), and Derivatives and Hedging Contracts in Entity’s Own Equity (Subtopic 815-40). This update provides guidance to clarify and reduce diversity in an accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that is not within the scope of another Topic. An entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as an exchange of the original instrument for a new instrument. This update additionally provides further guidance on measuring the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange on the basis of the substance of the transaction, in the same manner as if cash had been paid as consideration. This guidance is effective for the fiscal years and interim periods within those years beginning after December 15, 2021. Early adoption is permitted, including adoption in an interim period. The Company adopted this guidance early and the adoption did not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued authoritative guidance intended to simplify the accounting for income taxes: ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This guidance eliminates certain exceptions to the general approach to the income tax accounting model and adds new guidance to reduce the complexity in accounting for income taxes. The adoption of this guidance on January 1, 2021, did not have a material impact on the Company’s consolidated financial statements.

New accounting standards not yet adopted are discussed below.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which is intended to provide financial statement users with more useful information about expected credit losses on financial assets held by a reporting entity at each reporting date. In May 2019, the FASB issued ASU No. 2019-05, which amended the new standard by providing targeted transition relief. The new guidance replaces the existing incurred loss impairment methodology with a methodology that requires consideration of a broader range of reasonable and supportable forward-looking information to estimate all expected credit losses. In November 2019, the FASB issued 2019-11, which amended the new standard by providing additional clarification. This guidance is effective for the fiscal years and interim periods within those years beginning after December 15, 2022. The Company is currently evaluating the impact the guidance will have on its consolidated financial statements.

Various other accounting standards and interpretations have been issued with 2021 effective dates and effective dates subsequent to December 31, 2020. The Company has evaluated the recently issued accounting pronouncements that are currently effective or will be effective in 2021 and believe that none of them have had or will have a material effect on the Company’s financial position, results of operations or cash flows.

(3)	Liquidity and Management’s Plans

As of December 31, 2021, the Company had net working capital of approximately $22.9 million, primarily due to cash and cash equivalents and restricted cash of $22.8 million, and $2.8 million of accounts receivable.

The Company’s anticipated operations include plans to (i) manufacture, and promote the sales and operations of the Lap-Band product line in order to expand sales domestically and internationally as well as to obtain cost savings synergies, (ii) introduce to the marketplace ReShapeCare and ReShape Marketplace as an extension of ReShapeCare (iii) continue clinical testing of the ReShape Vest, (iv) continue development of the DBSN device, (v) seek opportunities to leverage our intellectual property portfolio and custom development services to provide third-party sales and licensing opportunities, and (vi) explore and capitalize on synergistic opportunities to expand our portfolio and offer future minimally invasive treatments and therapies in the obesity continuum of care, which includes the Obalon Balloon System acquired from the recently finalized merger with Obalon that was completed on June 15, 2021. With the July 2021 financing transaction the Company believes that it has the flexibility to manage the growth of its expenditures and operations.

Liquidity

The Company has incurred significant net losses and negative cash flows from operations since inception, and as a result has an accumulated deficit of approximately $576.8 million. The Company also expects to incur a net loss and negative cash flows from operations for 2022.

The Company expects operating losses and negative cash flows from operations to continue for the foreseeable future. The Company believes its current capital resources will be sufficient for the Company to continue as a going concern for at least one year from the issuance date of these consolidated financial statements.

The Company will be required to raise additional capital, however, there can be no assurance as to whether additional financing will be available on terms acceptable to the Company, if at all. If sufficient funds on acceptable terms are not available when needed, it would have a negative impact on the Company’s financial condition and could force the Company to delay, limit, reduce, or terminate product development or future commercialization efforts or grant rights to develop and market product candidates or testing products that the Company would otherwise plan to develop.

COVID-19 Risk and Uncertainties and CARES Act

Since the first quarter of 2020, the COVID-19 pandemic has led to unprecedented restrictions on, distributions in, and other related impacts on business and personal activities, including a shift in healthcare priorities, which resulted in a significant decline in medical procedures in 2020 in the United States and internationally. Concerns remain regarding the pace of economic recovery due to virus resurgence across the globe from the Delta and Omicron variants and other virus mutations as well as vaccine distribution and hesitancy. As the COVID-19 pandemic shifts to a COVID-19 endemic, the United States and other foreign governments may continue existing measures or implement new restrictions and other requirements in light of the continuing spread of the COVID-19 virus. Due to the uncertainty caused by the COVID-19, the full extent to which COVID-19 will directly or indirectly impact the Company’s business, results of operations and financial condition, including sales, expenses, manufacturing, clinical trials, research and development costs, reserves and allowances, will depend on future developments that are highly uncertain and difficult to predict. These developments include, but are not limited to, the duration and spread of the outbreak (including new and more contagious variance of COVID-19), its severity, the actions to contain the virus or address its impact, the timing, distribution, public acceptance and efficacy of vaccines and other treatments, United States and foreign governments actions to respond to the reduction of global activity, and how quickly and to what extent normal economic and operating conditions can resume.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (CARES) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. The CARES Act established the Paycheck Protection Program (“PPP”) under which the Company received a PPP loan. On February 3, 2021, the Company submitted the application for PPP loan forgiveness according to the terms and conditions of the United States Small Business Administration’s (“SBA”) Loan Forgiveness Application (Revised June 24, 2002). On March 1, 2021, the Company received confirmation from the SBA that, the PPP Loan had been forgiven in full including all interest incurred. This may still be subject to audit by the SBA or relevant authorities, subject to terms and conditions of the PPP program. The Company was also able to benefit from the employee recognition credit. For further details on the PPP loan and the employee recognition credit, see Note 8 below.

(4)	Supplemental Balance Sheet Information

Inventory

	December 31,	December 31,
	2021	2020
Raw materials	$829	$174
Sub-assemblies	682	733
Finished goods	1,492	1,337
Total inventory	$3,003	$2,244

At December 31, 2021, $0.6 million of raw materials relates to inventory acquired from Obalon, in connection with the merger.

Prepaid expenses and other current assets:

	December 31,	December 31,
	2021	2020
Prepaid insurance	$736	$619
Prepaid advertising and marketing	698	—
Prepaid contract research organization expenses	—	295
Other current assets	188	159
Total prepaid expenses and other current assets	$1,622	$1,073

Accrued and other liabilities:

	December 31,	December 31,
	2021	2020
Payroll and benefits	$1,527	$1,735
Customer deposits	549	398
Taxes	307	265
Accrued insurance premium	301	272
Accrued professional	300	446
Other liabilities	185	514
Total accrued and other liabilities	$3,169	$3,630

(5)	Property and Equipment

Property and equipment consist of the following:

	December 31,
	2021	2020
Machinery and equipment	$955	$179
Furniture and equipment	38	83
Computer hardware and software	135	78
Tooling and molds	236	—
Leasehold improvements	23	19
Construction in progress	407	404
	1,794	763
Less accumulated depreciation and amortization	(340)	(179)
Property and equipment, net	$1,454	$584

Depreciation expense for the years ended December 31, 2021 and 2020, was approximately $232 thousand and $15 thousand, respectively.

(6)	Goodwill and Intangible Assets

In connection with the merger with Obalon, ReShape recorded $2.7 million of intangible assets related to developed technology, with an expected life of 15 years and that will be amortized on a straight-line basis. The consolidated intangible assets consist of the following:

	December 31, 2021
	Weighted Average Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Finite-lived intangible assets:
Developed technology	10.8	$17,092	$(4,467)	$12,625
Trademarks/Tradenames	10.0	2,045	(790)	1,255
Covenant not to compete	3.0	76	(76)	0
		19,213	(5,333)	13,880
Indefinite-lived intangible assets:
In-process research and development	indefinite	6,947	—	6,947
Total		$26,160	$(5,333)	$20,827

	December 31, 2020
	Weighted Average Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Finite-lived intangible assets:
Developed technology	10.0	$14,362	$(2,933)	$11,429
Trademarks/Tradenames	10.0	2,045	(585)	1,460
Covenant not to compete	3.0	76	(76)	0
		16,483	(3,594)	12,889
Indefinite-lived intangible assets:
In-process research and development	indefinite	14,133	—	14,133
Total		$30,616	$(3,594)	$27,022

The gross amount and accumulated impairment loss of indefinite-lived intangible assets are as follows (in thousands):

	December 31,
	2021	2020
Gross amount	$20,721	$20,721
Accumulated impairment loss	(13,774)	(6,588)
Indefinite-lived intangible assets, net	$6,947	$14,133

Amortization expense for both the years ended December 31, 2021 and 2020, was approximately $1.7 million.

Estimated amortization expense for each of the years ending December 31 is as follows:

Year ending December 31,
2022	$1,823
2023	1,823
2024	1,823
2025	1,823
2026	1,823
Thereafter	4,765
$13,880

In connection with the merger with Obalon, ReShape recorded 21.6 million of goodwill, for further details see Note 10. The changes in the carrying amount of goodwill were as follows:

Goodwill at December 31, 2020	$—
Goodwill acquired during the year	21,623
Adjustments to purchase price allocation	(57)
Impairment of goodwill	(21,566)
Goodwill at December 31, 2021	$—

The primary decrease to goodwill was a $21.6 million impairment, for further details see Note 7 below. Additionally, there were $0.1 million of adjustments to goodwill resulting from a decrease to goodwill of $0.5 million related to adjustments of pre-existing warrants that were treated as a liability, $0.4 million in goodwill due to adjustments to inventory, as the Company has continued to examine and evaluate the inventory obtained from the merger.

(7)	Impairment of Intangible Assets and Goodwill

As of December 31, 2021, the Company determined a triggering event occurred due to the decline in the Company’s market capitalization, coupled with the delayed effects of the COVID-19 pandemic, and as such, the Company performed a qualitative analysis of IPR&D. Due to continued delays in the clinical trials experienced during the COVID-19 restrictions, the Company revised its expectations of when revenues would commence for the ReShape Vest, thus reducing the near-term future net cash flows related to the ReShape Vest. As a result, the Company performed a quantitative impairment analysis and recorded a one-time nonrecurring impairment charge of $7.2 million, for the excess of the carrying value over the estimated fair value. The fair value of the IPR&D was estimated using an income approach using Level 3 assumptions which included discounting the revised projected future net cash flows to their present value, with a discount rate of 21.7%. The Company also assessed the recoverability of the finite-lived intangible assets and did not identify any impairment as a result of this analysis.

As of December 31, 2021, the Company determined due to a decrease in market capitalization, that it is more likely than not that the fair value of net assets are below their carrying amounts and, therefore, the Company performed a goodwill impairment test. The Company estimated the fair value of the goodwill using a combination of the income and market approach, and then the carrying amount including the goodwill to the fair value. Since the fair value was less than the carrying amount, we calculated the goodwill impairment as the difference between the fair value and carrying value. As the difference was greater than the carrying amount of the goodwill the Company impaired the entire balance of $21.6 million.

During the second quarter of 2020, the Company determined a triggering event occurred due to the COVID-19 pandemic, and as such, the Company performed a quantitative analysis and determined the fair value of the IPR&D exceeded the carrying value and concluded there was no impairment of intangible assets. No IPR&D impairment was recognized for the year ended December 31, 2020.

(8)	Debt

	December 31,	December 31,
	2021	2020
Asset purchase consideration	$—	$2,867
Credit agreement	—	9,500
PPP loan	—	955
Total debt	—	13,322
Less: unamortized debt discount	—	545
Less: current portion of debt	—	3,609
Debt, noncurrent portion	$—	$9,168

CARES Act

On April 24, 2020, the Company entered into a PPP Loan agreement with Silicon Valley Bank (“SVB”) under the PPP, which is part of the CARES Act administered by the United States Small Business Administration (“SBA”). As part of the application for these funds, the Company in good faith, has certified that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further requires the Company to take into account our current business activity and our ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. Under this program, the Company received proceeds of $1.0 million from the PPP Loan. In accordance with the requirements of the PPP, the Company intends to use proceeds from the PPP Loan primarily for payroll costs, rent and utilities. The PPP Loan has a 1.00% interest rate per annum, matures on April 24, 2022 and is subject to the terms and conditions applicable to loans administered by the SBA under the PPP. Under the terms of PPP, all or certain amounts of the PPP Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act.

On February 23, 2021, the Company submitted the application for PPP loan forgiveness, in accordance with the terms and conditions of the SBA’s Loan Forgiveness Application (revised June 24, 2020). On March 1, 2021, the Company received confirmation from the SBA, the PPP Loan has been forgiven in full including all interest incurred.

Under the provisions of the CARES Act, the Company is eligible for a refundable employee retention credit subject to certain criteria. The Company recognized a $0.5 million employee recognition credit during the year ended December 31, 2021.

Credit Agreement

On March 25, 2020, the Company executed a credit agreement up to $3.5 million, with an investor (the “Lender”), who holds warrants in connection with the June 2019 and September 2019 private placement transactions. See Note 8 for additional details. On the day of closing, the Company received $2.5 million and the additional $1.0 million may be drawn from time to time 30 days after the closing date but prior to five months after the closing date, in $500 thousand increments per draw. On June 23, 2020, the Company made the first additional draw of $500 thousand and on July 29, 2020, the second $500 thousand draw was made. As required by the terms of this credit agreement, the lender exercised its warrants to purchase an aggregate of 101,717 shares of common stock with a current exercise price of $6.00 per warrant on April 15, 2020, in which the Company received net proceeds of $0.6 million. In addition, the Company issued to the lender 24,000 Series G warrants to purchase an aggregate of 24,000 shares of common stock. As an inducement to the Lender to enter into the amendment and make the additional loans contemplated thereby, the Company issued to the Lender an additional 24,000 Series G warrants dated September 14, 2020, to purchase an aggregate of 24,000 shares of common stock. The value of the original Series G warrants were recorded as part of the debt issuance costs. See Note 12 for additional details.

On September 14, 2020, the Company and the Lender entered into an amendment to the credit agreement that increased the amount available under delayed draw term loans by $2.0 million. The Company borrowed $1.0 million of the available amount immediately and the remaining $1.0 million will be available in increments of least $500 thousand with at least 30 days between borrowings and issued an additional 24,000 Series G Warrants. The Company evaluated the accounting related to the amendment and in conjunction with the warrants issued. Based on this analysis the Company determined the agreements are substantially different and extinguished the original credit agreement and recorded the amended credit agreement as a new debt at a fair value of $3.9 million. As a result in 2020, the Company recorded a debt discount of approximately $0.6 million and a $2.4 million loss on extinguishment of debt which is comprised of the fair value of the warrants and unamortized debt issuance cost with the original credit agreement, offset by the debt discount. Pursuant to the amendment of the credit agreement, the maturity date of the loans was March 31, 2021 and the loans bear interest at LIBOR plus 2.5%.

On December 16, 2020, the Company and the Lender entered into the third amendment to the credit agreement that increased the amount available under delayed draw term loans by an additional $4.0 million. The Company borrowed the entire $4.0 million of the available amount immediately and issued an additional 80,000 Series G Warrants. The Company evaluated the accounting related to the amendment and in conjunction with the warrants issued. Based on this analysis the Company determined the agreements are substantially different and extinguished the original credit agreement and recorded the amended credit agreement as a new debt at a fair value of $8.9 million. As a result in 2020, the Company recorded a debt discount of approximately $0.6 million and a $5.3 million loss on extinguishment of debt which is comprised of the fair value of the warrants and unamortized debt discount cost with the original credit agreement, offset by the debt discount related to the new debt. At December 31, 2020 there was approximately $0.5 million of unamortized debt discount. Pursuant to the amendment of the credit agreement, the maturity date of the loan was March 31, 2021 and the loans bear interest at LIBOR plus 2.5%.

On January 19, 2021, the Company and the Lender entered into an amendment to the credit agreement that increased the amount available under delayed draw term loans by $1.0 million, which was used to fund the $1.0 million escrow fund securing the termination fee under the Merger Agreement and issued an additional 20,000 Series G Warrants. The Company evaluated the accounting related to the amendment and in conjunction with the warrants issued. Based on this analysis the Company determined the agreements are substantially different and extinguished the original credit agreement and recorded the amended credit agreement as a new debt at a fair value of $10.0 million. As a result, the Company recorded a debt discount of approximately $0.5 million and a $3.0 million loss on extinguishment of debt, which is comprised of the fair value of the warrants and unamortized debt issuance cost with the original credit agreement, offset by the debt discount. Pursuant to the amendment of the credit agreement, the maturity date of the loans are March 31, 2021 and the loans bear interest at LIBOR plus 2.5%.

On March 10, 2021, the Company and the Lender entered into an amendment to the credit agreement that extended the maturity date from March 31, 2021 to March 31, 2022. The Company has accounted for this amendment as a debt modification. The associated unamortized debt discount on the January 19, 2021 amendment of $0.1 million will be amortized as interest expense over the term of the amended credit agreement.

On June 28, 2021, the Company entered into a warrant exercise agreement with existing investors, including the Lender, to exercise certain outstanding warrants. For further details on this transaction see Note 9. The Company used some of the proceeds from this transaction to pay off the $10.5 million of debt outstanding under the credit agreement. At December 31, 2021, there was no outstanding amount under the credit agreement.

Asset Purchase Consideration Payable

The asset purchase consideration payable related to the Company’s December 2018 acquisition of the Lap-Band product line from Apollo Endosurgery, Inc. (“Apollo”), was initially recorded at net present value using a discount rate of 5.1%. The asset purchase consideration payable was originally secured by a first security interest in substantially all of the Company’s assets, but that security interest terminated in accordance with its terms in October 2019. At December 31, 2021, the Company had paid off the purchase consideration in full.

(9)	Leases

The Company had noncancelable operating leases for office and warehouse space in San Clemente and Carlsbad, California, as well as and noncancelable operating leases for certain office equipment that expire at various dates through 2022. The Company does not have any short-term leases or financing lease arrangements and the effects of any lease modifications have not been material. Certain of the Company’s equipment leases include variable lease payments that are adjusted periodically based on actual usage. Lease and non-lease components are accounted for separately.

The Company determines the lease term as the noncancelable period of the lease, and may include options to extend or terminated the lease when reasonably certain that the Company will exercise that option. Leases with a term of 12 months or less are not recognized on the balance sheet. The Company uses its incremental borrowing rate based on the information available at lease commencement in determining the present value of unpaid lease payments. Right-of-use assets also include any lease payments made at or before lease commencement and any initial direct costs incurred, and exclude any lease incentives received.

Operating lease costs for the years ended December 31, 2021 and 2020, were $0.6 and $0.3 million, respectively. Variable lease costs were not material.

Supplemental information related to operating leases is as follows:

Balance sheet information at December 31, 2021
Operating lease ROU assets	$266

Operating lease liabilities, current portion	$279
Operating lease liabilities, long-term portion	—
Total operating lease liabilities	$279

Cash flow information for the nine months ended September 30, 2021
Cash paid for amounts included in the measurement of operating leases liabilities	$565

Maturities of operating lease liabilities at December 31, 2021 were as follows:

Twelve months ending December 31, 2021
2022	$283
Total lease payments	283
Less: imputed interest	4
Total lease liabilities	$279

Weighted-average remaining lease term at end of period (in years)	0.4
Weighted-average discount rate at end of period	5.1

(10)	Acquisition

On June 15, 2021, the Company completed the merger with Obalon, which was treated as a reverse acquisition for accounting purposes, for an aggregate purchase price of $30.6 million. This includes the issuance of 66,801 shares of common stock valued at $30.6 million at the closing market price of the day of merger and the cancellation of 53,607 shares of common stock. As a result of the controlling interest of the former shareholders of ReShape, for financial statement reporting and accounting purposes, ReShape was considered the acquirer under the acquisition method of accounting in accordance with ASC 805-10-55. The reverse acquisition is deemed a capital transaction in substance whereas the historical assets and liabilities of Obalon before the business combination were replaced with the historical financial statements of ReShape in all future filings with the SEC. Acquisition related costs of $2.3 million were recorded in general and administrative expense for the year ended December 31, 2021.

Tangible and intangible assets acquired were recorded based on their estimated fair values at the acquisition date. The excess of the purchase price over the fair value of the net assets acquired was recorded to goodwill. The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed, primarily related to inventory, developed technology, goodwill (including the deductibility for tax purposes) and income tax related accruals:

Current assets	$5,887
Property and equipment, net	796
Right-of-use assets	335
Other assets	1,898
Goodwill	21,566
Developed technology	2,730
Liabilities assumed	(2,650)

Total purchase price	30,562
Less: cash acquired	(5,207)
Total purchase price, net of cash acquired	$25,355

As part of the merger, the Company assumed warrants agreements previously entered into by Obalon that contained a fundamental transaction provision that provide the holders a cash payment based on a Black-Scholes valuation of the warrants. This clause was valid for 30 days subsequent to the date of the transaction. The merger was considered a fundamental transaction provision that allowed the holder to redeem the warrants for cash. The Company performed a preliminary valuation of these warrants and recorded a liability at the time of the merger of $2.0 million. The Company completed its valuation of these warrants which resulted in a liability for the warrants of $1.3 million, the decrease of $0.7 million, to the liability had a corresponding decrease to goodwill. The Company had one of the holders exercise the fundamental transaction option, and rather than paying cash both parties agreed on the Company issuing shares of common stock and new warrants to this investor. See Notes 11 and 12 below for additional details. As the 30 day period passed, the Company valued the remaining warrants using a Black-Scholes model with an exercise price ranging from $13.20 to $15.00 per share, a risk free rate of 0.44%, a volatility rate of 122.1% and a dividend rate of 0. This resulted in a total fair value of $0.9 million as of July 15, 2021, with the change in fair value being recognized as a component of warrant expense. The ending liability of $0.5 million was reclassified from a current liability to APIC.

As of the year ended December 31, 2021, the Company is still finalizing the impact of acquisition accounting on deferred income taxes.

Goodwill includes expected synergies and other benefits the Company believes will result from the acquisition. The developed technology has been capitalized at fair value as an intangible asset with an estimated life of 15 years. The developed technology was determined using the income approach. This approach determines fair value based on cash flow projections which are discounted to present value using a risk-adjusted rate of return, using nonrecurring Level 3 inputs. The discount rate used was 22.0%. For the year ended December 31, 2021, the Company impaired the goodwill due to the decline in market capitalization, for further details see Note 7.

Obalon’s results of operations have been included in our financial statements for the periods subsequent to the consummation of the Merger on June 15, 2021. Obalon contributed no revenue and a net loss of $2.0 million, in addition to the $21.6 million of loss on impairment of goodwill, for the period from June 16, 2021 through December 31, 2021.

Pro Forma Results of Operation (Unaudited)

The following table summarizes the results of operations of the above mentioned acquisition from their respective dates of acquisition included in our consolidated results of operations and the unaudited pro forma results of operations of the combined entity had the date of acquisition been January 1, 2020:

	Revenue	Net Loss
	(Unaudited)	(Unaudited)
Combined entity: Supplemental pro forma from January 1, 2021 to December 31, 2021	$13,432	$(69,452)
Combined entity: Supplemental pro forma from January 1, 2020 to December 31, 2020	12,887	(33,965)

The information present above is for illustrative purpose only and is not necessarily indicative or results that would have been achieved if the acquisitions had occurred as of the beginning of our 2020 reporting period.

(11)	Equity

The Company may issue preferred stock, common stock, or both, in connection with underwritten public offerings, registered direct offerings, private placements or business acquisitions. Such issuances of equity typically include the issuance or sale of warrants to purchase common stock. Certain issuances of convertible preferred stock and warrants may contain anti-dilutive features apart from customary adjustments for splits and reverse splits of common stock (collectively, “down round features”). When a series of convertible preferred stock contains this non-standard down round feature, the Company is required to adjust the conversion price in the event of future stock sales at a lower unit price. When warrants issued in connection with an equity transaction contain, or are amended to contain, this non-standard down round feature, the Company is required to adjust the exercise price upon the issuance of any shares of common stock or securities convertible into shares of common stock below the then-existing exercise price and evaluate and account for the value attributable to the reduced warrant exercise price. In the event down round adjustments are triggered, the values attributable to the adjustment to the convertible preferred stock conversion price and warrant exercise price are recorded as an increase to additional paid-in capital and increase to accumulated deficit.

All series of the Company’s convertible preferred stock are classified in stockholders’ equity, including those with the down round feature, when applicable to the equity transaction.

Warrants to purchase common stock are classified in stockholders’ equity, including those issued with the down round feature, as they are both indexed to the Company’s own stock and meet the scope exception in ASC 815 “Derivatives and Hedging.”

The Company had the following equity transactions during the years ended December 31, 2021 and 2020:

August 2021 Issuance of Common Stock for Services

On August 11, 2021, the Company entered into a consulting agreement in which the Company issued to the consultant 750 shares of restricted common stock for the consulting services in a private placement in reliance on Rule 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”). The shares were deemed earned on the day of the agreement and will become unrestricted six months after the agreement date which is when the contract term ends. The value of the securities were included as a component of prepaid expenses and is amortized over the contract term.

July 2021 Exchange of Warrants for Common Stock

On July 16, 2021, the Company entered into an exchange agreement (the “Exchange Agreement”) with existing investors to exchange certain outstanding warrants (the “Exchange Warrants”) for shares of common stock and new warrants to purchase common stock. The investors held common stock purchase warrants issued by the Company prior to the merger of Obalon Therapeutics, Inc. and ReShape Lifesciences Inc. The merger constituted a fundamental transaction under the Exchange Warrants and, as a result thereof, pursuant to the terms and conditions of the Exchange Warrants, the investors were entitled to a cash payment equal to the Black Scholes value of the Exchange Warrants, calculated in accordance with the terms of the Exchange Warrants (the “Black Scholes Payment”).

Subject to the terms and conditions set forth in the Exchange Agreement and, in reliance on Section 3(a)(9) of the Securities Act, in lieu of the Black Scholes Payment, the Company and the Investors agreed to exchange all of the Exchange Warrants for (a) a total of 10,098 shares of common stock, which was calculated by dividing the Black Scholes Payment by $201.90, which was equal to 95% of the closing market price of the Company’s common stock on the Nasdaq on July 16, 2021 and (b) new warrants to purchase up to a total of 8,000 shares of common stock at an exercise price of $201.90 with a term of five years. For further details on the warrants see Note 12 below.

June 2021 Exercises of Warrants for Common Stock

On June 28, 2021, the Company entered into a warrant exercise agreement with existing investors to exercise certain outstanding warrants to purchase up to an aggregate of 158,588 shares of the Company’s common stock, which 142,617 of the shares were issued in July in accordance with the terms of the warrant exercise agreement. In consideration for the immediate exercise of the existing warrants for cash, the exercising holders received new unregistered warrants to purchase up to an aggregate of 118,941 shares (equal to 75% of the shares of common stock issued in connection with the exercise) of the Company’s common stock (the “New Warrants”) in a private placement pursuant to Section 4(a)(2) of the Securities Act. The investors paid a cash purchase price for the New Warrants equal to $4.69 per share of common stock underlying the New Warrants. In connection with the exercise, the Company also agreed to reduce the exercise price of certain of the existing warrants to $300.00, which is equal to the most recent closing price of the Company’s common stock on the Nasdaq prior to the execution of the warrant exercise agreement. For further details on the warrants see Note 12 below.

The gross proceeds to the Company from the Exercise and the sale of the New Warrants was approximately $45.5 million, prior to deducting the underwriter discount and estimated offering expenses. The Company used approximately $10.8 million to pay off the credit agreement, including $10.5 million of debt and $0.3 million of accrued interest under its secured credit agreement dated March 25, 2020, as amended, see Note 8 above for further details. The Company intends to use the remainder of the net proceeds for working capital and general corporate purposes.

On June 18, 2021, the Company issued 4,000 shares of common stock to investors, and on June 21, 2021, the Company issued 3,754 shares of common stock to investors, as an exercise of pre-funded warrants issued in connection with the September 2019 private placement transactions. The Company received approximately $0.1 million in connection with the exercises.

Common Stock Issued Related to Stock Awards and Options

Restricted Stock Units

On July 22, 2021, the Company issued restricted stock units (“RSUs”) to certain members of the management and Board of Directors. During the year ended December 31, 2021, the Company issued 37,986 shares of common stock subject to the vesting of the awards. For further details see Note 14.

Exercise of Stock Options

On September 15, 2021, the Company issued 1,454 shares of common stock related to the exercise of previous Obalon employees exercising stock option awards. The Company received $0.2 million related to this exercise.

On July 13, 2021, the Company issued 364 shares of common stock related to exercises of previous Obalon employees exercising stock option awards. The Company received $42 thousand related to this exercise.

On June 18, 2021, the Company issued 1,838 shares of common stock related to the exercise of previous Obalon employees exercising stock option awards. The Company received $0.2 million related to this exercise.

December 2020 Exercise of Warrants for Common Stock

On December 3, 2020, the Company issued 11,600 shares of common stock to investors, as an exercise of pre-funded warrants issued in connection with the June 2019 and September 2019 private placement transactions. The Company received approximately $0.1 million in connection with these exercises.

June 2020 Cashless Exercise of Warrants for Common Stock

On June 23, 2020, the Company issued 1,180 shares of common stock as a cashless exercise of warrants issued to the placement agents in connection with the June 2019 private placement with investors.

May 2020 Common Stock Issued for Professional Services

On May 28, 2020, the Company issued 1,000 shares of common stock, having an aggregate fair value of $0.2 million for ongoing professional services. The $0.2 million was recorded as a prepaid asset and will be amortized of the minimum life of the agreement.

April 2020 Exercise of Warrants for Common Stock

As discussed in Note 8 above, in connection with the credit agreement, the lender exercised its Series C and Series F warrants to purchase an aggregate of 101,717 shares of common stock with a current exercise price of $0.12 per warrant on April 15, 2020, in which the Company received net proceeds of $0.6 million.

Series C Convertible Preferred Stock

The Series C convertible stock has a liquidation preference of $274.88 per share. Holders of the Series C convertible preferred stock have the right to convert their shares into shares of common stock instead of receiving the liquidation preference. The Series C convertible preferred stock is entitled to dividends on an as-if-converted-to-common stock basis if such dividends are paid on shares of common stock. In general, the holders of the Series C convertible preferred stock do not have voting rights.

(12)	Warrants

The Company’s grants of warrants to purchase common stock are primarily in connection with equity and debt financings. See Note 11 for additional information about equity financings and the related issuance of warrants. Warrant activity was as follows:

Balance December 31, 2019	153,439
Issued	72,154	(1)
Exercised	(64,542)	(2)
Cancelled	(1)
Balance December 31, 2020	161,050
Obtained due to merger	17,505	(3)
Issued	138,215	(4)
Exercised	(177,723)	(5)
Cancelled	—
Balance December 31, 2021	139,047
(1)	Warrants issued in 2020 includes 72,154 of three issuances of Series G warrants.
(2)	Warrants exercised in 2020 includes 34,831 of Series C pre-funded warrants at an exercise price of $10.50 per share, 29,047 Series F pre-funded warrants at an exercise price of $10.50 per share and 665 of placement agent warrants.
(3)	Obalon’s warrants outstanding at the time of the merger with the 1-for-3 reverse stock split adjustment and the 1-for-50 reverse stock split adjustment. In addition, this amount includes 10,098 warrants converted into common shares in July of 2021, see Note 11 for further details.
(4)	Warrants issued in 2021 includes 11,274 of Series G warrants and 126,941 of warrants issued to various institutional investors.
(5)	Warrants exercised in 2021 includes 37,581 Series A warrants at an exercise price of $234.00 per share, 1,285 Series C pre-funded warrants at an exercise price of $10.50 per share, 37,581 Series E warrants at an exercise price of $300.00 per share, 7,754 Series F pre-funded warrants at an exercise price of $10.50 per share, and 83,428 Series G warrants with exercise prices ranging from $288.50 per share to $300.00 per share, and an exchange of 10,098 warrants for common stock.

Warrant Assumptions – 2021 Warrants Issued

The following table provides the assumptions used to calculate the fair value of the new warrants issued during 2021, using a Black-Scholes model:

	Warrants Outstanding	Strike Price	Volatility	Remaining Life	Risk Free Rate
January 19, 2021	11,274	$310.50	97.1%	5.0	0.45%
June 28, 2021	118,941	$300.00	97.6%	5.0	0.90%
July 16, 2021	8,000	$202.00	157.7%	5.0	0.79%

Warrant Assumptions – 2020 Warrants Issued

The following table provides the assumptions used to calculate the fair value of the Series G warrants issued during 2020, using a Black-Scholes model:

	Warrants Outstanding	Strike Price	Volatility	Remaining Life	Risk Free Rate
First Issuance	24,000	$185.00	97.0%	5.0	0.56%
Second Issuance	24,000	$162.50	101.1%	5.0	0.27%
Third Issuance	80,000	$175.00	100.8%	5.0	0.37%

(13)	Revenue Disaggregation and Operating Segments

The following table presents the Company’s revenue disaggregated by product and geography:

	Year Ended
	December 31,
	2021	2020
United States	$10,297	$8,275
Australia	1,039	1,086
Europe	2,127	1,824
Rest of world	137	114
Total revenue	$13,600	$11,299

Operating Segments

The Company conducts operations worldwide and is managed in the following geographical regions: United States, Australia, Europe and Rest of World (primarily in the Middle East). All regions sell the Lap-Band product line, which consisted of nearly all our revenue and gross profit for the years ended December 31, 2021 and 2020. During the second half of 2020 the Company launched ReShapeCare, which had minimal revenue for the years ended December 31, 2021 and 2020. The Company anticipates generating more ReShapeCare revenue during 2022. There was no revenue or gross profit recorded for the ReShape Vest or DBSN device in 2021 or 2020 because these two products are still in the development stage. During June 2021, the Company merged with Obalon, which had no revenues between the merger and December 31, 2021.

The Company’s geographic segments are reported based on the financial information provided to the Chief Operating Decision Maker (the Chief Executive Officer, or “CODM”). The Company’s CODM evaluates segment performance based on revenue and gross profit. The Company’s CODM does not use operating segment assets information to allocate resources or to assess performance of the operating segments and thus total segment assets have not been disclosed.

(14)	Stock-based Compensation

The ReShape Lifesciences Inc. Second Amended and Restated 2003 Stock Incentive Plan (the “Plan”) provides for the grant of stock options or other stock-based awards to employees, officers, non-employee directors and outside consultants of the Company. In 2018, the Company’s stockholders approved an amendment to the Plan that increased the number of shares authorized for issuance by 26 shares. The Plan amendment in 2018 also added an automatic share increase provision that provides for an annual increase on January 1 of each year beginning in 2019 such that the number of shares of common stock authorized for issuance under the Plan is equal to 15% of the total shares of common stock outstanding, on an as converted basis, as of the last day of the immediately preceding fiscal year. The increased number of shares available for issuance under the Plan is subject to adjustment in accordance with certain provisions of the Plan. As of January 1, 2021, the number of shares authorized for issuance increased from 61,359 to 82,142 and there were 30,215 shares of common stock available for issuance under the Plan.

The Plan is administered by the board of directors, which determines the types of awards to be granted, including the number of shares subject to the awards, the exercise price and the vesting schedule. Options granted under the Plan expire no later than ten years from the date of grant. The exercise price of each option may not be less than 100% of the fair market value of the common stock at the date of grant, except if an incentive stock option is granted to a Plan participant possessing more than 10% of the Company’s common stock, as defined by the Plan, the exercise price may not be less than 110% of the fair value of the common stock at the date of grant. Employee stock options generally vest over four years.

Stock Options

On August 18, 2021, the Company granted 15,814 stock options to certain employees. The options vest at 25% on the first anniversary date of the employee retroactively, resulting in a one-time charge of approximately $1.6 million, and the remaining 75% of the option shares vest in as nearly equal amounts as possible on the last day of each of the next 36 months thereafter. There were no stock options granted during the year ended December 31, 2020.

A summary of the status of the Company’s stock options are as follows:

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
		Exercise Price	Contractual	Value
	Shares	Per Share	Life (years)	(in thousands)
Outstanding at December 31, 2019	1	$106,534,131.00
Options granted	—	—
Options exercised	—	—
Options cancelled	—	—
Outstanding at December 31, 2020	1	106,534,131.00		$—
Vested options obtained due to merger	7,329	1,794.00
Options granted	15,814	181.00
Options exercised	(3,654)	114.00
Options cancelled	(1,788)	51,261.50
Outstanding at December 31, 2021	17,702	442.50	8.9	$—
Exercisable at December 31, 2021	12,002	398.50	8.6	—
Vested and expected to vest at December 31, 2021	17,701	501.50	8.9	—

As of December 31, 2021, stock options under the Plan that were outstanding, exercisable and vested, and expected to vest, had no intrinsic value. The unrecognized share-based expense at December 31, 2021 was $0.9 million and will be recognized over a weighted average period of 2.4 years.

Stock option awards outstanding under the Company’s incentive plans have been granted at exercise prices that are equal to the market value of its common stock on the date of grant. Such options generally vest over a period of four years and expire at ten years after the grant date. The Company recognizes compensation expense ratably over the vesting period. The Company uses a Black-Scholes option-pricing model to estimate the fair value of stock options granted, which requires the input of both subjective and objective assumptions as follows:

Expected Term – The estimate of expected term is based on the historical exercise behavior of grantees, as well as the contractual life of the options granted.

Expected Volatility – The expected volatility factor is based on the volatility of the Company’s common stock for a period equal to the term of the stock options.

Risk-free Interest Rate – The risk-free interest rate is determined using the implied yield for a traded zero-coupon U.S. Treasury bond with a term equal to the expected term of the stock options.

Expected Dividend Yield – The expected dividend yield is based on the Company’s historical practice of paying dividends on its common stock.

The Company’s weighted average assumptions used to estimate fair value of stock options granted during the year ended December 31, 2021 were as follows:

Risk-free interest rate	0.01%
Expected term (in years)	10
Expected dividend yield	0.00%
Expected volatility	157.10%

The Company issued no stock options during the year ended December 31, 2020.

Restricted Stock Units

On July 22, 2021, the Company issued two RSU awards each to certain members of management and the Board of Directors totaling 3,610,572 RSU awards. The awards given to the members of management consist of one award which vests at 25% on the first anniversary date of the employee retroactively, resulting in a one-time charge of approximately $7.3 million, and the remaining 75% of the shares vest in as nearly equal amounts as possible on the last day of each of the next 36 months thereafter. The other award vests in as nearly equal amounts as possible on the last day of each of the next 36 months after the date of grant. Both awards given to the Board of Directors vest 50% on the date granted and the remaining 50% on January 1, 2022.

A summary of the Company’s unvested RSUs award activity for the year ended December 31, 2021, were as follows:

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Unvested RSUs at December 31, 2020	—	$—
Granted	72,212	218.00
Vested (1)	(37,986)	218.00
Cancelled/Forfeited	—	—
Non-vested RSUs at December 31, 2021	34,226	218.00
(1)	At December 31, 2021, there were 957 shares of common stock related to RSU awards that have vested and the shares were not released to the participants until January of 2022. The Company recorded a liability to account for these shares and reversed the liability once the shares were issued to the participants.

The fair value of each RSU is the closing price on the Nasdaq of the Company’s common stock on the date of grant. Upon vesting, a portion of the RSU award may be withheld to satisfy the statutory income tax withholding obligation. The remaining RSUs will be settled in shares of the Company’s common stock after the vesting period. The unrecognized compensation cost related to RSUs at December 31, 2021 was $4.6 million and is expected to be recognized over a period of 2.0 years.

Compensation expense related to stock options was recognized as follows:

	Year Ended
	December 31,
	2021	2020
Sales and marketing	$1,221	$—
General and administrative	10,226	1,323
Research and development	1,305	—
Total stock-based compensation expense	$12,752	$1,323

(15)	Income Taxes

Income tax expense (benefit) consists of the following:

	Year ended December 31,
	2021	2020
Deferred:
Federal	$(69)	$(84)
State	9	(2)
Deferred income tax benefit	(60)	(86)
Current:
Federal	—	—
State	11	1
Foreign	(57)	(96)
Total income tax benefit, net	$(106)	$(181)

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year ended December 31,
	2021	2020
Income tax benefit at U.S. federal statutory rate	21.0%	21.0%
State income tax benefit, net of federal benefit	3.3%	4.2%
Stock warrant valuation	(2.2)%	(10.2)%
Goodwill impairment	(7.7)%	—%
Stock-based compensation	(13.0)%	—%
Other permanent differences	(4.3)%	(0.6)%
Change in state tax rate	(0.8)%	(0.3)%
Foreign rate differential	—%	0.5%
Net operating loss true up	0.3%	—%
Other adjustments	2.3%	1.4%
Change in valuation allowance	1.4%	(15.2)%
Effective income tax rate	0.3%	0.8%

The components of deferred tax assets and liabilities are as follows:

	December 31,
	2021	2020
Deferred tax assets:
Start-up costs	$1,225	$1,192
Capitalized research and development costs	408	503
Reserves and accruals	1,679	9,235
Property and equipment	178	133
Research and development credit	3,323	1,194
Lease liability	74	41
Net operating loss carryforwards	54,653	30,156
State and local taxes	2	2
Total gross deferred tax assets	61,542	42,456
Valuation allowance	(61,380)	(39,803)
Deferred tax assets, net of valuation allowance	162	2,653
Intangible assets	(647)	(3,151)
Operating lease right-of-use assets	(70)	(117)
Total gross deferred tax liabilities	(717)	(3,268)
Net deferred tax liability	$(555)	$(615)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Based on the level of historical losses, projections of losses in future periods and potential limitations pursuant to changes in ownership under Internal Revenue Code (“IRC”) Section 382, the Company provided a valuation allowance at both December 31, 2021 and 2020. The remaining net deferred tax liability at both December 31, 2021 and 2020 is the result of the deferred tax liability associated with the indefinite-lived intangible asset less the deferred tax asset associated with U.S. federal net operating loss that do not expire. The Company has a policy that NOL’s are shown gross with valuation allowances with respect to IRC 382 limitations.

As of December 31, 2021 and 2020, the Company had U.S. federal net operating loss carryforwards of $178.2 million and $77.2 million, respectively. Of the total U.S. federal net operating loss carryforwards at December 31, 2021, $1.2 million is subject to a 20 year carryover period and began expiring in 2021. Losses generated beginning in 2018 will carryover indefinitely. The Company had state net operating loss carryforwards of $280.9 million and $222.4 million at December 31, 2021 and 2020, respectively and had foreign net operating loss carryforwards of $0.2 million and $0.3 million at December 31, 2021 and 2020, respectively. Net operating loss carryforwards of the Company are subject to review and possible adjustment by the taxing authorities. With certain exceptions (e.g. the net operating loss carryforwards), the Company is no longer subject to U.S. federal, state or local examinations by tax authorities for years prior to 2016. There are no tax examinations currently in progress.

The Company’s ability to utilize its net operating loss carryforwards, tax credits, and built-in items of deduction, including capitalized start-up costs and research and development costs, has been, and may continue to be substantially limited due to ownership changes. These ownership changes limit the amount of net operating loss carryforwards, credits and built-in items of deduction that can be utilized annually to offset future taxable income. In general, an ownership change, as defined in IRC Section 382, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50% of the outstanding stock of a company by certain stockholders or public groups. In 2021, the Company completed an IRC Section 382 review and determined that ownership changes had occurred, which resulted in the determination that $82.5 million and $91.0 million of U.S. federal and state net operating losses, respectively would expire unused. Additionally, it was determined that $3.4 million of U.S. federal research and development credits would also expire unused. Due to the valuation allowance against deferred tax assets at December 31, 2021, the net effect of this, and any further, limitation will have no impact on results of operations.

The Company has adopted accounting standards which prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company had no amounts of unrecognized tax benefits that, if recognized, would affect its effective income tax rate for the years ended December 31, 2021 and 2020. The Company’s policy is to classify interest and penalties related to income tax expense as tax expense. As of December 31, 2021, the Company had no amount accrued for the payment of interest and penalties related to unrecognized tax benefits.

(16)	Commitments and Contingencies

Employee Arrangements and Other Compensation

Certain members of management are entitled to severance benefits payable upon termination following a change in control, which would approximate $1.8 million at December 31, 2021. The Company also has agreements with certain employees to pay bonuses based on targeted performance criteria. As of December 31, 2021 and 2020, approximately $0.9 million and $1.3 million, respectively, was accrued for performance bonuses, which is included in accrued liabilities in the consolidated balance sheets.

Purchase Commitments

The Company generally purchases its products and accessories from a limited group of third-party suppliers through purchase orders. The Company had $4.1 million of purchase commitments as of December 31, 2021, for which the Company has not received the goods or services and which are expected to be purchased primarily within one year. These purchase commitments were made to secure better pricing and to ensure the Company will have the necessary inventory to meet anticipated near term demand. Although open purchase orders are considered enforceable and legally binding, the Company may be able to cancel, reschedule, or adjust requirements prior to supplier fulfillment.

Litigation

On August 6, 2021, Cowen and Company, LLC filed a complaint against ReShape, as successor in interest to Obalon Therapeutics, in the Supreme Court of the State of New York based on an alleged breach of contract arising out of Cowen’s prior engagement as Obalon’s financial advisor. The complaint alleges that Cowen is entitled to be paid a $1.35 million fee in connection with ReShape’s merger with Obalon under the terms of Cowen’s engagement agreement with Obalon. The complaint also seeks reimbursement of Cowen’s attorneys’ fees and interest in connection with its claim. The Company is unable to predict the ultimate outcome of this matter; therefore, no amounts have been accrued. The Company intends to vigorously defend this matter.

On August 18, 2021, H.C. Wainwright & Co., LLC filed a complaint against ReShape in the Supreme Court of the State of New York based on an alleged breach of contract arising out of Wainwright’s prior engagement by ReShape in connection with certain capital raising transactions by ReShape. The complaint alleges that Wainwright is entitled to be paid a fee in connection with ReShape’s capital raising transaction under the warrant exercise agreement that ReShape entered into on June 28, 2021. Wainwright alleges that its June and September 2019 engagement agreements with ReShape require ReShape to pay Wainwright a cash fee equal to 8.0% of the gross proceeds that ReShape received from the exercise of warrants issued pursuant to those engagement agreements, including warrants that were exercised in the June 2021 transaction. The complaint also seeks reimbursement of Wainwright’s attorneys’ fees and interest in connection with its claim. The Company is unable to predict the ultimate outcome of this matter or estimate a range of possible exposure; therefore, no amounts have been accrued. The Company intends to vigorously defend this matter.

Product Liability Claims

The Company is exposed to product liability claims that are inherent in the testing, production, marketing and sale of medical devices. Management believes any losses that may occur from these matters are adequately covered by insurance, and the ultimate outcome of these matters will not have a material effect on the Company’s financial position or results of operations. The Company is not currently a party to any product liability litigation and is not aware of any pending or threatened product liability litigation that could have a material adverse effect on the Company’s business, operating results or financial condition.

(17)	Subsequent Events

On February 16, 2022, the Company renewed the office space lease in San Clemente, California for one year. This lease renewal will commence on July 1, 2022, and end on June 30, 2023. The total estimated payments under this lease renewal are $0.3 million.

(18)	Revision of Previously Issued Financial Statement for Correction of Immaterial Errors

The Company revised the statement of operations for the periods ended December 31, 2021 and 2020, to reflect the correction of an immaterial error in the computation of the weighted average shares used to compute basic and diluted net loss per share. This revision has no impact on the Company’s net loss or accumulated deficit.

The following table summarizes the effect of the revision on each financial statement line item for the periods ended as indicated and what the final revised balances are with the effect of the 1-for-50 reverse stock split.

	Consolidated Statement of Operations
				Adjusted for
	As Previously			Reverse
	Reported	Adjustment	As Revised	Stock Split
For the year ended December 31, 2020
Net loss per share - basic and diluted:
Net loss per share - basic and diluted	$(5.54)	$(0.1)	$(5.55)	$(277.43)
Shares used to compute basic and diluted net loss per share	3,904,762	(6,612)	3,898,150	77,965
For the year ended December 31, 2021
Net loss per share - basic and diluted:
Net loss per share - basic and diluted	$(5.00)	$(0.67)	$(5.67)	$(283.42)
Shares used to compute basic and diluted net loss per share	12,378,502	(1,452,519)	10,925,983	218,522

RESHAPE LIFESCIENCES INC.

PRELIMINARY PROSPECTUS

[●] UNITS CONSISTING OF COMMON STOCK, OR PRE-FUNDED WARRANTS TO PURCHASE SHARES OF COMMON STOCK, AND WARRANTS TO PURCHASE SHARES OF COMMON STOCK

Maxim Group LLC

, 2022

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of our common stock being registered. All the amounts shown are estimates except the SEC registration fee.

Amount to be
paid
SEC registration fee	$2,265
FINRA filing fee	5,000
Accounting fees and expenses	200,000
Legal fees and expenses	200,000
Miscellaneous fees and expenses	22,735
Total	$430,000

Item 14. Indemnification of Directors and Officers

General Corporation Law of the State of Delaware

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock purchases or redemptions in the case of a director, for any transaction from which the director or officer derived an improper personal benefit, or in any action by or in the right of the corporation in the case of an officer.

Certificate of Incorporation

As permitted by the DGCL, our charter contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s duty of loyalty to us or our stockholders;
●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or
●	any transaction from which the director derived an improper personal benefit.

Bylaws

As permitted by the DGCL, our bylaws provide that:

●	we are required to indemnify our directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;
●	we may indemnify its other employees and agents as set forth in the DGCL;
●	we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and
●	the rights conferred in the restated bylaws are not exclusive.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our charter and bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of ReShape for which indemnification is sought. The indemnification provisions in our charter, bylaws and the indemnification agreements to be entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

Insurance Policies

We have director and officer insurance providing for indemnification for our directors and officers for certain liabilities, and such insurance provides for indemnification of our directors and officers for liabilities under the Securities Act of 1933, as amended.

Item 15. Recent Sales of Unregistered Securities

Other Sales of Unregistered Securities

●	On March 25, 2020, ReShape entered into a Credit Agreement (as amended from time to time, the “Credit Agreement”) with Armistice Capital Master Fund Ltd. (“Armistice”) pursuant to which ReShape borrowed the principal amount of $2.5 million, with the option to borrow up to an additional $1.0 million pursuant to delayed draw term loans. Pursuant to the Credit Agreement, Armistice agreed to exercise warrants it currently holds to purchase 101,717 shares of common stock of ReShape with a current exercise price of $6.00 per share. As an inducement to Armistice to enter into the Credit Agreement, ReShape issued to Armistice a warrant to purchase an aggregate of 24,000 shares of common stock at an exercise price of $185.00 per share. The warrant was issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving any public offering.
●	On September 14, 2020, ReShape and Armistice entered into an amendment to an amendment to the Credit Agreement that increased the amount available under delayed draw term loans by $2 million. As an inducement to Armistice to enter into the amendment and make the additional loans contemplated thereby, ReShape issued to Armistice a warrant dated September 14, 2020 to purchase an aggregate of 24,000 shares of the ReShape’s common stock with an exercise price per share of common stock equal to $162.50, the closing market price of the common stock on the date of the warrant. The warrant was issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving any public offering.
●	On December 16, 2020, ReShape and Armistice entered into an amendment to the Credit Agreement that increased the amount available under delayed draw term loans by $4 million. As an inducement to Armistice to enter into the amendment and make the additional loans contemplated thereby, ReShape issued to Armistice a warrant dated December 16, 2020 to purchase an aggregate of 80,000 shares of ReShape’s common stock with an exercise price per share of common stock equal to $175.00. The warrant was issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving any public offering.
●	On January 19, 2021, ReShape and Armistice entered into an amendment to the Credit Agreement pursuant to which ReShape borrowed an additional $1.0 million. As an inducement to Armistice to enter into the amendment and make the additional loan contemplated thereby, ReShape issued to Armistice a warrant to purchase an aggregate of 20,000 shares of ReShape’s common stock, with an exercise price per share equal to $175.00. The warrant was issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving any public offering.
●	On June 28, 2021, ReShape entered into a warrant exercise agreement with existing accredited investors to exercise certain outstanding warrants to purchase up to an aggregate of 158,588 shares of ReShape’s common stock. In consideration for the immediate exercise of the warrants for cash, the exercising holders received new unregistered warrants to purchase up to an aggregate of 118,941 shares (equal to 75% of the shares of common stock issued in connection with the exercise) of ReShape’s common stock in a private placement pursuant to Section 4(a)(2) of the Securities Act. The investors paid a cash purchase price for the new warrants equal to $4.69 per share of common stock underlying the new warrants. In connection with the exercise, ReShape also agreed to reduce the exercise price of certain of the existing warrants to $300.00, which was equal to the most recent closing price of ReShape’s common stock on The Nasdaq Capital Market prior to the execution of the warrant exercise agreement.

The new warrants were exercisable immediately upon issuance at an exercise price of $300.00 per share and have a term of exercise equal to five years. ReShape agreed to file a resale registration statement on Form S-3 within 30 days with respect to the new warrants and the shares of common stock issuable upon exercise of the new warrants. The warrant exercise agreement and the new warrants each include a beneficial ownership limitation that prevents any of the investors from owning more than 9.99% of ReShape’s outstanding common stock at any time.

The gross proceeds to ReShape from the exercise and the sale of the new warrants was approximately $46 million, prior to deducting placement agent fees and estimated offering expenses. ReShape used approximately $10.8 million of the net proceeds to repay in full the outstanding principal and accrued interest under its secured credit agreement dated March 25, 2020, as amended. ReShape intends to use the remainder of the net proceeds for working capital and general corporate purposes.

Maxim Group LLC (“Maxim”) acted as the exclusive placement agent for the exercise. Pursuant to an amendment, dated June 28, 2021, to its existing engagement agreement with Maxim, ReShape has agreed to pay Maxim an aggregate cash fee equal to 7.0% of the gross proceeds received by ReShape from the exercise and the sale of the new warrants and certain other expenses.

●	On July 16, 2021, ReShape entered into an exchange agreement with existing institutional investors to exchange certain outstanding warrants for shares of common stock and new warrants to purchase common stock. The investors held common stock purchase warrants issued by ReShape prior to the merger of Obalon Therapeutics, Inc. and ReShape Lifesciences Inc. The merger constituted a fundamental transaction under the exchange warrants and, as a result thereof, pursuant to the terms and conditions of the exchange warrants, the investors were entitled to a cash payment equal to the Black Scholes value of the exchange warrants, calculated in accordance with the terms of the exchange warrants (the “Black Scholes Payment”).

Subject to the terms and conditions set forth in the exchange agreement and in reliance on Section 3(a)(9) of the Securities Act, in lieu of the Black Scholes Payment, ReShape and the investors agreed to exchange all of the exchange warrants for (a) a total of 10,098 shares of common stock, which was calculated by dividing the Black Scholes Payment by $201.90, which was equal to 95% of the closing market price of ReShape’s common stock on The Nasdaq Capital Market on July 16, 2021 and (b) new warrants to purchase up to a total of 8,000 shares of common stock at an exercise price equal to $201.90 with a term of five years.

●	On June 16, 2022, ReShape entered into a warrant exercise agreement with an existing accredited investor to exercise certain outstanding warrants to purchase up to an aggregate of 74,773 million shares of ReShape’s common stock. In consideration for the immediate exercise of the existing warrants for cash, the exercising holders received new unregistered warrants to purchase up to an aggregate of 74,773 million shares (equal to 100% of the shares of common stock issued in connection with the exercise) of ReShape’s common stock in a private placement pursuant to Section 4(a)(2) of the Securities Act. In connection with the exercise, ReShape also agreed to reduce the exercise price of the existing warrants and 32,190 remaining unexercised warrants from $300.00 to $33.33 per share, which is equal to the most recent closing price of ReShape’s common stock on The Nasdaq Capital Market prior to the execution of the warrant exercise agreement.

The new warrants were exercisable immediately upon issuance at an exercise price of $33.33 per share and have a term of exercise equal to seven and one-half years. ReShape agreed to file a resale registration statement on Form S-3 within 30 days with respect to the new warrants and the shares of common stock issuable upon exercise of the new warrants. The warrant exercise agreement and the new warrants each include a beneficial ownership limitation that prevents the investor from owning more than 4.99% of ReShape’s outstanding common stock at any time.

The gross proceeds to ReShape from the exercise was approximately $2.5 million, prior to deducting warrant inducement agent fees and estimated offering expenses. ReShape intends to use the remainder of the net proceeds for commercial growth, working capital and general corporate purposes.

Maxim acted as the exclusive warrant inducement agent and financial advisor to ReShape for the exercise. ReShape agreed to pay Maxim an aggregate cash fee equal to 7.0% of the gross proceeds received by ReShape from the exercise.

●	On November 8, 2022, ReShape entered into a securities purchase agreement with a certain institutional investor, pursuant to which ReShape agreed to issue and sell to the investor in a registered direct offering (the “Registered Offering”) (i) 47,851 shares of the Company’s common stock, (ii) 50 shares of the Company’s Series D Mirroring Preferred Stock, par value $0.001 per share and stated value of $0.001 per share (the “Series D Preferred Stock”), and (iii) pre-funded warrants to purchase an aggregate of 9,842 shares of common stock. Each share of common stock was sold at a price of $13.00 per share, each share of Series D Preferred Stock was sold a price of $0.001 per share, and each pre-funded warrant was sold at an offering price of $12.95 per share underlying such pre-funded warrants, for aggregate gross proceeds of $750,000 before deducting the placement agent’s fees and the offering expenses.

Under the securities purchase agreement, ReShape also agreed to issue and sell to the investor in a concurrent private placement warrants to purchase an aggregate of 57,693 shares of common stock. The warrants have an exercise price of $15.00 per share, will be exercisable six months following the date of issuance, and will expire five years following the initial exercise date.

Maxim acted as the exclusive placement agent in connection with the offering and received a cash fee equal to 7.0% of the gross proceeds received by ReShape from the sale of the securities in offering, as well as reimbursement for certain expenses, and warrants to purchase up to 2,885 shares of common stock, which is equal to 5.0% of the aggregate amount of shares of common stock (or common stock equivalents in the form of pre-funded warrants) issued in the offering, at an exercise price of $15.00 per share.

The warrants to purchase an aggregate of 2,884,615 shares of common stock were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder and, along with the shares of common stock issuable upon the exercise of such warrants, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to an accredited investor.

Item 16.Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit	Description
1.1**	Form of Underwriting Agreement

3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Obalon’s Registration Statement on Form S-1, filed with the SEC on September 26, 2016).

3.2	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Obalon’s Current Report on Form 8-K, filed with the SEC on June 14, 2018).

3.3	Certificate of Second Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Obalon’s Current Report on Form 8-K, filed with the SEC on July 24, 2019).

3.4	Third Amendment to the Amended and Restated Certificate of Incorporation of ReShape (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by ReShape on June 15, 2021).

3.5	Fourth Amendment to the Amended and Restated Certificate of Incorporation of ReShape (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by ReShape on June 15, 2021).

3.6	Fifth Amendment to the Amended and Restated Certificate of Incorporation of ReShape (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by ReShape on December 28, 2022).

3.7

Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed by ReShape on June 15, 2021).

3.8	Restated Bylaws (incorporated by reference to Exhibit 3.4 to Obalon’s Registration Statement on Form S-1, filed with the SEC on September 26, 2016).

4.1**	Form of Common Warrant

4.2**	Form of Pre-Funded Warrant

4.3**	Form of Underwriters’ Warrant

4.4**	Form of Warrant Agency Agreement between ReShape and American Stock Transfer & Trust Company, LLC

5.1**	Opinion of Fox Rothschild LLP as to the validity of the securities being registered.

10.1

Second Amended and Restated 2003 Stock Incentive Plan, as amended on May 23, 2018 (incorporated by reference to Exhibit 10.2 to ReShape’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 25, 2018).

10.2	2022 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to ReShape’s Current Report on Form 8-K filed on December 20, 2022).

10.3

Form of Indemnification Agreement entered into by and between ReShape and each of its executive officers and directors. (Incorporated herein by reference to Exhibit 10.17 to Amendment No. 1 to ReShape’s Registration Statement on Form S-1 filed on July 6, 2007 (File No. 333-143265)).

10.4

Employment Agreement, dated November 1, 2022, by and between ReShape and Paul F. Hickey (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by ReShape on November 14, 2022).

10.5

Executive Employment Agreement, dated October 29, 2019, by and between ReShape and Thomas Stankovich (incorporated by reference to Exhibit 10.5 to the Annual Report on Form 10-K filed by ReShape on April 8, 2022).

Exhibit	Description

10.6	Retention Bonus Agreement, dated August 2, 2022, between ReShape and Thomas Stankovich (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by ReShape on August 2, 2022).

10.7

Lease agreement, entered into January 20, 2017, by and between ReShape Medical, Inc. and San Clemente Holdings, LLC (incorporated by reference to Exhibit 10.38 to ReShape’s Annual Report on Form 10-K filed on April 2, 2018).

10.8

Fourth Amendment to Lease dated May 31, 2018 between Gildred Development Company, DBA Ocean Point and Obalon Therapeutics, Inc. (incorporated by reference to Exhibit 10.1 to ReShape’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2018).

10.9

Clinical Trial Agreement by and between ReShape and Southern California Permanente Medical Group effective as of June 1, 2017 (Incorporated herein by reference to Exhibit 10.1 to ReShape’s Quarterly Report on Form 10-Q filed on May 15, 2017 (File No. 1-33818)).

10.10

Warrant Exercise Agreement, dated June 16, 2022, by and among ReShape Lifesciences Inc. and the investor party thereto (incorporated by reference to Exhibit 10.1 to ReShape’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 23, 2022).

10.11

Form of Warrant Amendment Agreement, dated November 8, 2022, by and between ReShape Lifesciences Inc. and the investor party thereto (incorporated by reference to Exhibit 10.1 to ReShape’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 14, 2022).

21.1	Subsidiaries of ReShape Lifesciences Inc. (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed by ReShape on April 8, 2022),

23.1**	Consent of Fox Rothschild LLP relating to opinion as to validity of the securities being registered (included in Exhibit 5.1 hereto).

23.2*	Consent of BDO USA LLP.

24.1*	Power of Attorney (included on the signature page to this registration statement).

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107*	Calculation of Filing Fee Table
*	Filed herewith.
**	To be filed by amendment.

(b)Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x)) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date;
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on January 12, 2023.

RESHAPE LIFESCIENCES INC.

By:	/s/ Paul F. Hickey
Name: Paul F. Hickey
Title: President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of ReShape Lifesciences Inc., a Delaware corporation, hereby constitute and appoint Paul F. Hickey and Thomas Stankovich, and each of them individually, as the true and lawful agent and attorney-in-fact of the undersigned with full power and authority in said agent and attorney-in-fact to sign for the undersigned and in their respective names as an officer/director of the company, any and all amendments (including post-effective amendments) to this registration statement on Form S-1 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Paul F. Hickey	President and Chief Executive Officer and Director	January 12, 2023
Paul F. Hickey	(Principal Executive Officer)

/s/ Thomas Stankovich	Chief Financial Officer	January 12, 2023
Thomas Stankovich	(Principal Financial Officer and Principal Accounting Officer)

/s/ Dan W. Gladney	Director	January 12, 2023
Dan W. Gladney

/s/ Gary D. Blackford	Director	January 12, 2023
Gary D. Blackford

/s/ Lori C. McDougal	Director	January 12, 2023
Lori C. McDougal

/s/ Arda M. Minocherhomjee, Ph.D.	Director	January 12, 2023
Arda M. Minocherhomjee, Ph.D.